As filed with the Securities and Exchange Commission on September 3, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

Smithfield Foods, Inc.
(Exact name of registrant as specified in its charter)

_____________________________________

Virginia	2013	52-0845861
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 Commerce Street
Smithfield, Virginia 23430
(757) 365-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________________

C. Shane Smith
President and Chief Executive Officer
Smithfield Foods, Inc.
200 Commerce Street
Smithfield, Virginia 23430
(757) 365-3000
(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)
_____________________________________

With copies to:

Colin Diamond Brandon Bortner Paul Hastings LLP 200 Park Avenue New York, New York 10166 Tel: (212) 318-6000	Tennille Checkovich Chief Legal Officer Smithfield Foods, Inc. 200 Commerce Street Smithfield, Virginia 23430 Tel: (757) 365-3000	Andrew J. Pitts Ryan J. Patrone Cravath, Swaine & Moore LLP Two Manhattan West 375 Ninth Avenue New York, New York, 10001 Tel: (212) 474-1000

_____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Preliminary Prospectus

(Subject to completion, dated September 3, 2025)

16,000,000 Shares

Smithfield Foods, Inc.

Common Stock

___________________________________

SFDS UK Holdings Limited, or the selling shareholder, an indirect wholly owned subsidiary of our parent company, WH Group Limited, or WH Group, is offering 16,000,000 shares of our common stock, or the firm shares. We will not receive any proceeds from the sale of stock by the selling shareholder. Our common stock is listed on the Nasdaq Global Select Market under the symbol “SFD.” On September 2, 2025, the last reported sales price of our common stock on the Nasdaq Global Select Market was $25.51 per share.

After the completion of this offering, WH Group will beneficially own approximately 88.7% of our shares of common stock (or 88.0% if the underwriters exercise in full their option to purchase additional shares of our common stock). As a result, we will continue to be a “controlled company” within the meaning of the corporate governance standards of The Nasdaq Stock Market LLC, or Nasdaq, and will continue to qualify for, and intend to continue to rely on, exemptions from certain corporate governance requirements. There is no single shareholder or group of shareholders that owns 50% or more of the voting power of WH Group as of the date of this prospectus. As a result, WH Group is not considered a controlled company within the meaning of the corporate governance standards of Nasdaq.

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Investing in our common stock involves risks. See “Risk Factors” beginning on page 29 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to the selling shareholder	$	$

____________

(1)      See “Underwriting” for additional information regarding underwriting compensation.

At our request, the underwriters have reserved up to 1% of the shares of our common stock offered by this prospectus for sale at the public offering price through a directed share program to our directors, officers and certain of our employees. See “Underwriting — Directed Share Program.”

The selling shareholder has granted the underwriters a 30-day option from the date of this prospectus to purchase up to 2,400,000 additional shares of our common stock, or the additional shares, at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions and subject to adjustment in the event we declare dividends payable on the firm shares but not the additional shares. We will not receive any proceeds from the sale of stock by the selling shareholder pursuant to any exercise of the underwriters’ option to purchase additional shares.

Long Wan, the chairman of our board of directors and the chairman of WH Group, has indicated an interest in purchasing up to 1.8 million shares of our common stock offered in this offering at the public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, Mr. Wan may determine to purchase more, fewer, or no shares in this offering, or the underwriters may determine to sell more, fewer, or no shares to him. The underwriters will receive the same underwriting discounts and commissions on any shares of our common stock purchased by Mr. Wan as they will from the other shares of our common stock sold in this offering.

The underwriters expect to deliver the shares on or about            , 2025 through the book-entry facilities of The Depository Trust Company.

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Morgan Stanley	BofA Securities	Barclays

The date of this prospectus is            , 2025.

We, the selling shareholder and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in and incorporated by reference into this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. We, the selling shareholder and the underwriters take no responsibility for, and cannot assure you as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information contained in and incorporated by reference into this prospectus is current only as of the date of this prospectus or the date of the document incorporated by reference herein, as applicable, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, results of operations or financial condition may have changed since those dates.

We, the selling shareholder and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Smithfield,” “our company,” “we,” “us” and “our” refer to Smithfield Foods, Inc., a Virginia corporation and its consolidated subsidiaries.

Prior to August 26, 2024, we conducted business operations in the United States, Mexico and Europe. On August 26, 2024, we completed the carve out of our European operations, or the European Carve-out, pursuant to which we transferred our operations in Europe to WH Group. Following the European Carve-out, we principally engage in operations in the United States and Mexico. Unless otherwise expressly stated or the context otherwise requires, the description of our business included or incorporated by reference in this prospectus reflects our business after giving effect to the European Carve-out. The results of operations, assets and liabilities, and cash flows of the European operations as presented in our consolidated financial statements included or incorporated by reference in this prospectus have been condensed into separate line items and presented in the consolidated statements of income, the consolidated balance sheets and the consolidated statements of cash flows, respectively, as discontinued operations for all periods presented. Unless otherwise expressly stated, the financial information of our company included or incorporated by reference in this prospectus reflects the historical financial statements of Smithfield, as retroactively adjusted to remove the impact of the discontinued operations where applicable.

Industry and Market Data

Within or incorporated by reference in this prospectus, we reference information and statistics regarding the market for our products. We have obtained some of this information and statistics from various independent third-party sources, including government agencies, independent industry publications, reports by market research firms and other independent sources. Some data and other information contained or incorporated by reference in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of internal surveys and independent sources. Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within this industry. In addition, assumptions and estimates of our and our industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Forward-Looking Statements.”

The sources of certain statistical data, estimates and forecasts contained or incorporated by reference in this prospectus include the following independent industry publications or reports:

•        Business Research Insights, “Dry Sausage Market Size, Share, Growth, and Industry Analysis, By Type (Pork Dry Sausage, Beef Dry Sausage, Poultry Dry Sausage), By Application (Pizza, Ready to Eat Food, Meals), Regional Forecast to 2031,” last updated September 9, 2024;

•        Circana Retail/Deli database, last accessed June 2025;

•        Euromonitor International Limited, Global & U.S. Meat report;

•        Euromonitor International Limited, Meat & Value-Added report;

•        International Food Information Council, 2024 IFIC Food & Health Survey;

•        Ipsos, “Nearly nine in ten Americans consume meat as part of their diet,” https : //www . ipsos.com/en-us/news-polls/nearly-nine-ten-americans-consume-meat-part-their-diet, May 12, 2021;

•        Mintel Group — Reports:

•        Protein and Protein Alternatives — US — 2024 (April 24, 2024);

•        Bacon and Lunchmeat — US — 2023 (September 30, 2023);

•        Hot Dogs and Sausages — US — 2023;

•        Protein and Protein Alternatives — US — 2022; and

ii

•        Grocery Retailing — US — 2024 (June 26, 2024);

•        National Hog Farmer, “NHF Snapshot — Packer Capacity,” May/June 2024 Issue;

•        Organization for Economic Co-operation and Development, “Indicators — Meat Consumption, OECD-FAO Agricultural Outlook,” 2023-2032; and

•        Progressive Grocer, “The PG 100: The Top Food Retailers in North America,” May 20, 2024.

Trademarks, Trade Names, Service Marks and Copyrights

We own or have rights to use various trademarks, tradenames, service marks and copyrights, which are protected under applicable intellectual property laws, including, for example: Smithfield, Eckrich, Farmland, Armour, Farmer John, Kretschmar, John Morrell, Cook’s, Gwaltney, Carando, Margherita, Curly’s and Smithfield Culinary. This prospectus and the information incorporated by reference herein also contains trademarks, tradenames, service marks and copyrights of other companies, which are, to our knowledge, the property of their respective owners. Solely for convenience, certain trademarks, tradenames, service marks and copyrights referred to in this prospectus or the documents incorporated by reference herein may appear without the ©, ®, and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, tradenames, service marks and copyrights. We do not intend our use or display of other parties’ trademarks, tradenames, service marks or copyrights to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of us by, these other parties.

Presentation of Financial Information

Our fiscal year is the 52-week or 53-week period which ends on the Sunday nearest to December 31. Unless otherwise noted, all references to “2024,” “2023,” and “2022” are to the 52-week periods ended December 29, 2024, December 31, 2023, and January 1, 2023, respectively.

Our unaudited interim condensed consolidated financial statements as of June 29, 2025 and for the six months ended June 30, 2024 and June 29, 2025 incorporated by reference in this prospectus were prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, which requires us to make estimates and use assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. It is possible that actual results could differ materially from those estimates. The information reflects all normal recurring adjustments that we believe are necessary to present fairly the financial position and results of operations for all periods included. Totals and percentages may be affected by rounding. The unaudited interim condensed consolidated financial statements as of June 29, 2025 and for the six months ended June 30, 2024 and June 29, 2025 incorporated by reference in this prospectus are unaudited, and all information contained or incorporated by reference in this prospectus with respect to such periods is also unaudited.

Non-GAAP Measures

This prospectus contains certain financial measures, including Adjusted Net Income, Adjusted Net Income Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt, and Ratio of Net Debt to Adjusted EBITDA that are not required by, or prepared in accordance with, GAAP. We refer to these measures as “non-GAAP” financial measures. See “Prospectus Summary — Summary Historical Consolidated Financial and Other Information — Non-GAAP Measures” for our definitions of these non-GAAP measures, information about how and why we use these non-GAAP measures and a reconciliation of each of these non-GAAP measures to its most directly comparable financial measure calculated in accordance with GAAP. You should be aware that our presentation of these and other non-GAAP financial measures in this prospectus or incorporated by reference herein may not be comparable to similarly titled measures used by other companies.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus and the information incorporated herein by reference carefully, including “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus, before making an investment decision.

Our Mission

Good food. Responsibly.® At Smithfield, we are helping to feed a world of nearly eight billion people. Our products are found on tables everywhere. We provide families with wholesome, safe and affordable food while finding new and innovative ways to care for our people, communities, animals and planet. It is our responsibility and our promise. We make more than good food. Good is what we do.

Our Company

Smithfield is an American food company and an industry leader in value-added packaged meats and fresh pork with over $14 billion in annual sales. We employ approximately 32,000 people in the United States and approximately 2,500 people in Mexico. We maintain high-quality standards, meeting demand through our strong relationships with thousands of U.S. family farmers and blue-chip global customers. We are a market leader due to our scale, diverse portfolio of strong brands and products and reputation as a trusted partner known for quality. We market our products under a leading portfolio of iconic brands including Smithfield, Eckrich and Nathan’s Famous, among many others.

Our ambition is to be the most trusted food and protein company in North America as we feed people in the United States and around the world, while embracing a culture of responsibility, operational excellence and innovation. We produce and distribute a wide variety of packaged meats and fresh pork products both domestically and abroad. We conduct our operations through three reportable segments: Packaged Meats, Fresh Pork and Hog Production. We are a leading provider of packaged meats in the United States, with the number two branded market position by volume across the 25 key packaged meats categories in which we compete, according to Circana. These 25 key packaged meats categories represent a total addressable market opportunity of $46 billion annually, of which we had an approximate 20% market share by volume (including our private label sales) as of December 2024. We are also the largest fresh pork processor in the United States with approximately 23% market share as of May/June 2024, according to National Hog Farmer. We sell our products across diverse channels including retail and foodservice, distributing in all 50 states in the United States, as well as export markets. We are a leading exporter of pork and pork products, with export sales representing 12% and 13% of our total sales for the six months ended June 29, 2025 and the fiscal year ended December 29, 2024, respectively.

Our Packaged Meats segment is the cornerstone of our business with a value-added product portfolio and profitability that has more than doubled since 2014. Alongside our Packaged Meats segment, our Fresh Pork and Hog Production segments remain integral parts of our business, providing significant scale and operational benefits in support of our product offerings and our ability to meet demand consistently across economic cycles. We believe our emphasis on value-added packaged meats, along with our commitment to food quality, strong financial position and steadfast devotion to our stated mission, will continue delivering value for our shareholders.

Smithfield’s supply chain includes company-owned and contract farms in the United States and Mexico, as well as long-standing relationships with more than 4,000 independent U.S. family farms who meet our animal care and quality standards. Our model offers a resilient supply chain, providing us with several competitive advantages, including an assured supply of consistent, high-quality protein, the ability to innovate and lead in areas such as group-housed pork and the ability to deliver differentiated products to meet customer specifications. We operate 38 facilities producing fresh pork and packaged meats in the United States and one fresh pork facility in Mexico, and we focus on continually optimizing our operations by identifying opportunities to reduce costs and increase flexibility to meet market demand. Additionally, we remain committed to investing in innovation across our products, packaging and manufacturing processes. We seek to be the supplier of choice to our customers and maintain our reputation for high-quality, safe and delicious products.

A New Smithfield in the Public Eye

Founded in 1936, we began as a pork processing operation named The Smithfield Packing Company. Through a series of acquisitions beginning in the 1980s, we became the largest fresh pork processor in the United States. In 2013, Smithfield was taken private and became a wholly owned subsidiary of Hong Kong-based WH Group, which has been publicly traded on the Main Board of The Stock Exchange of Hong Kong Limited since 2014. Through its subsidiaries, WH Group is principally engaged in the production and sale of packaged meats and pork.

Following the acquisition of Smithfield by WH Group, we focused on integrating our independent operating companies into a cohesive business. Our “One Smithfield” initiative unified our operations, brands and employees under one corporate umbrella, achieving synergies and enhancing profitability through disciplined cost management and balance sheet strength.

In recent years, we have transformed into a differentiated American food company with a leading position in value-added packaged meats and fresh pork, and our headquarters remains in our namesake town of Smithfield, Virginia.

In August 2024, we completed a carve-out of our European operations to focus our local management teams on the different market dynamics of North America and Europe. Pursuant to the European Carve-out, our operations in Europe were transferred to WH Group.

Led by growth in our Packaged Meats segment, our product portfolio has evolved to a higher concentration of value-added packaged meats offerings, significantly improving profitability. Additionally, we have reduced complexity and improved our cost structure in our plant operations by rationalizing our SKU count. From the start of 2019 through the end of 2024, we have reduced our Packaged Meats SKU count by over 40% and increased volume velocity (pounds/item) by over 60%.

The growth in our Packaged Meats segment has helped to increase our overall scale and profit margins and to stabilize our earnings and cash flows during volatile commodity cycles and economic downturns. This is the anchor of our strong financial position and fuels continued investment in our business. We have invested over $3 billion in capital expenditures since 2013, driving our organic growth strategy and improving our operations, including automating processes.

The following table sets forth certain metrics for our business for 2014 and 2024 and highlights our strategic growth and evolution led by our Packaged Meats segment.

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(1)      Based on our historical financial statements for the year ended December 28, 2014, which are not included or incorporated by reference in this prospectus. We do not believe the adoption of accounting standards after that date would have a material effect on the financial measures presented. See “Prospectus Summary — Summary Historical Consolidated Financial and Other Information” for more information.

(2)      Ratio of Net Debt to Adjusted EBITDA is defined as net debt divided by Adjusted EBITDA. Net debt is defined as long-term debt and finance lease obligations, including the current portion, minus cash and cash equivalents. Ratio of Net Debt to Adjusted EBITDA is a non-GAAP measure that should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with GAAP. For additional information regarding Ratio of Net Debt to Adjusted EBITDA, including a reconciliation to ratio of total debt and finance lease obligations to net income from continuing operations to net income, the most directly comparable GAAP measure, see “Prospectus Summary — Summary Historical Consolidated Financial and Other Information.”

Packaged Meats Segment

The Packaged Meats segment produces a wide variety of value-added products and sells them primarily in the United States. For the six months ended June 29, 2025, the segment had $4.1 billion in sales, comprising 54% of our total sales, $567 million in operating profit, comprising 97% of our total operating profit and a 13.8% operating profit margin. For the fiscal year ended December 29, 2024, the segment had $8.3 billion in sales, comprising 59% of our total sales, $1,168 million in operating profit, comprising 105% of our total operating profit and a 14.0% operating profit margin. For the year ended December 31, 2024, we sold approximately 2.8 billion pounds of packaged meats products. The segment has achieved strong growth with a fiscal year 2014 to fiscal year 2024 operating profit compound annual growth rate, or CAGR, of 9.4%.

Our Packaged Meats portfolio is diversified across product categories, brands and channels and spans all meal occasions. For the twelve months ended June 29, 2025, 64% of the segment sales were conducted through the retail channel, 30% through the foodservice channel and 6% through the industrial channel (i.e., other protein processors) and other.

We serve 100% of the top 10 ranked national grocery retailers, as identified by Progressive Grocer based on 2024 annual sales, including blue-chip customers, such as Walmart, Sam’s Club, Costco, Kroger and Albertsons. In the foodservice industry, we serve approximately 70% of the top 50 ranked national foodservice chains, including McDonald’s, Subway, IHOP and Jersey Mike’s, as well as all of the top foodservice distributors, including Sysco, U.S. Foods and Performance Food Group. Within the foodservice industry, we leverage our reputation for high-quality products through our Smithfield Culinary brand, and we are the most recognized pork processor by chefs and foodservice operators, with 49% unaided awareness based on a 2024 study by Datassential.

We produce a wide variety of packaged meats products, including bacon, sausage, hot dogs, deli and lunch meats, dry sausage products (such as pepperoni and genoa), ham products, ready-to-eat products and prepared foods (such as pre-cooked entrees, bacon and sausage). We address all dayparts, with our products featured during breakfast, weekday school lunches, football weekends, holiday dinners and at snack time. While pork is our primary protein offering, approximately 20% of the volume utilized in our Packaged Meats segment for the fiscal year ended December 29, 2024 was non-pork products made with other proteins — primarily poultry and beef.

Our Packaged Meats segment’s branded retail offerings generated $3.2 billion, or 23% of consolidated sales, in 2024. Our products are available at most major food retailers where we continue to drive penetration and have strong on-shelf performance with attractive dollar velocities for our largest categories relative to competition.

Led by our flagship Smithfield brand, our portfolio of brands has strong consumer recognition and robust brand equity, and we target on-trend product categories for growth. We market our domestic packaged meats products under a strategic set of core brands, including national, super-regional, value and specialty brands that deliver value to our ultimate consumers across a wide range of price points.

The following table illustrates the percentage of our Packaged Meats segment’s branded sales in the retail channel in 2024 for each of our top brands, along with the relevance these brands represent across dayparts:

Additionally, private label represented 38% of our packaged meats retail channel sales volume in 2024. Our private label products make our offerings more valuable to blue-chip retail customers by providing consumers quality selections up and down the value chain. Our private label strength is further solidifying our position as a long-term strategic partner to our customers. In addition, our private label business helps to optimize our manufacturing footprint and increases the efficiency and profitability of our plants.

Fresh Pork Segment

As the largest fresh pork processor in the United States, our Fresh Pork segment produces a wide variety of primal, sub-primal and offal products, such as bellies, butts, hams, loins, picnics and ribs. For the six months ended June 29, 2025, our Fresh Pork segment had $4.1 billion in sales, comprising 54% of our total sales, $117 million in operating profit, comprising 20% of our total operating profit and a 3% operating profit margin. The segment had $7.9 billion in sales for the fiscal year ended December 29, 2024, comprising 56% of our total sales, $266 million in operating profit, comprising 24% our total operating profit and a 3% operating profit margin. For the year ended December 31, 2024, we processed approximately 28 million head through the Fresh Pork segment. Approximately one-third of our fresh pork products, including the majority of hams, bellies and trimmings, is transferred to our Packaged Meats segment, providing it with approximately 80% of its raw material requirements for the six months ended June 29, 2025 and for the fiscal year ended December 29, 2024.

Our strategy is to drive our Fresh Pork segment’s profitability to exceed commodity meat values by maximizing the use of our raw materials. This includes offering value-added products, such as marinated fresh pork, a category in which we hold the leading position, and case-ready fresh pork. An agile and dynamic export channel strategy is particularly important to our ongoing initiative to maximize hog utilization by selling byproducts to drive profitability. We deploy a “next-best sale” strategy to determine the optimal channel for our fresh pork byproducts in which we diversify sales across multiple export markets and/or sell our byproducts in adjacent markets, such as pet foods and pet treats depending on the most attractive market conditions.

Vertically Integrated Supply Chain and Hog Production Segment

Our supply chain, supported by our upstream businesses, is differentiated from our competitors’ supply chains and provides benefits that we believe are hard to replicate. Nearly all of the Hog Production segment’s live hog sales are intercompany sales to our Fresh Pork segment. Our Fresh Pork segment sources hogs from a mix of company-owned and contract farms, which raise company-owned hogs, comprising our Hog Production segment. Our Fresh Pork segment further supplements our supply by sourcing hogs from independent farmers with whom we partner across the United States through multi-year agreements. Contract farms and independent farms are held to the same animal care and quality standards as our company-owned farms and thereby form a key part of our integrated supply chain.

We have unmatched scale in hog production, which enables us to consistently supply high-quality raw materials for our Fresh Pork segment and, ultimately, our Packaged Meats segment. Today, we internally supply approximately 40% of the raw material needs of our Fresh Pork segment. We believe that it is important to maintain a certain level of internal production to enable supply to our Fresh Pork processing facilities, particularly to support our East Coast processing operations. Our scale has also enabled us to be an early mover in group-housing for pregnant sows on company-owned farms with the result that these farms supply the majority of our group-housed pork needs, which is a differentiated product for which our customers pay a premium.

Beyond scale, our internally supplied hog production is geographically diverse, with locations in the East Coast, Midwest, Missouri and Utah, whereas our largest competitors are located predominantly in the Midwest. Our geographic diversity reduces risk by mitigating the impact of a potential disease outbreak in one part of the country. In addition, our East Coast hog production operations provide an efficient supply to two of our largest Fresh Pork and Packaged Meats processing facilities co-located in North Carolina. Our East Coast location provides us with a significant strategic advantage in our ability to export to more than 30 countries, because it gives us close proximity to East Coast ports, unlike our competitors who need to transport product from the Midwest more than 1,000 miles to either the East or West Coast ports.

In recent years, we embarked on a strategy to optimize the size of our hog production operations and procure a larger percentage of hogs from independent suppliers under long-term, market-based supply agreements. Our Hog Production segment’s transformation strategy is integral to our ongoing objective to further transition our business toward an increased mix of value-added, high-margin products. This transformation allows us to reduce our capital investment and exposure to more volatile areas of the value chain, which is intended to lead to more consistent earnings and cash flows. We plan to reduce the size of the segment’s production from approximately 40% of fresh pork supply today to approximately 30% in the medium term, which is still significantly higher than our competitors. We have made material progress in executing our strategy, reducing the size of our segment’s production from a peak of 17.6 million head in 2019, which represented approximately 50% of the raw material needs of our Fresh Pork segment. We continue to further optimize production levels. In the year ended December 31, 2023, we produced approximately 15.8 million head through the Hog Production segment. We ended 2024 at 14.6 million head, and we expect to end 2025 at approximately 11.5 million head, which represents approximately 40% of the raw material needs of our Fresh Pork segment. We believe this strategy will maintain an appropriate supply of high-quality inputs to meet business needs and improve our cost structure while achieving flexibility in our retained hog production business. See also “Risk Factors — Risks Relating to Our Business and Operations — An inability to realize savings and efficiency gains could adversely affect profitability and we may be unable to achieve any or all of our financial and operational targets.”

Our Financial Performance

We believe the rebound in our 2024 performance following a challenging year for our industry demonstrates the resilience of our business model, effectiveness of our strategy and operational discipline, while our stable cash flows and strong balance sheet allow us to invest in our continued operations and return value to shareholders.

The charts below depict our recent financial performance:

Sales ($Bn)

$16.2
$14.6
$14.1
$6.9
$7.6
FY2022
FY2023
FY2024
6 Months Ended 6/30/2024
6 Months Ended 6/29/2025

Gross Profit ($Bn)

$1.5
$0.9
$1.9
$0.9
$1.0
FY2022
FY2023
FY2024
6 Months Ended 6/30/2024
6 Months Ended 6/29/2025
% Margin
9.2%
6.1%
13.4%
13.0%
13.3%

$800
($138)
$783
$370
$412
FY2022
FY2023
FY2024
6 Months Ended 6/30/2024
6 Months Ended 6/29/2025
% Margin
4.9%
(0.9%)
5.5%
5.4%
5.4%

Adj. Net Income From Continuing Operations Attributable to Smithfield ($MM)(1)

$591
$132
$714
$315
$443
FY2022
FY2023
FY2024
6 Months Ended 6/30/2024
6 Months Ended 6/29/2025
% Margin
3.7%
0.9%
5.0%
4.6%
5.9%

Adj. EBITDA From Continuing Operations ($MM)(1)

$1,197
$610
$1,379
$594
$777
FY2022
FY2023
FY2024
6 Months Ended 6/30/2024
6 Months Ended 6/29/2025
% Margin
7.4%
4.2%
9.7%
8.7%
10.3%

(1) Adjusted net income from continuing operations attributable to Smithfield, adjusted net income margin from continuing operations attributable to Smithfield, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with GAAP, including net income and net income margin. For additional information regarding adjusted net income from continuing operations attributable to Smithfield, adjusted net income margin from continuing operations attributable to Smithfield, adjusted EBITDA and adjusted EBITDA margin, including a reconciliation to the most directly comparable GAAP measures, see "Prospectus Summary — Summary Historical Consolidated Financial and Other Information."

We believe maintaining a healthy financial position is critical to the execution of our strategy and provides operational flexibility to manage effectively through industry and macroeconomic headwinds. We are committed to maintaining investment-grade credit ratings and target the following metrics:

•        Ratio of Net Debt to Adjusted EBITDA of <2.0x.    As of June 29, 2025, our Ratio of Net Debt to Adjusted EBITDA for the last twelve months was 0.7x and our ratio of total debt and finance lease obligations to net income from continuing operations for the last twelve months was 2.4x. See “Prospectus Summary — Summary Historical Consolidated Financial and Other Information” for our definition of Ratio of Net Debt to Adjusted EBITDA, information about how and why we use this non-GAAP measure and, for historical periods (including a quarterly presentation of results of operations that includes the four quarters ended June 29, 2025), a reconciliation of this non-GAAP measure to ratio of total debt and finance lease obligations to net income from continuing operations, its most directly comparable financial measure calculated in accordance with GAAP.

•        Minimum liquidity of $1.0 billion.    As of June 29, 2025, our liquidity was $3,225 million. We define liquidity as cash and cash equivalents plus available borrowing capacity under our credit facilities.

In addition, the charts below depict our operating profit over time:

Operating Profit Over Time ($MM)(1)

$1,047
$30
($133)
$1,066
$117
($756)
$1,168
$266
($144)
$616
$168
($176)
$567
$117
$23
FY2022
FY2023
FY2024
6 Months Ended 6/30/2024
6 Months Ended 6/29/2025
Packaged Meats Segment
Fresh Pork Segment
Hog Production Segment

(1) For comparability excludes results from our discontinued Europe operations.

The evolution of our business to value-added products with higher margins supports stronger cash flow generation, which is allocated toward investment in growth and shareholder return. Our capital allocation strategy is focused on:

•        Driving top-line growth and achieving operational efficiencies by allocating $400 million to $500 million annually towards capital expenditures.

•        Returning excess capital to shareholders in the form of a regular dividend after funding investments in our strategic priorities. We intend to continue to pay annual cash dividends in an amount equal to $1.00 per share of common stock, subject to the discretion of the board and other factors described herein.

•        Conducting opportunistic and financially disciplined acquisitions, primarily focused on growing our Packaged Meats segment, with assets and capabilities that complement our robust manufacturing platform and strong brands and product offerings.

Our Industry

We operate in the large and growing global packaged and fresh meats market, which includes value-added fresh, refrigerated and frozen proteins. Our business operations are primarily concentrated in North America, but, as a leading exporter to major international markets, we also benefit from significant global demand for our products. According to Euromonitor, the global meat market reached $1.1 trillion in 2024 and is projected to grow at a 5.7% CAGR between 2024 and 2029. Per Euromonitor, U.S. value-added packaged meats represented a $46 billion market in 2024 and is forecasted to grow at a 3.0% CAGR between 2024 and 2029. Value-added packaged meats refers to the processed meats category as defined by Euromonitor and includes meat products that have undergone additional processing, such as adding an additional ingredient or characteristic, and are sold pre-packaged via retail and foodservice outlets.

The following table sets forth information about the size of the U.S. value-added packaged meat market:

Consumer Trends in U.S. Packaged Meats and Fresh Pork

The U.S. packaged meats market is supported by long-term secular tailwinds, including consumer demand for high-protein diets, high-quality nutrition, product versatility and convenience. We expect these tailwinds to continue to drive increases in overall meat consumption. Consumers associate protein with healthiness and energy. A 2024 International Food Information Council consumer survey reported that a high-protein diet is the most popular diet type in the United States. According to market research firm Ipsos, 89% of Americans include animal protein in their diets as of 2021. Data from the Organization for Economic Co-operation and Development shows that pork represented 24% of all meat protein consumed in the United States in 2023.

According to Mintel, many packaged meats products are household staples for U.S. consumers, including bacon, lunch meat, hot dogs, fresh sausage and dry sausage. Mintel reports that, as of September 2023, U.S. bacon and lunch meat represented an estimated $27.0 billion market in 2023 that is expected to grow at a 4.2% CAGR between 2023 and 2028, and U.S. hot dogs and sausages were estimated to represent a $12.3 billion market in 2023 that is expected to grow at a 1.0% CAGR between 2023 and 2027. According to Business Research Insights, U.S. dry sausage for charcuterie, snacking, sandwiches, pizza toppings and other uses, typically higher margin products, represented a $4.7 billion market in 2023 that is expected to grow at a 3.9% CAGR between 2023 and 2030.

Mintel reports that 86% of U.S. consumers anticipate eating the same amount of pork or more pork in the coming year according to a survey conducted in February 2024, and pork consumption is distributed relatively equally across income groups. According to Mintel, packaged pork products benefit from growing demand for convenience, as consumers value marinated, ready-to-cook and ready-to-eat options. Mintel reports that pork is an affordable and convenient protein.

Pork is also a highly versatile protein, with a wide variety of cuts and flavor profiles. Use occasions for pork products benefit from strong daypart distribution, which is unique relative to all other meat proteins. Products like bacon, sausage and ham appear on tables at every meal. According to the National Pork Board, bacon is by far the most beloved packaged meats product, and pork is a highly snacked meat protein and the most popular pizza topping in the United States.

Additionally, increased U.S. demand for global cuisines supports the domestic pork market. Asian and Mexican cuisines, for which pork is a leading protein, continue to gain popularity with U.S. consumers, particularly among Generation Z (the generational cohort aged 12 to 27 years) and Millennials (the generational cohort aged 28 to 43 years). We believe that the continued growth of global cuisines in the United States introduces consumers to different pork preparations and flavor profiles and serves as an incremental long-term tailwind for pork.

According to Mintel, most U.S. consumers are concerned about the environmental impact of meat production, and health and nutrition are important factors to consumers of meat. Many cuts of pork offer lower levels of cholesterol and saturated fat relative to cuts of beef. Lean cuts of pork, including pork tenderloin, offer a superior nutritional profile to chicken breast. Additionally, relative to beef, pork production generally has a lower carbon footprint and lower rate of land usage. Nevertheless, changes in market trends and consumer preferences could adversely affect our results of operations. For more information, see “Risk Factors — Risks Relating to Our Business and Operations — Changes in consumer preferences and failure to maintain favorable consumer perception of our brands could negatively impact our business.”

Our Competitive Strengths

We attribute our track record of success to a combination of the following competitive strengths. We believe these strengths are central to our business model and position us well for long-term success.

Leader in Packaged Meats with Diverse Portfolio of Strong Brands

We have grown our Packaged Meats business to become a leading provider of value-added pork and other protein products for U.S. customers and consumers. Consumers choose our products for consistent high-quality and delicious taste, helping us achieve an 81% repeat purchase rate as of June 29, 2025. Our longstanding commitment to our values and corporate heritage resonates with consumers who share our ideals, including our commitment to sustainability and American agriculture.

Our trusted brands have made us one of the country’s leading food companies. Led by our flagship Smithfield brand, we have a diverse portfolio of national, super-regional, value and specialty brands with strong customer loyalty. We complement our national brands with super-regional brands to capitalize on each brand’s history and strong consumer affinity. Our value brands offer consumers choices across price points, and our specialty brands address various on-trend categories such as dry sausage and convenient preparation items, including barbecue and meatballs.

As a branded player across the United States, we have a leading position in 15 of the 25 key categories in which we compete. We have a significant presence in 10 categories each over $1 billion in size, including the number one or two position by volume in uncooked bacon, smoked ham, deli meat, cooked dinner sausage, packaged dry sausage and portable meals as shown in the table below:

We Participate in Ten $1Bn+ Packaged Meat Sub-Categories

Packaged Meat Sub-Categories ($Bn)[1]		Key Smithfield Brands	Smithfield Brands Market Share[2]	Smithfield Brands Market Position[2]
Deli Meat	$6.7	Eckrich, Kretschmar, Krakus	16%	#2
Packaged Lunch Meat	$6.3	Smithfield, Armour, John Morrell	8%	#5
Uncooked Bacon	$6.1	Smithfield, Farmland	22%	#1
Cooked Dinner Sausage	$3.5	Eckrich	16%	#2
Hot Dogs	$3.2	Nathan's, Gwaltney	16%	#3
Packaged Dry Sausage[3]	$2.8	Margherita, Armour	14%	#2
Uncooked Breakfast Sausage	$2.1	Smithfield, Farmer John	7%	#6
Smoked Ham	$2.0	Smithfield, Cook's, Farmland	51%	#1
Portable Meals	$2.0	Armour	11%	#2
Uncooked Dinner Sausage	$1.9	Carando	5%	#4

Notes:
(1) Sub-category market size based Circana, MULO+ latest 52-week period ended June 29, 2025; includes private label
(2) Market share and market position rankings based on volume data per Circana, MULO+ latest 52-week period ended June 29, 2025; branded product only, excludes private label
(3) Includes Deli Pre-Sliced Lunchmeats, Deli Specialty and Dry Sausage (Pepperoni and Salami only)

We market our products to customers and consumers across multiple categories and price points. We have a balanced sales mix with approximately 64% branded and 36% private label in the retail channel as of June 2025. Our participation in both branded and private label helps us attract and retain consumers as they move across the value spectrum, enabling us to meet shifting consumer preferences during periods of economic downturn and to capture wallet share when they trade up to premium brands.

For example, in the packaged lunch meat category, almost 98% of the volume is sold on average in the $2.00-$9.00 price per pound range. Our packaged lunch meat offering exemplifies how we cover a wide range of retail price points from our best value with Gwaltney (at approximately $2.50 average retail price per pound) to our premium Smithfield Prime Fresh (at approximately $8.50 average retail price per pound) as of June 2025.

While some of our competitors may choose to focus on consumers at only the high or low end of the value spectrum, our strategy enables us to meet consumer demand across various price points, as shown in the chart below:

For information about challenges we face in the highly-competitive food market, see “Risk Factors — Risks Relating to Our Business and Operations — The food industry in which we operate is highly competitive, and our inability to compete successfully, or the effects of such competition, could adversely affect our business, financial condition and results of operations.”

Trusted and Scaled Partner Known for Quality

We have a nearly 90-year history of providing great tasting, quality products across the United States and abroad. We pride ourselves on producing safe, wholesome and high-quality protein, and we continually train our team members in the latest animal welfare and food safety and quality best practices across our supply chain. Producing Good food. Responsibly.® is at the core of our purpose-driven culture. Consumers trust our high-quality brands and products, and we are a trusted partner to customers, suppliers and farmers across the value chain.

Through years of investment and growth, we have created an asset base that we believe would be hard to replicate. Our scale and integrated operating model enable us to reliably meet demand across economic cycles and offer a differentiated value proposition to our customers and consumers. We believe that we are a preferred supplier to our partners because we consistently provide comprehensive end-to-end support and reliably deliver high-quality products on time. Our commitment and reputation for high-quality products and service is evidenced by the numerous awards received from our retail and foodservice customers, recognizing Smithfield as a supplier of choice.

Leveraging our scale and global distribution channels, we are also a leading exporter of pork and pork products, with sales to export markets representing 12% and 13% of our total sales for the six months ended June 29, 2025 and the fiscal year ended December 29, 2024, respectively. Export markets promote whole hog utilization due to differentiated demand for parts of the animal across the globe, which helps us to operate sustainably while supporting American agriculture.

Strong Financial Profile Marked by Robust Growth and Profitability Metrics

We are focused on delivering long-term sustainable results and have built our business to generate resilient growth, profitability and cash flow. Our track record of sales and earnings growth reflects strong demand for our products and successful management of commodity volatility across economic cycles. In 2024, we demonstrated a strong rebound in our results after a challenging 2023 for our industry.

The resilience of our business model is underscored by our history of maintaining a strong balance sheet and moderate leverage. Sustaining a healthy financial position creates operational flexibility and helps to insulate us from industry and macroeconomic headwinds. We are committed to a target Ratio of Net Debt to Adjusted EBITDA of < 2.0x and a target minimum liquidity of $1.0 billion, as well as maintaining investment grade ratings.

We have a strong track record of disciplined capital allocation, generating higher profitability and cash flows by executing projects that drive organic growth and unlock operational efficiencies. While organic growth has been the backbone of our growth strategy over the past decade, we will continue to supplement our organic growth with a disciplined acquisition strategy. Our acquisition strategy primarily focuses on packaged meats assets and capabilities that complement our manufacturing platform, strong brands and product offerings.

Innovative Sustainability Initiatives

Sustainability has been a key focus for our business for over twenty years. Our strategy today is built around three objectives: being good stewards of the environment and our animals; doing good work in the communities where our employees live and work; and producing good food with a commitment to food safety, quality and nutrition. We have been at the forefront of the industry in achieving sustainability milestones, including becoming the first major protein company to adopt and publicly report a comprehensive sustainability program, to achieve International Standards Organization 14001 certification globally, to develop and adopt a comprehensive animal care management program, to begin reporting antibiotics usage in 2007 and to publish an online ingredient glossary.

We leverage on-the-ground resources to strive to achieve our sustainability goals. We co-founded Align RNG, LLC, or Align, as well as Monarch Bioenergy LLC, or Monarch, to advance developments in methane capture and manure-to-energy conversion. In 2022, TPG Rise Climate invested in Monarch, helping us to further scale the business.

Our sustainability activities have been recognized externally. We were awarded the prestigious “Profit with a Purpose” award by the World Sustainability Awards, or WSA, in 2021 for our innovative renewable natural gas programs. These programs convert methane from hog manure into clean energy, creating new income opportunities for family farmers. Additionally, we received a “Highly Commendable” mention in the WSA’s External Partnership category in 2021 for our collaboration with a leading environmental organization to implement sustainable farming practices within our supply chain.

We are consistently recognized as an employer of choice for U.S. veterans. We have a long history of supporting veterans and military families through monetary and food donations, employee volunteerism and partnerships. We honor the service and sacrifice of American veterans and their families through the Helping Our Heroes program, which focuses on hiring initiatives, career development and strengthening the community and family support systems veterans rely on every day.

Proven, Execution-Oriented Management Team and Culture

We are an iconic American food company with a management team based in Smithfield, Virginia. We employ approximately 32,000 people in the United States and approximately 2,500 people in Mexico. Our energetic and highly experienced management team, whose dedication and commitment to our mission permeates throughout our business, has made us one of the world’s foremost protein companies, sets the tone for our success and drives the agility necessary to continue to transform Smithfield into a leading packaged food company. We foster a culture of responsibility, operational excellence and innovation that serves as the foundation for the transformation in our business.

C. Shane Smith, President and Chief Executive Officer since 2021, is a veteran of our company and has served in a wide range of roles during his 21-year tenure. He previously served as President of Smithfield’s European operations and as our Chief Strategy Officer, and he has held other roles in finance and our Hog Production segment. He has been instrumental in overseeing the continued execution of our “One Smithfield” vision, fortifying our position as a leading food company and improving operational efficiency to enhance market competitiveness.

Mark L. Hall, our Chief Financial Officer, has 26 years of experience in the food industry and leads our finance, accounting, treasury, tax, mergers and acquisitions, data analytics and risk management functions. Since joining Smithfield in 2014, Mark has played a crucial role in developing and executing our strategy, including during his tenure as head of finance within the Packaged Meats segment.

Our senior leadership team has extensive food industry experience. Steven France, Donovan Owens and Kraig A. Westerbeek lead our Packaged Meats, Fresh Pork and Hog Production segments, respectively, and have nearly a century of combined industry experience, including over 80 years of experience at Smithfield. Our leadership, combined with our integrated operating structure, solid financial foundation and the support of approximately 35,000 employees, create a cohesive and coordinated platform to further Smithfield’s growth as a leading food company creating value for a range of stakeholders.

Our Growth Strategies

Since 2014, we have grown sales to $14.1 billion while significantly improving our profitability and leverage position. The strategic initiatives we are executing across our segments are complemented and enabled by our strong balance sheet and ongoing operational investments, positioning us for future growth.

Drive Growth of Packaged Meats

Our Packaged Meats segment is core to our growth strategy and has been a major driver in transforming our business since 2014. We have methodically shifted our business mix to focus on this higher-margin segment over time. The segment contributed 54% of our sales and 97% of our overall operating profit for the six months ended June 29, 2025, and 59% of our sales and 105% of our overall operating profit for the fiscal year ended December 29, 2024.

We plan to accelerate the growth of our Packaged Meats segment through several strategic initiatives, including:

•        continuing to shift our portfolio toward a higher mix of value-added and premium products, such as:

•        converting one-time seasonal commodity bone-in ham purchase occasions to increased unit sales of everyday, convenient products such as quarter-weight ham, Anytime Favorites ham and Smithfield Prime Fresh sliced lunch meat, which is underscored by our ability to generate a 22% increase in ham units sold from 2019 to 2024 while volume decreased by 3% for that same period; and

•        increasing penetration of higher-margin dry sausage products through expanding distribution points and manufacturing capacity, as evidenced by a 37% increase in dry sausage units sold from 2019 to 2024 and the acquisition of a dry sausage plant in July 2024;

•        harnessing our powerful brands to continue to expand product offerings and drive awareness, loyalty and increased market share;

•        leveraging the breadth of our platform and national and specialty brands to further penetrate dayparts and households;

•        expanding in under-indexed geographical locations and moving into new categories;

•        attracting new consumers, particularly younger demographics, through product and packaging innovation and effective and appealing marketing strategies while maintaining our promise to consumers to offer high-quality products for every budget; and

•        deepening our presence across our distribution channels through our integrated sales force, which leverages our scale and breadth to provide a unified, reliable and consistent customer experience.

We believe that these proven strategies will drive profitable organic growth in our Packaged Meats segment. As an example, we see significant potential for our Packaged Meats segment to generate continued growth through our distribution expansion opportunities across brands to expand unit count within our existing product portfolio.

Further Enhance Fresh Pork

We continually seek greater efficiencies as we manufacture and market fresh pork products. Our capabilities and supply chain allow us to provide differentiated products and high service levels to our customers. We deliver a high-quality, consistently available supply to our Packaged Meats segment and maximize the value of our raw materials. To maximize the value of each hog, the production and transfer of high quality fresh pork raw materials to our Packaged Meats segment is vital, as we recognize greater value by further converting our fresh pork raw material and selling it through our Packaged Meats segment. In addition, we will seek to enhance the profitability of our Fresh Pork segment by leveraging multiple scaled channels as follows:

•        expanding the use of raw materials, including unprocessed fresh and value-added pork, snacks, pharmaceuticals and pet food treats and ingredients;

•        capitalizing on diverse export markets by identifying the optimal outlet for increasing the value of raw materials through whole-hog utilization, and appealing to differentiated, global tastes and preferences;

•        leveraging our relationship with WH Group to inform product development opportunities for the Asian market and to benefit from WH Group’s distribution network; and

•        appealing to ever-changing consumer preferences and demand for flavor enhancements through ongoing product innovation.

As we seek to grow our fresh pork business profitably, we remain committed to demonstrating that profitability can go hand-in-hand with sustainable operations. We will further our mission of producing good food the right way by seeking new and unique ways to use our raw materials.

Continue Investing in Innovation

We will continue to invest in product, packaging and operational innovations in our Packaged Meats and Fresh Pork segments to drive growth, enhance our profitability and expand our total addressable market. We are focused on strengthening relationships with customers and consumers by being first-to-market with new products and solutions.

Within our branded packaged meats portfolio, we are introducing more value-added and premium innovations. We see a significant opportunity to increase distribution of our innovative Smithfield Prime Fresh packaged lunch meat offering. Smithfield Prime Fresh embodies the quality of bulk deli meat but is displayed in the packaged lunch meat section of the retail wall. This enables our retail partners to increase average revenue per pound and reduce in-store labor costs while providing a convenient lunch meat option for consumers.

In addition, our Smithfield Double Thick/Double Smoked bacon and Smithfield Maple Thick Cut bacon demonstrate our ability to introduce premium, higher-margin offerings with new cut and flavor characteristics. These products sell at a higher velocity than the category average.

In the Fresh Pork segment, we are investing in value-added products and adding new cuts and flavors, such as Sweet & Smokey BBQ, Chipotle and Lemon & Garlic marinated fresh pork loin filet.

Innovation does not stop with our products. In our plants, we are committed to advancing automation and strategically redeploying labor. On our farms, innovative approaches to animal nutrition are increasing feed conversion and lowering our cost basis. Byproducts that were once considered waste are now used to create renewable natural gas through our biogas joint ventures and lifesaving pharmaceuticals through our bioscience business.

Our culture of responsibility, operational excellence and innovation serves as a catalyst for our ongoing business transformation. We conduct company-wide competitions and recognition events for grassroots projects that drive innovation throughout our organization. By fostering this entrepreneurial spirit, we will seek to drive growth in our top- and bottom-line results and build on Smithfield’s competitive advantage.

Optimize Our Operations and Supply Chain to Decrease Our Cost Basis

We have implemented many initiatives over the past several years to reduce costs and realize operational efficiencies. These initiatives have enabled us to offset inflation and enhance margins across our entire business.

We continue to optimize the size of our company-owned hog production operations and procure a greater mix of hogs from independent suppliers with market-based supply agreements. Additionally, we continue to implement cost-saving initiatives in our retained hog production operations to improve our cost structure.

We employ automation in all of our plants to redeploy labor to higher value tasks, improve yields and drive efficiency by reducing complexity to lower our cost basis and help offset inflationary pressures.

In our logistics and distribution network, we have reduced transportation and warehousing costs through transportation efficiencies, maximizing utilization of our storage and trucking assets, improving supply and demand planning and optimizing inventory levels. These actions increase profitability and improve customer service levels, which we believe is essential to being a supplier of choice.

We remain committed to optimizing our operations and supply chain through a series of targeted actions, which in the past have supported meaningful margin improvement:

Implementation of our growth strategies requires us, in particular, to continue to grow our Packaged Meats segment and to reduce our exposure to commodity price volatility through optimization and continued reduction of the size of our company-owned hog production operations. For information about challenges that we face in implementing this strategy and our other growth strategies, please see “Risk Factors — Risks Relating to Our Business and Operations — Our results of operations are cyclical and could be adversely affected by fluctuations in the commodity prices for meat, livestock (primarily hogs) and feed ingredients,” and “— Disruption of our supply chain could adversely affect our business, financial condition and results of operations.”

Execute Synergistic M&A in North America

We intend to execute opportunistic, complementary M&A to bolster our value-added product portfolio and production capacity in North America. While acquisitions are not a primary growth driver for us, our team is experienced in identifying strategic acquisition targets and integrating them successfully into our business. We believe our integration expertise allows us to capture both cost synergies and incremental revenue opportunities. We will remain disciplined in our acquisition approach and maintaining our investment grade ratings, while pursuing opportunities that we believe will prove accretive to earnings and enhance our operational profile. For example, in July 2024, we acquired a dry sausage plant in Nashville, Tennessee from Cargill Meat Solutions Corporation, or Cargill, which is strategically located and offers important capacity for some of our fast-growing, higher margin packaged meats products. This acquisition will help serve the growing demand for high-quality pepperoni, deli, charcuterie and other dry sausage products.

Summary of Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our common stock. If any of these risks actually occurs, our business, consolidated results of operations and consolidated financial condition, including cash flows, may be materially adversely affected. In such case, the trading price of our common stock may decline and you may lose part or all of your investment. Below is a summary of some of the principal risks we face.

•        Our results of operations are cyclical and could be adversely affected by fluctuations in the commodity prices for meat, livestock (primarily hogs) and feed ingredients.

•        Disruption of our supply chain could adversely affect our business, financial condition and results of operations.

•        An inability to realize savings and efficiency gains could adversely affect profitability and we may be unable to achieve any or all of our financial and operational targets.

•        The food industry in which we operate is highly competitive, and our inability to compete successfully, or the effects of such competition, could adversely affect our business, financial condition and results of operations.

•        Changes in consumer preferences and failure to maintain favorable consumer perception of our brands and products could negatively impact our business.

•        Outbreaks of disease among or attributed to livestock can significantly affect production, the supply of raw materials, demand for our products and our business.

•        Our operations are subject to the general risks associated with the food industry, including perceived or real health risks related to our products or the food industry generally and risks associated with government regulations.

•        Product liability claims or product recalls can adversely affect our business reputation, expose us to increased scrutiny by federal and state regulators and may not be covered by insurance.

•        Any disruption of operations at one or more of our production facilities, distribution centers or cold storage facilities, including as a result of natural disasters, public health crises, political crises and instability, civil unrest and other catastrophic events or events outside of our control, could adversely affect our business, financial condition and results of operations.

•        Our reliance on third-party service providers can have an adverse effect on our business.

•        Due to seasonality or changes in our promotional activities, our revenue and operating results may vary from quarter to quarter.

•        Significant increases in the cost of distribution could adversely affect our business, financial condition and results of operations.

•        We are increasingly dependent on information technology, and our business and reputation could suffer if we are unable to protect our information technology systems against, or effectively respond to, cyberattacks, other cyber-incidents or security breaches or if our information technology systems are otherwise disrupted.

•        Our operations are subject to the risks associated with acquisitions, investments in joint ventures and divestitures.

•        Climate change, or legal, regulatory, voluntary or market measures to address climate change, may negatively affect our business, operations or reputation.

•        We are subject to risks associated with our international sales, including disruptions to the worldwide economy due to changes in U.S. trade policy.

•        We depend upon the continued services of certain key members of our senior management team, without whom our business operations could be significantly disrupted.

•        The consolidation of customers and/or the loss of our customers could adversely impact our business.

•        Impairment in the carrying value of goodwill or intangible assets could negatively impact our consolidated results of operations and net worth.

•        The loss of any trademark or other intellectual property right could enable other companies to compete more effectively with us.

•        If tax laws change or we experience adverse outcomes resulting from examination of our tax returns or disagreements with taxing authorities, it could adversely affect our business, financial condition and results of operations.

•        We face risks associated with the long-term trend toward increased activism against companies in the food products industry.

•        We are subject to extensive governmental regulations, which require significant compliance expenditures.

•        Governmental authorities may take further action restricting our ability to produce and/or sell livestock or adopt new regulations impacting our production or processing operations, which could adversely affect our business.

•        We may be impacted by legislation targeting foreign ownership of land, or foreign ownership or operation of facilities, located in the United States.

•        We are, and could become, subject to legal proceedings and regulatory investigations that may result in significant expenses, fines and reputational damage.

•        Government antitrust and foreign investment policies and regulations may limit our strategic growth opportunities, including certain acquisitions and joint ventures.

•        Environmental regulation and related litigation and commitments could have a material adverse effect on us.

•        WH Group controls us, and their interests may conflict with ours or yours in the future.

•        Following this offering, we will continue to be a “controlled company” within the meaning of the rules of Nasdaq and, as a result, will continue to qualify for, and intend to continue to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of other companies that are subject to such requirements.

•        Our indebtedness could adversely affect our business, financial condition, and liquidity by limiting our ability to service debt, exposing us to interest rate risk on variable-rate borrowings, and permitting additional indebtedness that could further increase our financial leverage and related risks.

•        Changes in relations between the United States and the PRC, or in U.S. regulations concerning the PRC, may adversely impact our business, financial condition, results of operations, our ability to raise capital or the market price of our common stock.

•        Failure to comply with requirements to design, implement, and maintain effective internal controls could have a material adverse effect on our business and stock price.

•        We expect to continue paying regular dividends to our shareholders, but our ability to do so is subject to the discretion of our board and may be limited by our financial condition, our credit facilities, the indentures governing the notes we previously issued and applicable law.

Corporate Information

Our principal offices are located at 200 Commerce Street, Smithfield, Virginia 23430. Our telephone number is 757-365-3000, and our corporate website address is www . smithfieldfoods .com. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http ://www . sec .gov. Any information contained on, or that can be accessed through, our website or the SEC’s website is not incorporated by reference into, and does not otherwise form a part of this prospectus or the registration statement of which this prospectus is a part, except as expressly stated below under “Incorporation by Reference,” and should not be relied upon in connection with making any decision with respect to an investment in our securities.

THE OFFERING

Common stock offered by the selling shareholder	16,000,000 shares (or 18,400,000 shares if the underwriters exercise in full their option to purchase additional shares of our common stock).
Common stock to be held by the selling shareholder upon completion of this offering	348,497,521 shares (or 346,097,521 shares if the underwriters exercise in full their option to purchase additional shares of our common stock).
Common stock outstanding before and after this offering	393,112,711 shares.
Option to purchase additional shares of common stock	The selling shareholder has granted the underwriters a 30-day option from the date of this prospectus to purchase up to 2,400,000 additional shares of our common stock.
Indication of interest

Long Wan, the chairman of our board of directors and the chairman of WH Group, has indicated an interest in purchasing up to 1.8 million shares of our common stock offered in this offering at the public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, Mr. Wan may determine to purchase more, fewer, or no shares in this offering, or the underwriters may determine to sell more, fewer, or no shares to him. The underwriters will receive the same underwriting discounts and commissions on any shares of our common stock purchased by Mr. Wan as they will from the other shares of our common stock sold in this offering.

Use of proceeds

The selling shareholder will receive all of the net proceeds from the sale of shares of common stock in this offering. We will not receive any of the proceeds from the sale of shares offered by the selling shareholder, including any shares sold pursuant to any exercise by the underwriters of their option to purchase additional shares. See “Use of Proceeds.”

Controlled company

Upon completion of this offering, WH Group will beneficially own approximately 88.7% of our shares of common stock (or 88.0% if the underwriters exercise in full their option to purchase additional shares of our common stock). As a result, we will continue to be a “controlled company” as defined under the corporate governance rules of Nasdaq and, therefore, will continue to qualify for, and intend to continue to rely on, exemptions from certain corporate governance requirements of Nasdaq. See “Management — Controlled Company Exemption.” There is no single shareholder or group of shareholders that owns 50% or more of the voting power of WH Group as of the date of this prospectus. As a result, WH Group is not considered a controlled company within the meaning of the corporate governance standards of Nasdaq.

As long as WH Group beneficially owns a majority of the voting power of our outstanding shares of common stock, WH Group will generally be able to control the outcome of matters submitted to our shareholders for approval, including the election of directors, without the approval of our other shareholders. See “Risk Factors — Risks Relating to Our Relationship with WH Group — WH Group controls us, and their interests may conflict with ours or yours in the future.”

Dividend Policy

Following our initial public offering, or IPO, we paid quarterly cash dividends of $0.25 per share on our common stock on April 22, 2025 and May 29, 2025. On July 31, 2025, we declared a quarterly dividend of $0.25 per share of common stock, payable on August 28, 2025 to stockholders of record at the close of business on August 14, 2025.

We intend to continue to pay annual cash dividends in an amount equal to $1.00 per share of our common stock, subject to discretion of our Board and depending on our financial condition, earnings, liquidity and capital requirements, regulatory constraints, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by Virginia law, general business conditions and any other factors that our Board deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends.

Directed share program

At our request, the underwriters have reserved up to 1% of the shares of our common stock offered by this prospectus for sale, at the public offering price, to directors, officers and certain employees of our company. If purchased by our directors or officers, these shares will be subject to certain lock-up agreements. See “Underwriting” for a description of these lock-up agreements. The number of shares of our common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Morgan Stanley & Co. LLC will administer our directed share program. See “Underwriting — Directed Share Program.”

Risk factors	Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” for a discussion of factors you should carefully consider before investing in shares of our common stock.
Trading symbol	Our shares of common stock are listed on the Nasdaq Global Select Market under the symbol “SFD.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the number and percentage of shares of our common stock outstanding before and upon completion of this offering are based on shares of our common stock outstanding as of August 15, 2025. This amount, and, unless otherwise indicated, other information presented in this prospectus, excludes as of August 15, 2025:

•        19,655,635 shares of common stock reserved for issuance under our equity incentive plan, including:

•        1,459,700 shares of common stock underlying restricted stock units; and

•        9,381,762 shares of common stock issuable upon exercise of stock options at an exercise price of $20.00 per share; and

•        1,965,563 shares of common stock reserved for issuance under our employee stock purchase plan; and

•        shares of common stock purchased pursuant to our directed share program by our directors, officers and certain employees of our company.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional shares of common stock from the selling shareholder.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER INFORMATION

The following tables set forth summary consolidated financial and other information as of and for the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023. The summary consolidated financial information for the fiscal years ended December 29, 2024, December 31, 2023 and January 1, 2023, and as of December 29, 2024 and December 31, 2023, has been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The summary consolidated unaudited financial information for the fiscal six months ended June 29, 2025 and June 30, 2024 and the summary consolidated balance sheet data as of June 29, 2025 were derived from our unaudited financial statements incorporated by reference in this prospectus.

The summary consolidated financial information below is only a summary and should be read in conjunction with the other information contained in or incorporated by reference into this prospectus, including our consolidated financial statements and related notes incorporated by reference in this prospectus. The summary financial information set forth below does not purport to indicate our financial condition or results of operations as of any future date or for any future period. Totals may be affected by rounding.

	Six Months Ended		Fiscal Year Ended
	June 29, 2025	June 30, 2024	December 29, 2024	December 31, 2023	January 1, 2023
	(in millions except per share and share data)
Consolidated Statements of Income Data:
Sales	$7,558	$6,856	$14,142	$14,640	$16,199
Cost of sales	6,549	5,967	12,244	13,751	14,704
Gross profit	1,008	889	1,897	889	1,495
Selling, general and administrative expenses	465	393	840	1,050	807
Operating gains	(39)	(3)	(60)	(105)	(429)
Operating profit (loss)	582	498	1,118	(56)	1,117
Interest expense, net	22	35	66	76	87
Non-operating (gains) losses	2	(6)	(9)	(3)	(18)
Income (loss) from continuing operations before income taxes	558	469	1,061	(129)	1,047
Income tax expense (benefit)	134	96	271	(41)	231
(Income) loss from equity method investments	8	1	(8)	46	6
Net income (loss) from continuing operations	$415	$372	$798	$(133)	$811
Net income from continuing operations attributable to noncontrolling interests	4	2	14	5	11
Net income (loss) from continuing operations attributable to Smithfield	412	370	783	(138)	800
Net income (loss) attributable to Smithfield per common share from continuing operations	$1.05	$0.97	$2.06	$(0.36)	$2.10
Weighted average number of shares outstanding:
Basic	390,962,687	380,069,232	380,069,232	380,069,232	380,069,232
Diluted	391,410,859	380,069,232	380,069,232	380,069,232	380,069,232

	As of
	June 29, 2025	December 29, 2024	December 31, 2023
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$928	$943	$687
Working capital(1)	2,953	2,496	2,470
Total assets	11,186	11,054	13,317
Long-term debt and finance lease obligations	2,001	1,999	2,006
Total shareholders’ equity	6,301	5,834	7,241

____________

(1)      We define working capital as current assets less current liabilities.

	Six Months Ended		Fiscal Year Ended
	June 29, 2025	June 30, 2024	December 29, 2024	December 31, 2023	January 1, 2023
	(in millions)
Consolidated Cash Flows Data:
Net cash flows from (used in) operating activities of continuing operations	$108	$(9)	$916	$688	$521
Net cash flows from (used in) investing activities of continuing operations	(171)	(215)	(298)	(194)	274
Net cash flows from (used in) financing activities of continuing operations	38	(202)	(321)	(353)	(567)

Non-GAAP Measures

The tables below include Adjusted Net Income, Adjusted Net Income Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Ratio of Net Debt to Adjusted EBITDA, which are financial measures that are not required by, or prepared in accordance with, GAAP.

Adjusted Net Income is defined as net income (loss) from continuing operations attributable to Smithfield, excluding the effects of loss contingencies and transactions or events that are not part of our core business activities or are unusual in nature (whether gains or losses) and the tax effects of the foregoing items. EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA further adjusted for non-operating gains and losses and other items that are unusual in nature, infrequent in occurrence or otherwise stem from strategic decisions to restructure our operations. Net debt is defined as long-term debt and finance lease obligations, including the current portion, minus cash and cash equivalents. Ratio of Net Debt to Adjusted EBITDA is defined as net debt divided by Adjusted EBITDA.

We present Adjusted Net Income, Adjusted Net Income Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Ratio of Net Debt to Adjusted EBITDA as we believe that the presentation of these non-GAAP financial measures enhances an investor’s understanding of our financial performance. We believe Adjusted Net Income is a useful measure for investors because it excludes the effects of discontinued operations, non-operating gains and losses, and other items that are unusual in nature, infrequent in occurrence or otherwise stem from strategic decisions to restructure our operations. We believe that Adjusted Net Income Margin is a useful measurement of operating profitability for investors for the same reasons we find Adjusted Net Income useful and also because it provides a period-to-period comparison of our after-tax operating performance. We believe EBITDA is a useful measure to our stakeholders because it excludes the effects of financing and investing activities by eliminating interest and depreciation costs to provide a comparable year-over-year analysis. We believe Adjusted EBITDA is a useful measure as it excludes the effect of discontinued operations, non-operating gains and losses, and other items that are unusual in nature, infrequent in occurrence or otherwise stem from strategic decisions to restructure our operations. We believe Adjusted EBITDA Margin is a useful measure as it evaluates overall operating performance, ability to pursue and service possible debt opportunities and possible future investment opportunities. We believe Net Debt is a useful measure as it helps to give investors a clear understanding of our financial position. Net Debt is also used to calculate certain leverage ratios. We believe Ratio of Net Debt to Adjusted EBITDA is a useful measure as it monitors the sustainability of our debt levels and our ability to take on additional debt against Adjusted EBITDA, which is used as an operating performance measure.

Although non-GAAP measures such as Adjusted Net Income, Adjusted Net Income Margin, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Ratio of Net Debt to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluations of companies in industries similar to ours, these non-GAAP measures have limitations as analytical tools, are not measurements of our performance under GAAP and should not be considered as alternatives to operating profit, net income or operating cash flow or any other performance measures derived in accordance with GAAP and should not be used by investors or other users of our financial statements in isolation for formulating decisions, as such non-GAAP measures exclude a number of important cash and non-cash charges. A reconciliation of Adjusted Net Income, Adjusted Net Income Margin, EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to net income, Ratio of Net Debt to Adjusted EBITDA to ratio of total debt and finance lease obligations to net income and Net Debt to debt is provided below. You should be aware that our presentation of these and other non-GAAP financial measures in this prospectus may not be comparable to similarly titled measures used by other companies.

	Six Months Ended		Fiscal Year Ended
	June 29, 2025	June 30, 2024	December 29, 2024	December 31, 2023	January 1, 2023
	(in millions except for margin data)
Consolidated GAAP and Non-GAAP Data:
Net income (loss) from continuing operations attributable to Smithfield	$412	$370	$783	$(138)	$800
Net income (loss) margin from continuing operations attributable to Smithfield	5.4%	5.4%	5.5%	(0.9)%	4.9%
Adjusted net income from continuing operations attributable to Smithfield	$443	$315	$714	$132	$591
Adjusted net income margin from continuing operations attributable to Smithfield	5.9%	4.6%	5.0%	0.9%	3.7%
EBITDA from continuing operations	$736	$668	$1,474	$329	$1,569
Adjusted EBITDA from continuing operations	$777	$594	$1,379	$610	$1,197
Adjusted EBITDA margin from continuing operations	10.3%	8.7%	9.7%	4.2%	7.4%
	Fiscal Year Ended
	December 29, 2024	December 28, 2014
	(in millions except for ratios)
Net income (loss) from continuing operations	$798	$437
Debt(1)	2,002	$2,676
Cash and cash equivalents	(943)	(378)
Net debt	$1,059	$2,298
Ratio of total debt and finance lease obligations to net income from continuing operations	2.5x	6.1x
Ratio of net debt to Adjusted EBITDA from continuing operations	0.8x	2.3x

	Six Months Ended		Fiscal Year Ended
	June 29, 2025	June 30, 2024	December 29, 2024	December 31, 2023	January 1, 2023
	(in millions)
Segment Results(2)
Segment Sales:
Packaged Meats	$4,103	$3,944	$8,319	$8,280	$9,262
Fresh Pork	4,114	3,920	7,873	7,832	9,190
Hog Production	1,772	1,482	3,002	3,317	4,456
Other	224	233	471	559	524
Intersegment	(2,656)	(2,722)	(5,524)	(5,348)	(7,234)
Consolidated	$7,558	$6,856	$14,142	$14,640	$16,199

Operating Profit (Loss)
Packaged Meats	$567	$616	$1,168	$1,066	$1,047
Fresh Pork	117	168	266	117	30
Hog Production	23	(176)	(144)	(756)	(133)
Other(3)	22	(2)	35	(4)	61

____________

(1)      Debt is defined as long-term debt and finance lease obligations, including the current portion.

(2)      Additional information about our reportable segments is included in “Reportable Segments” in the consolidated financial statements and accompanying notes incorporated by reference in this prospectus.

(3)      Consists of our Mexico and Bioscience operations.

Adjusted Net Income and Adjusted Net Income Margin

	Six Months Ended		Fiscal Year			Affected income statement account
	June 29, 2025	June 30, 2024	2024	2023	2022
	(in millions except for percentages)
Net income (loss) from continuing operations attributable to Smithfield	$412	$370	$783	$(138)	$800
Litigation charges(1)	73	—	—	208	—	SG&A
Reduction in workforce(2)	6	—	—	—	—	SG&A
Reduction in workforce(2)	2	—	—	—	—	Cost of sales
Office closures(3)	4	—	—	—	—	SG&A
Plant closure	2	—	—	—	—	Cost of sales
West Coast Exit and Hog Production Reform(4)	2	10	31	195	151	Cost of sales
West Coast Exit and Hog Production Reform(5)	—	—	—	49	—	(Income) loss from equity method investments
West Coast Exit and Hog Production Reform(6)	(1)	—	(38)	—	—	Operating gains
Incremental costs from destruction of property	—	4	4	3	—	Cost of sales
Gain on sale of Vernon, California facility	—	—	—	(86)	—	Operating gains
Gain on sale of Saratoga	—	—	—	—	(417)	Operating gains
Accelerated depreciation of Smithfield harvest and pet food assets	—	—	—	—	8	Cost of sales
Impairment of Norson investment, net of gain on sale	—	—	—	—	36	Non-operating gains
Gain on dilution of investment in Monarch	—	—	—	—	(52)	Non-operating gains
Employee retention tax credits(7)	(10)	(86)	(86)	—	—	Cost of sales
Employee retention tax credits(7)	—	(1)	(1)	—	—	SG&A
Insurance recoveries(8)	(35)	(1)	(4)	(5)	(6)	Operating gains

	Six Months Ended		Fiscal Year			Affected income statement account
	June 29, 2025	June 30, 2024	2024	2023	2022
	(in millions except for percentages)
Income tax effect of non-GAAP adjustments(9)	(11)	19	24	(94)	72	Income tax expense (benefit)
Adjusted net income from continuing operations attributable to Smithfield	$443	$315	$714	$132	$591

Net income (loss) margin from continuing operations attributable to Smithfield	5.4%	5.4%	5.5%	(0.9)%	4.9%

Adjusted net income margin from continuing operations attributable to Smithfield	5.9%	4.6%	5.0%	0.9%	3.7%

____________

(1)      Consists of accruals for antitrust price-fixing and antitrust wage-fixing litigation matters.

(2)      Consists of severance costs associated with a workforce reduction initiative.

(3)      Consists of severance costs associated with the planned closure of our satellite offices in Lisle, Illinois and Kansas City, Missouri.

(4)      Consists of costs related to the closure of our Vernon, California processing facility, the closure and/or reduction of certain farms in Arizona, California, Missouri and Utah and certain residual operating and restructuring expenses, including the termination of a number of agreements with contract farmers, workforce reduction, and accelerated depreciation of machinery and equipment with no future alternative use, due to discontinuation of operations on the West Coast and efforts to improve the cost structure of our Hog Production segment.

(5)      Includes an impairment of certain biogas assets recognized by our joint venture, Align, and costs incurred in connection with the closure of certain farms in Missouri that impacted assets owned by our joint venture, Monarch.

(6)      Includes a $32 million gain on the sale of our Utah hog farms and a $6 million gain on the sale of breeding stock to Murphy Family Farms in the fourth quarter of 2024.

(7)      Represents the recognition of employee retention tax credits received under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

(8)      Consists of gains recognized in connection with settlements of insurance claims, including gains recognized in the second quarter of 2025 and the second and third quarters of 2024 for losses incurred in connection with past litigation and gains recognized in the first quarter of 2025 and in fiscal years 2023 and 2022 for recoveries associated with property destruction.

(9)      Represents the tax effects of the non-GAAP adjustments based on a statutory tax rate of 25.7%.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Ratio of Net Debt to Adjusted EBITDA

	Six Months Ended		Twelve Months Ended	Fiscal Year				Affected income statement account
	June 29, 2025	June 30, 2024	June 29, 2025	2024	2023	2022	2014
	(in millions except for percentages)
Net income (loss) from continuing operations	$415	$372	$841	$798	$(133)	$811	$437
Interest expense, net	22	35	53	66	76	87	162
Income tax expense (benefit)	134	96	308	271	(41)	231	219
Depreciation and amortization	165	165	340	339	427	440	199
EBITDA from continuing operations	$736	$668	$1,542	$1,474	$329	$1,569	$1,017
Litigation charges(1)	73	—	73	—	208	—	—	SG&A
Reduction in workforce(2)	6	—	6	—	—	—	—	SG&A
Reduction in workforce(2)	2	—	2	—	—	—	—	Cost of sales
Office closures(3)	4	—	4	—	—	—	—	SG&A
Plant closure(4)	1	—	1	—	—	—	—	Cost of sales
West Coast Exit and Hog Production Reform(5)	1	10	20	29	110	68	—	Cost of sales
West Coast Exit and Hog Production Reform(6)	—	—	—	—	49	—	—	(Income) loss from equity method investments
West Coast Exit and Hog Production Reform(7)	(1)	—	(39)	(38)	—	—	—	Operating gains
Incremental costs from destruction of property	—	4	—	4	3	—	—	Cost of sales

	Six Months Ended		Twelve Months Ended	Fiscal Year				Affected income statement account
	June 29, 2025	June 30, 2024	June 29, 2025	2024	2023	2022	2014
	(in millions except for percentages)
Impairment of Norson investment, net of gain on sale	—	—	—	—	—	36	—	Non-operating gains
Gain on sale of Vernon, California facility	—	—	—	—	(86)	—	—	Operating gains
Gain on sale of Saratoga	—	—	—	—	—	(417)	—	Operating gains
Gain on dilution of investment in Monarch	—	—	—	—	—	(52)	—	Non-operating gains
Employee retention tax credits(8)	(10)	(86)	(10)	(86)	—	—	—	Cost of sales
Employee retention tax credits(8)	—	(1)	—	(1)	—	—	—	SG&A
Insurance recoveries(9)	(35)	(1)	(37)	(4)	(5)	(6)	—	Operating gains
Adjusted EBITDA from continuing operations	$777	$594	$1,562	$1,379	$610	$1,197	$1,017

Net income (loss) margin from continuing operations	5.5%	5.4%	5.7%	5.6%	(0.9%)	5.0%	3.3%
Adjusted EBITDA margin from continuing operations	10.3%	8.7%	10.5%	9.7%	4.2%	7.4%	7.6%

____________

(1)      Consists of accruals for antitrust price-fixing and antitrust wage-fixing litigation matters.

(2)      Consists of severance costs associated with a workforce reduction initiative.

(3)      Consists of severance costs associated with the planned closure of our satellite offices in Lisle, Illinois and Kansas City, Missouri.

(4)      Excludes accelerated depreciation charges in the amount of $1 million recognized in the first six months of 2025 as such charges are included in the depreciation and amortization line in this table.

(5)      Consists of costs related to the closure of our Vernon, California processing facility, the closure and/or reduction of certain farms in Arizona, California, Missouri and Utah and certain residual operating and restructuring expenses, including the termination of a number of agreements with contract farmers and workforce reduction due to discontinuation of operations on the West Coast and efforts to improve the cost structure of our Hog Production segment. Excludes accelerated depreciation charges of $1 million and $2 million recognized in the first six months of 2025 and the last six months of 2024, respectively, as well as $2 million, $85 million and $83 million for fiscal years 2024, 2023 and 2022, respectively, as such charges are included in the depreciation and amortization line in this table.

(6)      Includes an impairment of certain biogas assets recognized by our joint venture, Align, and costs incurred in connection with the closure of certain farms in Missouri that impacted assets owned by our joint venture, Monarch.

(7)      Includes a $32 million gain on the sale of our Utah hog farms and a $6 million gain on the sale of breeding stock to Murphy Family Farms in the fourth quarter of 2024.

(8)      Represents the recognition of employee retention tax credits received under the CARES Act.

(9)      Consists of gains recognized in connection with settlements of insurance claims, including gains recognized in the second quarter of 2025 and the second and third quarters of 2024 for losses incurred in connection with past litigation and gains recognized in the first quarter of 2025 and in fiscal years 2023 and 2022 for recoveries associated with property destruction.

	Twelve Months Ended	Fiscal Year Ended
	June 29, 2025	December 29, 2024	December 28, 2014
	(in millions except for ratios)
Net income from continuing operations	$841	$798	$437
Adjusted EBITDA from continuing operations	1,562	1,379	1,017
Current portion of long-term debt and capital lease	3	3	28
Long-term debt and finance lease obligations	2,001	1,999	2,648
Debt	2,003	2,002	2,676
Cash and cash equivalents	(928)	(943)	(378)
Net debt	1,075	1,059	2,298
Ratio of total debt and finance lease obligations to net income from continuing operations	2.4x	2.5x	6.1x
Ratio of net debt to adjusted EBITDA from continuing operations(10)	0.7x	0.8x	2.3x

____________

(10)    See “Prospectus Summary — Our Financial Performance” for more information. There were no adjustments to EBITDA made for fiscal year 2014.

Quarterly Reconciliations of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin to Net Income and Net Income Margin

	Three Months Ended
	June 29, 2025	March 30, 2025	December 29, 2024	September 29, 2024	June 30, 2024	March 31, 2024
Net income (loss) from continuing operations	$188	$227	$217	$209	$259	$112
Interest expense, net	11	11	14	17	19	16
Income tax expense (benefit)	62	72	105	69	58	39
Depreciation and amortization	82	83	87	88	83	82
EBITDA from continuing operations	$344	$393	$424	$382	$419	$249
Litigation charges(1)	73	—	—	—	—	—
Office closures(2)	4	—	—	—	—	—
Reduction in workforce(3)	—	9	—	—	—	—
Plant closure	—	1	—	—	—	—
Incremental costs from destruction of property	—	—	—	—	2	3
West Coast Exit and Hog Production Reform(4)	—	(1)	(21)	3	—	10
Employee retention tax credits(5)	(10)	—	—	—	(87)	—
Insurance recoveries(6)	(29)	(6)	—	(3)	(1)	—
Adjusted EBITDA from continuing operations	$381	$396	$403	$383	$333	$261

____________

(1)      Consists of accruals for antitrust price-fixing and antitrust wage-fixing litigation matters.

(2)      Consists of severance costs associated with the planned closure of our satellite offices in Lisle, Illinois and Kansas City, Missouri.

(3)      Consists of severance costs associated with a workforce reduction initiative.

(4)      Consists primarily of contract termination costs and employee termination benefits charges associated with our Hog Production Reform initiative. In the fourth quarter of 2024, such costs were more than offset by a $32 million gain on the sale of our Utah hog farms and a $6 million gain on the sale of breeding stock to Murphy Family Farms.

(5)      Represents the recognition of employee retention tax credits received under the CARES Act.

(6)      Consists of gains recognized in connection with settlements of insurance claims, including gains recognized in the second quarter of 2025 and the second and third quarters of 2024 for losses incurred in connection with past litigation and gains recognized in the first quarter of 2025 for recoveries associated with property destruction.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as the financial and other information set forth or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition may be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only ones facing us. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us.

Risks Relating to Our Business and Operations

Our results of operations are cyclical and could be adversely affected by fluctuations in the commodity prices for meat, livestock (primarily hogs) and feed ingredients.

We are significantly impacted by the cyclical nature of commodity prices for meat, livestock (primarily hogs) and feed ingredients such as grains, as well as the selling price of our products and competing animal protein products on the market (especially beef and chicken), all of which are determined by constantly changing and volatile market forces of supply and demand. These fluctuations can be significant, as shown in recent years, with average lean hog prices published by the Chicago Mercantile Exchange, Inc., or CME, decreasing from $98 per hundredweight in fiscal year 2022 to $81 per hundredweight in fiscal year 2023 and then increasing to over $109 per hundredweight in July 2025. Further, hog raising costs are largely dependent on the fluctuations of commodity prices for corn, grains, soybean meal, wheat and other feed ingredients. Our Hog Production segment generally generates higher profits when hog prices are high and feed ingredient prices are low, and lower profits (or losses) when hog prices are low and feed ingredient prices are high. When hog prices are lower than our hog production costs, our non-vertically integrated competitors (i.e., those without significant hog production operations) may have a cost advantage over us.

Other factors that may impact commodity prices and our results of operations include, but are not limited to:

•        competing demand for feed ingredients, such as competing demand for corn for use in the manufacture of ethanol or other alternative fuels;

•        environmental regulations;

•        changes in governmental agricultural programs;

•        tariffs and other import and export restrictions, such as trade barriers resulting from, among other things, developments in international relations and food safety concerns;

•        transportation interruptions or increases in diesel fuel costs;

•        an increase in pork processing capacity, adversely impacting fresh meat values;

•        adverse weather conditions, including the impact of climate change and weather on our water supply and the availability and pricing of feed ingredients;

•        energy prices, including the effect of changes in energy prices on our transportation costs and the cost of feed;

•        contamination with mold or bacteria;

•        the impact of COVID-19 pandemic and other similar disruptions in the future; and

•        labor strikes, industrial accidents, occupational health and safety issues and animal welfare or food safety issues (including the real or perceived outbreak of food-borne illnesses or outbreaks of diseases among livestock).

Profitability in our industry is materially affected by the commodity prices of animal feed ingredients, such as grain, corn and soybean meal and wheat. The production of feed ingredients is positively or negatively affected due to various factors, primarily by the global level of supply inventories and demand for feed ingredients, the agricultural policies of the United States and other countries and weather patterns and climatic conditions throughout the world. Market prices for feed ingredients remain volatile. High prices for animal feed ingredients may have a material adverse effect on our operating results. A significant decrease in pork prices for a sustained period of time could have a material adverse effect on our consolidated sales.

Given the volatility of the commodity prices, we have sought to reduce our reliance and exposure to commodity markets by entering into supply contracts that offer price and supply stability and implementing cost-saving programs to offset rising commodity costs. For example, we have been reducing the number of hogs we own and raise and increasing the number of hogs we purchase from contract farmers under market agreements. However, if we are not able to continue to execute and maintain marketing and purchasing contracts with independent growers or supply contracts with our contract farmers on attractive terms, or if our counterparties are unable to perform their obligations under such agreements, our results of operations would be negatively affected.

We attempt to manage certain of these risks through the use of our risk management and hedging programs. However, we may not be effective in doing so and, in any case, these programs may also limit our ability to realize gains from favorable commodity fluctuations. Additionally, a portion of our commodity derivative contracts are marked-to-market, such that the unrealized gains and losses are reported in earnings as incurred. This accounting treatment may cause significant volatility in our earnings. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” in our 2024 Annual Report and “Note 8: Derivative Financial Instruments” to the consolidated financial statements included in our 2024 Annual Report incorporated by reference in this prospectus for the effects of derivative instruments on our consolidated statements of income.

Furthermore, we may be unable to price our products to cover increased costs. Competitive considerations and customer resistance to price increases may delay or make us unable to adjust our selling prices. To the extent we are unable to either re-engineer or otherwise offset increased costs or are unwilling or unable to build price increases into a higher quoted price or negotiating higher prices, our margins will be negatively affected. Conversely, when raw materials prices decline, we may receive customer pressure to reduce our sales prices.

Disruption of our supply chain could adversely affect our business, financial condition and results of operations.

The primary raw materials used in our business are hogs, fresh pork, raw beef, poultry and animal feed ingredients, including corn, grains, soybean meal and wheat. Disruption to our raw material supply due to adverse weather conditions, climate change, crop conditions, natural disaster, fire, terrorism, pandemic or epidemic, changes in governmental agricultural programs, strikes, import restrictions, transportation interruptions, increases in diesel fuel costs, increases in handling and storage costs, cold chain market fluctuations, contamination with mold or bacteria, the real or perceived outbreak of food-borne illnesses or outbreak of diseases among livestock, water shortage, industrial accidents and other occupational health and safety issues or other events beyond our control could impair, and in some cases have impaired, our ability to produce and sell our products.

In addition, we rely on specific suppliers for the provision of certain ingredients and materials, including sodium for our hogs and sourcing of carbon dioxide. We purchase most of the seasonings for our Packaged Meats segment from a single company, Saratoga Food Specialties, LLC, or Saratoga, with which we have entered into an exclusivity agreement regarding such seasonings. Saratoga also has a right of first refusal to supply us with any new seasoning or sauce products we need until expiration of our agreement on October 31, 2025. We believe that we carry sufficient inventory of finished product and seasonings to overcome an interruption in the supply of seasonings from Saratoga; however, this may not be the case if alternate sources are unavailable or inadequate.

Any disruption in supply of ingredients or materials could affect our ongoing operations and our ability to fulfill demand. A disruption in our supply chain may require significant costs and resources to restore and may also force us to buy material at higher prices, which can substantially increase our costs. We may not be able to pass on all or part of the increased costs to customers in the form of price increases, in a timely manner or at all. Even if we are able to increase our selling prices, sustained price increases for our products may lead to sales declines and loss of market share, particularly if our competitors do not increase their prices.

An inability to realize savings and efficiency gains could adversely affect profitability and we may be unable to achieve any or all of our financial and operational targets.

We are currently implementing multiple savings opportunities across the areas of production, procurement, commercial and logistics, which we expect will deliver productivity savings and help us effectively manage margins and profitability. In addition, we have ongoing initiatives to improve profitability and efficiency gains of the Hog Production segment, including genetic transformation, herd health improvements, procurement and nutrition savings.

However, our cost-savings expectations are based upon several assumptions and estimates that are difficult to predict, necessarily speculative in nature and subject to significant business, operational, economic and competitive uncertainties and contingencies. A variety of factors could affect the realization of some or all of the expected cost savings and efficiency gains, including, but not limited to, our anticipated business strategies, our marketing strategies, our product development and licensing strategies, our ability to anticipate and react to business trends, general economic conditions, lack of sustainability in cost savings over time, unexpected costs associated with operating our business and other developments in our industry. The actual results of implementing the various cost savings and efficiency initiatives may differ materially from our current estimates. Moreover, we may not be able to identify or implement further cost savings and efficiency initiatives in the future. In addition, our continued efforts to implement cost savings and efficiency initiatives may divert management attention from the rest of our business and may preclude us from seeking attractive new product opportunities or pursuing other initiatives, any of which may materially and adversely affect our business. We may be unable to achieve or improve all of these cost savings and efficiency gains within the expected timeframe, or at all, and we may incur additional or unexpected costs in order to realize them.

The food industry in which we operate is highly competitive, and our inability to compete successfully, or the effects of such competition, could adversely affect our business, financial condition and results of operations.

The food industry in which we operate is highly competitive. Numerous brands and products compete for shelf space and sales, with competition in our Packaged Meats and Fresh Pork segments based primarily on taste, product quality, nutritional profile and dietary attributes, product availability, convenience, price, brand recognition and loyalty and the ability to identify and satisfy emerging consumer preferences. Our ability to compete effectively depends on our capacity to execute across these criteria.

Although we regularly conduct research and development activities to develop new products that meet our standards for quality and appeal to consumer preferences, the success of our innovation and product development efforts is affected by our ability to anticipate changes in consumer preferences, the technical capability of our employees in developing and testing product prototypes, our ability to comply with applicable governmental regulations, and the success of our management, sales and marketing teams in introducing and marketing new products, including through current and new product categories.

The protein industry is highly competitive. We compete with large multi-brand packaged foods businesses, as well as fresh meat companies, private, category-focused companies and pork processing companies. Our products compete with many other protein sources, including chicken, beef and seafood, but our principal competition comes from other pork processors. Additionally, we face competition for export sales from both domestic and international suppliers.

Some of our competitors have greater scale, marketing resources, name recognition, research and development capabilities and/or other resources (financial and otherwise) than we do, and some of the companies may be more innovative and able to bring new products to market faster and more quickly exploit and serve niche markets or new or burgeoning consumer preferences than us.

There can be no assurance that we will successfully develop and market new products or successfully introduce products in new categories. The development and introduction of new products requires substantial marketing expenditures, which we may be unable to recoup if the new products do not gain widespread market acceptance. If we introduce new or improved products that ultimately do not meet objectives for such products, it could impact our growth, sales and profitability. Any failure to successfully develop, market and launch future products or successfully enter into new product categories may lead to decreased growth, sales and profitability.

Further, our competitors could increase their promotional spending or market and sell their products more successfully than we do. Our competitors could also offer lower prices to customers, which could pressure us to lower prices to our customers and to achieve additional cost savings to offset these reductions. We may be unable to change our cost structure and pricing practices rapidly enough or sufficiently to successfully compete in such an environment.

We may be unable to compete successfully with any or all of these companies. Competitive pressures or other factors could cause us to lose sales, which may require us to lower prices, increase the use of discounting or promotional programs, or increase marketing expenditures, each of which would adversely affect our margins and could result in a decrease in our operating results and profitability.

Changes in consumer preferences and failure to maintain favorable consumer perception of our brands and products could negatively impact our business.

The food industry in general is subject to changing consumer trends, demands and preferences. Trends within the food industry change often, and failure to identify and react to changes in these trends could lead to, among other things, reduced demand and price reductions for our brands and products. We strive to respond to consumer preferences and social expectations, but we may not be successful in our efforts.

We have a number of widely recognized brands with significant value. Maintaining and continually enhancing the value of these brands is critical to the success of our business. Brand value is based in large part on consumer perceptions. Success in promoting and enhancing brand value depends in large part on our ability to provide high-quality products. Brand value could diminish significantly due to a number of factors, including consumer perception that we have acted in an irresponsible manner, adverse publicity about our products (whether or not valid), our failure to maintain the safety and quality of our food products or ingredients (or the food safety system generally), the failure of our products to deliver consistently positive consumer experiences or the products becoming unavailable to consumers.

Prolonged negative perceptions concerning the health implications of certain food products or ingredients or loss of confidence in the food safety system generally could influence consumer preferences and acceptance of our products and marketing programs. Prolonged negative perceptions and failure to satisfy consumer preferences could materially and adversely affect our business, financial condition and results of operations.

The use of social and digital media by consumers has greatly increased the speed and extent that information or misinformation can be shared. Individuals and organizations have in the past used social media platforms to publicize information and perceptions about the food production industry in general and our company in particular. Such publications could damage our reputation. A negative perception by consumers of one or more of our brands or a shift in consumer preferences away from animal-based products may result in reduced sales of our products, which could have a material adverse effect on our business, results of operations and financial condition.

Outbreaks of disease among or attributed to livestock can significantly affect production, the supply of raw materials, demand for our products and our business.

We are subject to risks relating to our ability to maintain animal health and control diseases. Real or perceived livestock health problems could adversely impact our production, our supply of raw materials and consumer confidence in all of our operating segments.

From time to time, we have experienced outbreaks of livestock diseases, and we may experience additional occurrences of livestock disease in the future. For example, there have been recent outbreaks of both high-and low-pathogenic strains of avian influenza in the United States. The outbreaks of both high- and low-pathogenic strains of avian influenza are a fairly common occurrence in Mexico. Adverse publicity concerning any disease or health concern could also cause customers to lose confidence in the safety and quality of our food products. Outbreaks of disease, including African Swine Fever, or ASF, Bovine Spongiform Encephalopathy, Foot and Mouth Disease and Highly Pathogenic Avian Influenza, or HPAI, can have a significant impact on our financial results. In recent years, ASF has impacted hog herds in Asia (including in China), Europe and the Caribbean; and, if an outbreak of ASF were to occur in the United States, our supply of hogs and pork could be materially impacted. In 2024, HPAI was detected in the United States in dairy cattle, wild birds, mammals, and farm workers directly exposed to infected dairy or poultry. The U.S. pork market was significantly impacted by the spreading of Porcine Epidemic Diarrhea Virus in 2014 and Porcine Reproductive and Respiratory Syndrome Virus in 2015, which affected our herds in several regions. The spread of these diseases in the United States reduced hog supplies, leading to higher meat prices. In 2015, the hog herds recovered and supply increase yielded lower market prices. Neither of these diseases or the corresponding fluctuations to market prices had a material adverse impact on our financial condition or results of operations. However, we cannot guarantee that the outbreak of any such diseases would not have a material adverse impact on our financial condition or results of operations in the future.

The outbreak of such diseases could adversely affect our supply of raw materials, increase the cost of production, reduce the number of livestock offspring produced, hamper the growth of livestock to finished size, result in expensive vaccination programs and require in some cases the destruction of infected livestock, any of which could adversely affect our operating margins. Additionally, the real or perceived outbreak of disease may hinder our ability to market and sell products both domestically and internationally. Any real or perceived outbreak of disease, including contamination of other livestock of our competitors, could also reduce consumer confidence in the meat products affected by the particular disease, generate adverse publicity, depress market conditions for our hogs internationally and/or domestically and result in the imposition of import or export restrictions.

Our operations are subject to the general risks associated with the food industry, including perceived or real health risks related to our products or the food industry generally and risks associated with government regulations.

We are subject to risks affecting the food industry generally, including risks posed by the following:

•        food spoilage;

•        food contamination;

•        food allergens;

•        consumer nutritional and health-related concerns;

•        consumer product liability claims;

•        product tampering;

•        product labeling errors;

•        the expense and possible unavailability of product liability insurance; and

•        the potential cost and disruption of a product recall or withdrawal.

Adverse publicity concerning any perceived or real health risk associated with our brands or our products could cause customers to lose confidence in the safety and quality of our food products, which could adversely affect our reputation, business, financial condition and results of operation, particularly as we expand our branded products business. We could also be adversely affected by perceived or real health risks associated with similar products produced by others to the extent such risks cause customers to lose confidence in the safety and quality of such products generally and, therefore, lead customers to opt for other options that are perceived as safe.

Our manufacturing facilities and products, including the processing, packaging, storage, distribution, advertising and labeling of our products, are subject to extensive federal, state and foreign laws and regulations in the food safety area, including regular government inspections and governmental food processing controls. Loss of or failure to obtain necessary permits and registrations could delay or prevent us from meeting current product demand, introducing new products, building new facilities or acquiring new businesses and could adversely affect operating results. If we are found to be out of compliance with applicable laws and regulations, particularly if it relates to or compromises food safety or animal welfare, we could be subject to civil remedies, including fines, injunctions, recalls or asset seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, future material changes in food safety and animal welfare regulations could result in increased operating costs or could be required to be implemented on schedules that cannot be met without interruptions in our operations.

Product liability claims or product recalls can adversely affect our business reputation, expose us to increased scrutiny by federal and state regulators and may not be covered by insurance.

Pork and poultry products may be subject to contamination by foreign materials, exposure to chemicals of concern from packaging or environmental exposure, or disease-producing organisms or pathogens, such as Listeria monocytogenes, Salmonella, Campylobacter and generic E.coli, Yersinia enterocolitica and Staphylococcus aureus. Because these pathogens are generally found in the environment, there is a risk that, as a result of food processing, they could be present in our products. We cannot assure you that our food safety monitoring systems, even when working effectively, will eliminate all such risks related to food safety. These risks cannot be eliminated entirely even with adherence to good manufacturing practices and finished product testing. We license our brand abroad and have little, if any, control over the products sold under such licenses. Any quality issues with such products could cause reputational damage to us. We also have little, if any, control over proper handling once the product has been shipped. Illness and death may result if the pathogens are not eliminated at the further processing, food service or consumer level. Even an inadvertent shipment of contaminated products is a violation of law and may lead to increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies and may have a material adverse effect on our business, reputation and/or prospects. The packaging, marketing and distribution of food products entail an inherent risk of product liability and product recall and the resultant adverse publicity. We may be subject to significant liability if the consumption of any of our products causes injury, illness or death.

We could be required, and in some instances have in the past been required to, recall certain products due to such products being mislabeled, contaminated, spoiled, tampered with or damaged, whether caused by us or someone in our supply chain. A widespread product recall or market withdrawal could result in significant losses due to the cost of a recall or withdrawal, the destruction of product inventory, potential customer claims, lost sales due to the unavailability of product for a period of time. The costs associated with product recalls could be exacerbated by issues encountered in tracing affected products either within our facilities or in the hands of third parties. In addition, such a product recall or withdrawal could also result in adverse publicity, damage to our reputation and a loss of consumer confidence in our products, which could have a material adverse effect on our business results. Any product contamination or mislabeling also could subject us to, and in some instances has subjected us to, product liability claims, adverse publicity or government scrutiny, investigation or intervention, resulting in increased costs and decreased sales as customers lose confidence in the safety and quality of our food products.

In addition, we purchase ingredients, commodities and other raw materials from third-party suppliers. If these materials are alleged or prove to include contaminants that affect the safety or quality of our products or are otherwise rumored to have adverse effects, we may need to find alternate materials for our products, delay production of our products, or discard or otherwise dispose of our products, which could adversely affect our results of operations. Additionally, if this occurs after the affected product has been distributed, we may need to withdraw or recall the affected product and we may experience adverse publicity or product liability claims. We cannot assure you that we will not be required to perform product recalls, or that product liability claims will not be asserted against us, in the future. Any claims that may be made may create adverse publicity that would have a material adverse effect on our ability to market our products successfully or on our business, reputation, prospects, financial condition and results of operations.

Moreover, claims or liabilities of this type might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We do not currently maintain any product recall insurance and we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage. A product liability judgment against us or a widespread product recall could have a material adverse effect on our business, financial condition, results of operations or liquidity. To date, product recalls have not had a material adverse impact on our financial condition or results of operations.

Any disruption of operations at one or more of our production facilities, distribution centers or cold storage facilities, including as a result of natural disasters, public health crises, political crises and instability, civil unrest and other catastrophic events or events outside of our control, could adversely affect our business, financial condition and results of operations.

Our production and distribution network consists of numerous processing plants and distribution centers that are either company-owned or rented, and numerous third-party cold storage facilities in North America. Any disruption in, or the loss of operations at, one or more of these facilities, even on a short-term basis, could delay or postpone production or distribution of our products, which could adversely affect our business, financial condition and results of operations.

Natural disasters, such as fires, earthquakes, power shortages or outages, floods or monsoons, public health crises, such as pandemics and epidemics, political crises, such as terrorism, war, civil unrest, political instability or other conflict, or other events outside of our control have in the past, and may in the future, adversely impact our results of operations.

Such disruption could be caused by a number of different events, including:

•        maintenance outages;

•        regulatory actions;

•        prolonged power failures;

•        equipment or software failure;

•        widespread contamination of our equipment;

•        fires, floods, earthquakes or other natural disasters; or

•        other events beyond our control.

Any material malfunction or prolonged disruption in the operations of any of our facilities, including our manufacturing facilities, farms, distribution facilities, stores of our wholesale partners or the facilities of our suppliers, distributors or any of our other third-party service providers, could prevent us from fulfilling orders to existing customers and could limit our ability to sell products to new customers. Any of these events could adversely affect our business, financial condition and results of operations.

A meaningful portion of our packaged meat and fresh pork products are distributed through our facility in Kansas, and disruption to operations at this facility would require us to change our overall distribution activities, which would likely have an adverse impact on our operations. We also utilize third-party warehouse and transportation providers through which a meaningful portion of our product is distributed. A disruption in storage or transportation services could be caused by a number of factors, including:

•        labor issues;

•        port and shipping capacity;

•        failure to meet customer standards;

•        acts of war;

•        terrorism;

•        fire, earthquakes, extreme temperatures, flooding or other natural disasters; or

•        bankruptcy or other financial issues affecting the third-party providers of such services.

A disruption in storage or transportation services could result in an inability to supply materials to our facilities or finished products to our distribution centers or customers. Alternatives may not be available on short notice or could result in higher transportation costs. Any disruption in the distribution chain of our products or an increase in the cost of these services could have a material adverse effect on our business, financial condition and results of operations.

Our reliance on third-party service providers can have an adverse effect on our business.

We rely on third-party service providers for many areas of our business, including transportation and cold storage. Failure by these third parties, including independent growers, to meet their contractual, regulatory and other obligations to us, or our failure to adequately monitor their performance, have in the past resulted in and could in the future result in additional costs to remediate errors made by such service providers. Depending on the function involved, such errors have in the past led to and can in the future lead to business disruption, systems performance degradation, processing inefficiencies or other systems disruptions, the loss of or damage to intellectual property or sensitive data through security breaches or otherwise, incorrect or adverse effects on financial reporting, litigation or remediation costs and damage to our reputation, all of which can adversely affect our business. For example, should the refrigeration system fail at one of our third-party cold storage facilities, we could suffer the loss of some, or all, of our inventory. Should our contract manufacturers go out of business or suffer major equipment failure, we may lose the ability to produce sufficient quantities of our products for a period of time before establishing production with a new manufacturer. Any number of similar failures suffered by our service providers could prove damaging to our ongoing operations and our ability to fulfill demand.

Due to seasonality or changes in our promotional activities, our revenue and operating results may vary from quarter to quarter.

We have experienced, and expect to continue to experience, fluctuations in our quarterly results of operations due to the seasonal nature of our business. Hog supply and consumer purchasing patterns are impacted by seasonal factors, including weather and holidays. Seasonality could cause our results of operations for an interim financial period to fluctuate and not be indicative of our full-year results. Seasonality also impacts relative net sales and profitability of each quarter of the year, both on a quarter-to-quarter and year-over-year basis. If we fail to effectively manage our inventories or fluctuations in business as a result of promotional activities or other factors, seasonality could have a material adverse effect on our business, financial condition and results of operations.

Significant increases in the cost of distribution could adversely affect our business, financial condition and results of operations.

Our distribution costs primarily include freight and cold storage. Significant increases in these distribution costs could adversely affect our business, financial condition and results of operations. We use a core group of contract carriers that have established rates based on mileage to regions or destination states. A fuel surcharge addendum is a component of all rates to offset the fluctuating price of diesel fuel, primarily to limit the contract carrier’s exposure. If these surcharges rise significantly and we do not have effective hedges in place, or if we are unable to pass increased distribution costs on to our customers in the form of higher prices for our products, our business, financial condition and operating results could be adversely affected. In addition, if we increase prices to offset higher transportation and distribution costs, we could experience lower demand for our products, decreased ability to attract new customers and lower sales volumes.

We use in-house and third-party cold storage vendors to store our finished goods. A major component of cold storage operations expense is electricity cost. Any significant increase in electricity rates for the vendor are passed along to us in the form of higher storage rates. If our storage rates or electricity rates for in-house cold storage increase significantly, we may be unable to pass these costs on to our customers, which could adversely affect our business, financial condition and results of operations.

We are increasingly dependent on information technology, and our business and reputation could suffer if we are unable to protect our information technology systems against, or effectively respond to, cyberattacks, other cyber-incidents or security breaches or if our information technology systems are otherwise disrupted.

Information technology is an important part of our business operations, and we increasingly rely on information technology systems to manage business data and increase efficiencies in our production and distribution facilities and inventory management processes. We also use information technology to process financial information and results of operations and to comply with regulatory, legal and tax requirements. In addition, we depend on information technology for digital marketing and electronic communications among our facilities, personnel, customers and suppliers. Like other companies, our information technology systems are vulnerable to a variety of disruptions, including, but not limited to, the process of upgrading or replacing software, databases or components thereof, natural disasters, terrorist attacks, telecommunications failures, computer viruses, cyberattacks, hackers, unauthorized access attempts and other security issues. Cyberattacks and other cyber-incidents are occurring more frequently, constantly evolving in nature, becoming more sophisticated and being made by groups and individuals with a wide range of motives and expertise. Our security initiatives and disaster recovery plans to mitigate our exposure to these risks may not be adequate. Any significant failure of our systems, including failures that prevent our systems from functioning as intended or our failure to timely identify or appropriately respond to cyberattacks or other cyber-incidents, could cause transaction errors, processing inefficiencies, loss of customers and sales, have negative consequences on our employees and our business partners, have a negative impact on our operations and business reputation and expose us to liability, litigation and regulatory enforcement actions.

In addition, targeted cyberattacks or those that result from a security incident directed at a third-party vendor that we rely on have in the past created and can in the future create a risk of compromise to our internal systems, products and offerings, which have in the past resulted in and could in the future result in interruptions or delays that could disrupt our business operations. If our supply chain cybersecurity is compromised as a result of third-party action, employee error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, our business may be harmed and we could incur significant liabilities.

The costs to address cybersecurity risks or risks on information technology failure, both before and after an incident, have in the past been and could in the future be significant, regardless of whether incidents result or resulted from an attack on us directly, or on third-party vendors upon which we rely. If we are unable to prevent security breaches, we may suffer financial and reputational damage or penalties because of the unauthorized disclosure of confidential information belonging to us or to our business partners, customers, consumers or suppliers. Finally, the disclosure of non-public information through external media channels could lead to the loss of intellectual property or damage our reputation and brand image. Any such incidents could subject us to government investigations and regulatory enforcement actions, litigation, potential liability, and damage to our brand and reputation or otherwise harm our business and operations.

Our operations are subject to the risks associated with acquisitions, investments in joint ventures and divestitures.

From time to time, we review opportunities for strategic growth through acquisitions. We have also pursued and may in the future pursue strategic growth through investment in joint ventures. These acquisitions and investments may involve large transactions or realignment of existing investments. These transactions present financial, managerial and operational challenges, including:

•        diversion of management attention from managing our existing business;

•        difficulty with integrating businesses, operations, personnel and financial and other systems;

•        lack of experience in operating in the geographical or product markets of the acquired business;

•        new or additional regulatory requirements;

•        failure to realize any or all of the anticipated benefits, including cost synergies;

•        increased levels of debt potentially leading to associated reduction in ratings of our debt securities and adverse impact on our various financial ratios;

•        the requirement that we periodically review the value at which we carry our investments in joint ventures and, in the event we determine that the value at which we carry a joint venture investment has been impaired, the requirement to record a non-cash impairment charge, which charge could substantially affect our reported earnings in the period of such charge, would negatively impact our financial ratios and could limit our ability to obtain financing in the future;

•        potential loss of key employees and customers of the acquired business;

•        assumption of and exposure to unknown or contingent liabilities of acquired businesses;

•        potential disputes with the sellers; and

•        for our investments, potential lack of common business goals and strategies with, and cooperation of, our joint venture partners.

Product sales and our manufacturing facilities are subject to the U.S. Department of Agriculture, or the USDA, and the U.S. Food and Drug Administration, or the FDA, regulation in the United States and comparable regulatory requirements outside the United States. Failure to satisfy such regulatory requirements may impact our ability to manufacture and sell such products or may subject us to regulatory or judicial enforcement actions that could be costly and time consuming and could divert the attention of management, as well as negatively impact our reputation and brand. We may experience financial or other setbacks if any of the businesses that we have acquired or may acquire in the future have problems of which we are not aware or liabilities that exceed expectations.

Additionally, from time to time, we may divest businesses that do not meet our strategic objectives or do not meet our growth or profitability targets. We may not be able to complete desired or proposed divestitures on terms favorable to us. Gains or losses from the sales of, or lost operating profit from, those businesses may adversely affect our profitability and margins. Moreover, we may incur asset impairment charges related to divestitures that reduce our profitability. Our divestiture activities may present financial, managerial and operational risks, and could adversely affect our business, financial condition and results of operations.

We are subject to risks associated with our international sales, including disruptions to the worldwide economy due to changes in U.S. trade policy.

We export our products to over 30 countries, including China, and we are engaged in a joint venture in Mexico. For the six months ended June 29, 2025, U.S. export sales accounted for 12% of our total sales. Because of the growing market share of U.S. pork products in the international markets, U.S. exporters are increasingly being affected by measures taken by importing countries to protect local producers.

Our international sales and investments operations are subject to various risks related to economic or political uncertainties, including, but not limited to, the following risks:

•        general economic and political conditions;

•        imposition of tariffs, quotas, trade barriers and other trade protection measures by various countries;

•        import or export licensing requirements imposed by various countries;

•        the closing of borders by foreign countries to the import of our products due to, among other things, animal disease or other perceived health or safety issues;

•        difficulties and costs associated with complying with, and enforcing remedies under, a wide variety of complex domestic and international laws, treaties and regulations, including anti-corruption laws, export controls and sanctions laws and anti-money laundering laws;

•        the risk that the parties with which we do business, including parties that may resell our products in foreign countries, may not comply with all applicable laws, treaties and regulations, including import and export licensing requirements, anti-corruption laws (including, but not limited to, the U.S. Foreign Corrupt Practices Act, due to our operations in Mexico), sanctions laws, anti-bribery laws and anti-money laundering laws, and that any such non-compliance may have direct or indirect consequences on us, such as reputational harm and subjecting us to government investigations or penalties;

•        different regulatory structures and unexpected changes in regulatory environments;

•        tax rates that may exceed those in the United States and earnings that may be subject to withholding requirements and incremental taxes upon repatriation;

•        potentially negative consequences from changes in tax laws;

•        increased distribution costs, disruptions in shipping or reduced availability of freight transportation; and

•        disruptions or halts in operations at ports in the United States.

The United States has recently implemented significant changes to its trade policy, including renegotiating or terminating existing trade agreements and threatening and/or imposing new or additional tariffs. Unless otherwise exempted or subject to a different rate, all imports into the United States are currently subject to a baseline 10% reciprocal tariff rate. The United States has also imposed significantly higher individualized reciprocal tariff rates on certain countries with which the United States has the largest trade deficits, including China. The higher individualized reciprocal tariff rates on China are currently paused until August 12, 2025. Imports to the United States from China are also currently subject to an additional 20% tariff rate. China responded by imposing an additional 15% tariff on U.S. chicken, wheat, corn and cotton products and an additional 10% tariff on pork, among other products, increasing the tariff rate on U.S. pork going into China from 37% to 47%. Such increased tariffs are also currently paused through August 12, 2025. As of June 29, 2025, products we export to China faced tariffs that ranged from 25% to 57%, with most products subject to 57% tariff rates. On August 11, 2025, the United States and China agreed to extend the current pause on increased tariff rates for an additional 90 days, through approximately November 10, 2025. If the pause is not further extended, or for any reason is interrupted, and China reinstates its previously proposed tariff rates on our products, which range from 140% to 172%, we may have to reduce or even cease selling our products in China.

The U.S. pork industry depends on free and open export markets to support growth. China, Mexico and Canada are three of our largest export markets. Tariffs imposed on U.S. pork exports could increase U.S. pork supplies, which would also affect the price of pork in the United States. We could also experience a decrease in demand or lose customers due to anti-American sentiment. Any of the above could materially affect our business, financial condition and results of operations.

We cannot predict future trade policy and regulations in the United States and other countries, the terms of any renegotiated trade agreements or treaties, or tariffs and their impact on our business. Continuation of or escalations in trade tension could have a significant adverse effect on world trade and macroeconomic markets at large. To the extent that trade tariffs and other restrictions imposed by the United States or other countries increase the price of, or limit the amount of, our products or raw materials used in our products imported into the United States or other countries, or create adverse tax consequences, the sales, cost or gross margin of our products may be adversely affected and the demand from our customers for products may be diminished. Uncertainty surrounding international trade policy and regulations as well as disputes and protectionist measures could also have an adverse effect on consumer confidence and spending.

Furthermore, our foreign operations are subject to the risks described above as well as additional risks and uncertainties including:

•        fluctuations in currency values, which have affected, among other things, the costs of our investments in foreign operations;

•        translation of foreign currencies into U.S. dollars;

•        foreign currency exchange controls; and

•        unstable political environments.

Negative consequences relating to these risks and uncertainties could jeopardize or limit our ability to export our products to one or more of those markets and could adversely affect our business, financial condition and results of operations.

We depend on availability of, and satisfactory relations with, our employees.

As of June 29, 2025, we had approximately 32,000 employees in the United States and approximately 2,500 in Mexico, with approximately 24% of our total workforce covered by collective bargaining agreements or are members of labor unions. Our operations depend on the availability, retention and relative costs of labor and maintaining satisfactory relations with employees and the labor unions. Further, employee shortages can and do occur, particularly in rural areas where some of our operations are located. Labor relations issues arise from time to time, including issues in connection with union efforts to represent employees at our plants and with the negotiation of new collective bargaining agreements. If we fail to maintain satisfactory relations with our employees or with the labor unions, we may experience labor strikes, work stoppages or other labor disputes. Negotiation of collective bargaining agreements also could result in higher ongoing labor costs.

Immigration reform continues to attract significant attention in the public arena and the U.S. Congress. If new immigration legislation is enacted, such laws may contain provisions that could increase our costs in recruiting, training and retaining employees, increase our costs of complying with federal law in reviewing employees’ immigration status and create employee shortages. Furthermore, increased enforcement efforts with respect to existing immigration laws by governmental authorities may disrupt a portion of our workforce or our operations. There can be no assurance that these activities or consequences will not adversely affect our business, financial condition or results of operations in the future.

We also rely on an adequate supply of skilled employees in the farming and corporate areas. Trained and experienced personnel in our industry are in high demand, and we have experienced high turnover and difficulty retaining employees with appropriate training and skills. We cannot predict whether we will be able to attract, motivate and maintain an adequate skilled workforce necessary to operate our existing and future facilities efficiently, or that labor expenses will not increase as a result of a shortage in the supply of skilled personnel, thereby adversely impacting our financial performance. While our industry generally operates with high employee turnover, any material increases in employee turnover rates or any widespread employee dissatisfaction could also have a material adverse effect on our business, financial condition and results of operations.

We are subject to various risks relating to worker employment and health and safety.

Given the nature of our operations, the type of work performed by our employees and the number of plants and employees that we have, we are subject to various risks relating to employment eligibility and worker safety. We cannot assure you that no accidents will occur. Workplace accidents have previously resulted in lawsuits, regulatory or administrative investigations and inquiries and fines and penalties, and we may become subject to additional such lawsuits, investigations and inquiries, and fines and penalties in the future, and our business, financial condition and results of operations may be adversely affected.

Allegations or findings that we, our suppliers, third-party staffing agencies or other business partners are not complying with applicable workplace and labor laws, including child labor laws, or regarding illegal employment of foreign workers, could negatively affect our overall reputation and brand image, which in turn could have a negative impact on our relationships with customers, consumers and our brand license partners, as well as subject us to increased regulatory and political scrutiny. In addition, the discovery by us or governmental authorities of undocumented workers could result in our having to attempt to replace those workers, which could be disruptive to our operations or may be difficult to do. Moreover, failure or perceived failure to comply with legal or regulatory requirements applicable to our business could expose us to litigation, governmental inquiries and substantial fines and penalties, as well as costs and distractions, that could adversely affect our business, results of operations, financial condition and cash flows.

Following a 2023 investigation of our plant in St. James, the Minnesota Department of Labor and Industry alleged that we had employed 11 underage employees during the two-year audit period. During the hiring process, we use the federal E-Verify system and trained human resources professionals to scrutinize identity documents for I-9 purposes carefully, but our process may be circumvented by underage individuals with fake documentation. Since this investigation, we have put in place new risk-based measures designed to recognize identity fraud, including visual inspection protocols, internal auditing and enhanced I-9 training. In November 2024, we entered into a consent order with the Minnesota Department of Labor and Industry relating to these allegations. Although we did not admit liability in connection with this consent order, we paid a $2 million administrative penalty. Under the consent order, we are required to conduct industry outreach related to underage labor compliance, contractually require underage labor compliance with our labor staffing agencies and sanitation contractors, and take other steps to enhance our compliance practices.

In addition, one of our sanitation contractors, Packers Sanitation Services Inc. (now called Fortrex, Inc.), was featured prominently in the news in 2022 and 2023 because of a federal investigation that found underage employees in its workforce. We have sought to address the risk of our contractors utilizing underage employees by increasing our efforts to monitor compliance by these third parties; however, we cannot provide any assurance that companies that provide services to us will comply with such laws and that our monitoring efforts will timely identify non-compliance, if any occurs. In addition, we cannot give any assurance that our reputation will not be adversely affected by non-compliance, governmental investigations or other inquiries in the future.

We depend upon the continued services of certain key members of our senior management team, without whom our business operations could be significantly disrupted.

Our success depends, in part, on the continued contributions of our executive leadership team and key members of our senior management. Our management team has significant industry experience, as well as in-depth knowledge of our company, and could be difficult to replace. Any loss or extended interruption in the service of one or more of our senior officers could adversely affect our business, financial condition and results of operations. In addition, we do not have key-man insurance on the life of any of our officers. The unexpected loss of the services of our key personnel could have a detrimental effect on us. Moreover, the market for qualified individuals may be highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management, should the need arise. In addition, our compensation arrangements may not always be successful in attracting new employees or retaining our existing team members.

The consolidation of customers and/or the loss of our customers could adversely impact our business.

Continued consolidation within the retail industry, including among supermarkets, warehouse clubs and food distributors, has resulted in an increasingly concentrated retail base and increased our exposure to loss of certain customers. These consolidations have produced large, sophisticated customers with increased buying power who are more capable of operating with reduced inventories, opposing price increases, and demanding lower pricing, increased promotional programs and specifically tailored products. These customers also may use shelf space currently used for our products for their own private label products. Because of these trends, our volume growth could slow or we may need to lower prices or increase promotional spending for our products, any of which could adversely affect our financial results. Additionally, these large customers may demand more favorable terms that may expose us to greater risks, including uncapped indemnification and no limitation of liability provisions. Such terms may obligate us to pay significant amounts in connection with potential losses arising from claims and related legal proceedings, and any such claims could also affect our reputation and our relationship with customers.

Our ten largest customers represented approximately 38% of net sales of fiscal year 2024. We generally do not have long-term sales agreements or other contractual assurances as to future sales to our customers, including these major customers. Our business could be materially adversely affected and suffer significant decreases in sales and operating profit from the loss of one or more of our larger customers or if our larger customers’ plans, markets, and/or financial condition should change significantly. For example, if our customers cannot access sufficient funds or financing, then they may delay, decrease, or cancel purchases of our products, or delay or fail to pay us for previous purchases. The loss of a significant customer or a material reduction in sales to, or adverse change to trade terms with, a significant customer could materially and adversely affect our product sales, financial condition and results of operations.

Impairment in the carrying value of goodwill or intangible assets could negatively impact our consolidated results of operations and net worth.

As of December 29, 2024, we had $2,879 million of goodwill and intangible assets, which represented approximately 26% of total assets. Goodwill was allocated to our reporting units as follows: Packaged Meats, $1,503 million; Mexico, $69 million; Fresh Pork, $34 million; Hog Production, $4 million; and Bioscience, $4 million. Under accounting principles generally accepted in the United States, or GAAP, goodwill and identified intangible assets with indefinite lives must be evaluated for impairment annually or more frequently if events indicate it is warranted.

Goodwill is the excess amount of purchase consideration over the fair value of net assets acquired in a business combination. In evaluating the potential for impairment of goodwill, we make assumptions regarding future operating performance, business trends, and market and economic conditions. Such analyses further require us to make judgmental assumptions about sales, operating margins, growth rates, and discount rates. There are inherent uncertainties related to these factors and to management’s judgment in applying these factors to the assessment of goodwill recoverability. Goodwill reviews are prepared using estimates of the fair value of reporting units based on market multiples of earnings before interest, taxes, depreciation and amortization, or EBITDA, and/or on the estimated present value of future cash flows. For indefinite life intangible assets, an impairment loss is recognized if the carrying amount of an indefinite life intangible asset exceeds the estimated fair value of that intangible asset. Identified intangible assets with definite lives are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.

Events and conditions that could result in impairment in the value of our goodwill and other intangible assets include changes in the industry in which we operate, particularly the impact of a downturn in the global economy or the economies of geographic regions or countries in which we operate, as well as competition, adverse changes in the regulatory environment, or other factors leading to reduction in expected long-term sales or profitability. We could be required to evaluate the recoverability of goodwill and indefinite life intangible assets prior to the annual assessment if we experience disruptions to the business, unexpected significant declines in operating results, divestiture of a significant component of our business or market capitalization declines.

In addition, our equity investments in joint ventures, partnerships and other entities, both within and outside the United States, are periodically involved in modifying and amending their credit facilities and loan agreements. The ability of these entities to refinance or amend their facilities on a successful and satisfactory basis, and to comply with the covenants in their financing facilities, affects our assessment of the carrying value of any individual investment. As of December 29, 2024, none of our equity investments represented more than 5% of our total consolidated assets. If we determine in the future that an investment is impaired, we would be required to record a non-cash impairment charge, which could substantially affect our reported earnings in the period of such charge. In addition, any such impairment charge would negatively impact our financial ratios and could limit our ability to obtain financing in the future. See “Note 9: Equity Method Investments” to the consolidated financial statements included in our 2024 Annual Report incorporated by reference in this prospectus for a discussion of the accounting treatment of our equity investments.

The loss of any trademark or other intellectual property right could enable other companies to compete more effectively with us.

We utilize intellectual property in our business. Our registered and unregistered trademarks are valuable assets that reflect the goodwill of our brands and consumers’ favorable perception of our products. We have invested a significant amount of money in establishing, promoting and protecting our brands. We also rely on patented and unpatented proprietary methods, processes and techniques in our manufacturing operations and copyright protection in our sales and marketing materials to develop and maintain our competitive position. Our continued success depends, to a significant degree, upon our ability to protect and preserve our intellectual property rights. In certain jurisdictions, we receive access to third-party intellectual property. In particular, we have a license agreement with Nathan’s Famous for the exclusive right to manufacture, distribute, market and sell “Nathan’s Famous” branded hot dogs and sausages in refrigerated consumer packages to be resold through retail channels within the United States until March 2032. We cannot assure you that we will be able to maintain or renew the license agreement with Nathan’s Famous or enter into new license agreements with third-party owners of intellectual property on reasonable terms, or at all. We also license certain of our trademarks and other intellectual property for use by third parties. In an effort to preserve our trademark rights, we enter into license agreements with these third parties that govern the use of our trademarks and contain limitations on their use. We cannot assure you that our efforts to police the use of our trademarks by our licensees will be sufficient to ensure that our licensees abide by the terms of their licenses. In the event that our licensees fail to do so, our trademark rights could be diluted.

We rely primarily on confidentiality agreements and intellectual property law to protect our proprietary rights. Our confidentiality agreements with our employees and certain of our consultants, contract employees, suppliers, vendors and independent contractors, including some of our co-manufacturers who use our formulations to manufacture our products, generally require that all non-public information made known to them be kept strictly confidential. Further, some of our formulations have been developed by or with our suppliers and co-manufacturers. As a result, we may not hold exclusive rights to some formulations or be able to prevent others from using similar formulations.

We cannot be certain that the steps we have taken to protect our intellectual property rights are adequate, that our intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon, misappropriate or challenge any such rights. In addition, our trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect our trademark rights could prevent us in the future from using certain brands or from challenging third parties who use names and logos similar to our trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of our brands and products. We may not be successful in enforcing our trademarks or challenging confusingly similar trademarks used by third parties. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether we are successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject us to liabilities, force us to cease use of certain trademarks or other intellectual property, or force us to enter into licenses with others. Any one of these occurrences may have an adverse effect on our business, financial condition and results of operations.

Deterioration of economic conditions could negatively impact our business.

Our business and results of operations have in the past been and may continue in the future to be adversely affected by changes in national or global economic conditions, including inflation, interest rates, availability of and access to capital markets, volatility in financial markets, declining consumer spending rates, recessions, decreased energy availability and increased energy costs (including fuel surcharges), supply chain challenges, labor shortages, geopolitical conflicts (including the ongoing conflicts between Russia and Ukraine and Israel and Hamas), the negative impacts caused by pandemics, epidemics and public health crises and the effects of governmental initiatives to manage economic conditions.

Any such changes could adversely affect the demand for our products or the cost and availability of our needed raw materials, cooking ingredients and packaging materials, thereby negatively affecting our financial results. Disruptions and instability in credit and other financial markets and deterioration of national and global economic conditions, could, among other things:

•        make it more difficult or costly for us to obtain financing for our operations or investments or to refinance our debt in the future;

•        cause our lenders to depart from prior credit industry practice and make more difficult or expensive the granting of any technical or other waivers under our credit agreements to the extent we may seek them in the future;

•        impair the financial condition of some of our customers, suppliers or counterparties to our derivative instruments, which could result in challenges in collecting accounts receivable or non-performance by suppliers;

•        lead customers and consumers to delay or reduce purchases of our products as a result of unfavorable economic conditions;

•        negatively impact global demand for our products, which could result in a reduction of sales, operating profit and cash flows;

•        decrease the value of our investments in equity and debt securities, including our company-owned life insurance and pension plan assets, which could result in higher pension cost and statutorily mandated funding requirements; and

•        impair the financial viability of our insurers.

Furthermore, inflation has and may continue to increase our operational costs, including labor costs and feed ingredient costs, and continued increases in interest rates in response to concerns about inflation may have the effect of further increasing economic uncertainty and heightening these risks. As a result, instability and weakness of the United States and global economies, and the negative effects on consumers’ spending, may materially negatively affect our business and results of operations. A prolonged period of reduced consumer spending could have an adverse effect on our business and our results of operations.

If tax laws change or we experience adverse outcomes resulting from examination of our tax returns or disagreements with taxing authorities, it could adversely affect our business, financial condition and results of operations.

We are subject to federal, state, and local tax laws and regulations in the United States. The application and interpretation of these laws in different jurisdictions affect our operations in complex ways and are subject to change, and some changes may be retroactively applied. Our future effective tax rates and the value of our deferred tax assets and liabilities could be adversely affected by changes in tax laws. Furthermore, the European Carve-out may result in incremental tax liability to us. The United States and U.S. states and localities are also actively considering changes to existing tax laws that, if enacted, could increase our tax obligations or require us to change the manner in which we operate our business.

In addition, we are subject to the examination of our income and other tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from such examinations to determine the adequacy of our provision for income taxes. Although we believe we have made appropriate provisions for taxes in the jurisdictions in which we operate, changes in the tax laws, or challenges from tax authorities under existing tax laws could adversely affect our business, financial condition and results of operations.

We face risks associated with the long-term trend toward increased activism against companies in the food products industry.

The treatment of animals and related standards of care in the food products industry have been subject to increasing focus by animal rights groups. We and many of our customers face pressure from animal rights groups to operate our respective businesses in a manner that treats animals in conformity with certain standards developed or approved by these groups. Some of our customers also require us to comply with specified animal rights standards and audits of our facilities. Animal rights groups have also engaged in legislative efforts to ban any form of gestation crates in various states. Conforming to requirements imposed on our business by animal rights groups has caused us and may in the future cause us to incur increased costs.

Animal rights groups have in the past:

•        used pressure tactics in an effort to generate adverse publicity regarding our company;

•        trespassed on and otherwise damaged our properties; and

•        sought to disrupt our business operations or those of our suppliers and customers through protests.

These groups have, and may continue to, coordinate their actions with other groups, threaten strikes or boycotts or enlist the support of well-known persons or organizations in order to increase the pressure on us to achieve their stated aims. Future activist actions could include one or more of the following:

•        property damage;

•        disruptions to our business operations;

•        contamination of our hogs and food supply;

•        outbreak of disease;

•        cyberattacks;

•        legal challenges or lawsuits;

•        negative publicity about our business or the food products industry in general;

•        reduction in demand for our products; and

•        other adverse effects on our ability to develop our properties and expand our operations.

These actions could have a material adverse effect on our reputation and, in turn, our business, results of operations, financial condition and prospects. We may need to incur significant costs associated with responding to these or other initiatives, and there is no guarantee that our responses will produce favorable outcomes.

Risks Relating to Government Regulations

We are subject to extensive governmental regulations, which require significant compliance expenditures.

We are subject to extensive federal, state and local regulations. Our food processing facilities and products are subject to frequent inspection by the USDA, the FDA and various state and local health and agricultural agencies. Applicable statutes and regulations governing food products include rules for labeling the content of specific types of foods, the nutritional value of that food and its serving size, as well as rules that protect against contamination of products by food-borne pathogens. Many jurisdictions also require that food producers adhere to good production practices (the definition of which may vary by jurisdiction) with respect to production processes. Recently, the food safety practices and procedures in the meat processing industry have been subject to more intense scrutiny and oversight by the USDA and state authorities and future outbreaks of diseases among cattle, poultry or pigs could lead to further governmental regulation. In addition, our production facilities and distribution centers are subject to various federal, state and local laws and regulations relating to workplace safety and workplace health. Our exported products are often inspected by foreign food safety authorities, and any violation discovered during these inspections may result in a partial or total return of a shipment, partial or total destruction of the shipment and costs due to delays in product deliveries to our customers.

Our Bioscience operations are also subject to regulations from various government authorities, including the FDA, USDA and EPA. Compliance with these and other agency requirements, which are subject to change, affect our operations and may impact our results at one or more of our facilities. Additionally, the loss of or failure to obtain necessary permits or registrations, or failure to comply with these regulations, at any of our facilities could result in (1) the suspension or restriction of our heparin operations, (2) administrative penalties and injunctive relief, (3) civil penalties such as fines, injunctions and product recalls and/or (4) negative publicity.

We seek to comply with applicable regulations through using internationally recognized management systems to manage our regulatory and compliance programs, employing data analytics to monitor food safety indicators and taking corrective action if necessary, and working with the USDA and the FDA on projects aimed at improving food safety and increasing consumer protection. Failure by us, our contract farms or our co-manufacturers to comply with applicable laws and regulations or maintain permits, licenses or registrations relating to our or our co-manufacturers’ operations could subject us to civil remedies or penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of products, or refusals to permit the import or export of products, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on our operating results and business.

In addition, developments or changes in the regulatory environment may have a material impact on our business. For example, President Biden issued an executive order in July 2021 that, among other things, directed federal agencies to enforce antitrust laws more vigorously than past administrations, which may, among other things, make acquisition transactions more challenging. As a subsidiary of a public company based outside of the United States, we may also face heightened scrutiny in respect of potential acquisition transactions. See the section titled “Item 1. Business — Quality Assurance and Food Safety — Regulation” in our 2024 Annual Report incorporated by reference in this prospectus for further information on the regulations to which we are subject.

Governmental authorities may take further action restricting our ability to produce and/or sell livestock or adopt new regulations impacting our production or processing operations, which could adversely affect our business.

A number of states have adopted legislation that prohibits or restricts the ability of meat packers, or in some cases corporations generally, from owning livestock or engaging in farming. In addition, the U.S. Congress has in the past considered federal legislation that would ban meat packers from owning livestock. We cannot assure you that such or similar legislation affecting our operations will not be adopted at the federal or state levels in the future. Such legislation, if adopted and applicable to our current operations and not successfully challenged or settled, could have a material adverse impact on our operations and our financial statements.

In addition, the State of California enacted the Farm Animal Confinement Initiative, or Proposition 12, which became enforceable on July 1, 2023. Proposition 12 prohibits the sale within the state of certain uncooked pork produced from breeding sows or their offspring unless the animals have been housed in confinement systems that meet certain minimum standards and other conditions are met. Similarly, Massachusetts Question 3 prohibits the sale of certain pork products within the State of Massachusetts, as well as the shipment of certain pork products through the state, unless the products came from animals that were also housed in confinement systems that meet certain minimum standards. Our sales into California and into or through Massachusetts accounted for approximately 6% of our consolidated sales for the year ended December 29, 2024, and approximately 17% of those sales into California and into or through Massachusetts were subject to either Proposition 12 in California or Question 3 in Massachusetts.

In fiscal year 2008, North Carolina enacted a permanent moratorium on the construction of new hog farms that use the lagoon and sprayfield system. The moratorium limits us from expanding our North Carolina hog production operations. This permanent moratorium replaced a 10-year moratorium on the construction of hog farms with more than 250 hogs or the expansion of existing large farms. This moratorium may over time lead to increased difficulties in our ability to contract with independent growers.

We may be impacted by legislation targeting foreign ownership of land, or foreign ownership or operation of facilities, located in the United States.

An increasing number of states and the federal government are proposing or adopting legislation and/or regulations that prohibit or limit entities directly or indirectly controlled by individuals or entities based in the People’s Republic of China, or PRC, the Special Administrative Regions Hong Kong and Macau, and other jurisdictions deemed national security threats to the United States, from acquiring or owning an interest in private agricultural land within the boundaries of the state, or pursuant to federal law. In some cases, the adopted or proposed legislation or regulation goes beyond private agricultural land to include any land, including land on which we currently maintain production plants or other facilities. For example, the State of Texas has enacted legislation effective on September 1, 2025 that prohibits companies owned or controlled directly or indirectly by individuals domiciled in the PRC or majority owned by such individuals, from purchasing or otherwise acquiring an interest in real property in Texas other than pursuant to a lease with less than a one-year duration. In addition, there have been preliminary legislative proposals in Congress that to date have not been formally offered that seek to regulate the operations of certain foreign-owned entities. We cannot assure you that federal or state legislation and/or regulation impacting our ownership of land, or ownership and operation of facilities, will not be proposed or enacted in the future. We currently own 85,000 acres of land (having sold over 40,000 acres in 2024) on which many of our production, processing and distribution facilities are located. Such legislation or regulation, if adopted and applicable to our current operations, including such facilities, and not successfully challenged, could require us to divest land or operations that are critical to our business, which would have a material adverse impact on our operations and our financial statements going forward.

We are, and could become, subject to legal proceedings and regulatory investigations that may result in significant expenses, fines and reputational damage.

We are involved on an ongoing basis in litigation arising in the ordinary course of business or otherwise. For example, we have been named as one of 16 defendants in a series of purported class actions alleging antitrust violations in the pork industry. The plaintiffs in all of these cases also challenge the defendant pork producers’ use of benchmarking reports from defendant Agri Stats, Inc., alleging that the reports allowed the pork producers to share proprietary information and monitor each producer’s compliance with the supposed agreement to reduce supply. Payments in an aggregated amount of $194 million were made by us to settle all class claims against us by the direct purchasers, commercial and institutional indirect purchasers and consumer indirect purchasers. In addition to the class actions, we have been named as a defendant in similar claims and suits brought by a number of individual purchasers who opted out of their class and three states or commonwealths. We have entered into negotiations with many of these claimants and have settled certain of the pending non-class cases and related claims. Currently, 14 opt-out cases remain pending against us. In addition, in July 2025, the Company received a civil investigative demand from the Attorney General for the state of Washington seeking information related to this antitrust litigation.

We intend to vigorously defend against these claims, but we cannot assure you that we will be successful or that additional similar claims will not arise in the future. We established a reserve for these claims, however we cannot assure you that the reserve will not have to be increased, as applicable.

Trends in litigation may include class actions involving consumers, shareholders, employees or injured persons and claims related to commercial, labor, employment, antitrust, securities or environmental matters. Moreover, the process of litigating cases, even if we are successful, may be costly, and may approximate the cost of damages sought. These actions could also expose us to adverse publicity, which might adversely affect our brands, reputation and/or customer preference for our products and distract management from other tasks. Litigation trends and expenses and the outcome of litigation cannot be predicted with certainty and adverse litigation trends, expenses and outcomes could adversely affect our business, financial condition and results of operations. See “— Risks Relating to Government Regulations — Environmental regulation and related litigation and commitments could have a material adverse effect on us” for further information regarding ligation involving environmental matters.

Government antitrust and foreign investment policies and regulations may limit our strategic growth opportunities, including certain acquisitions and joint ventures.

The United States and many non-U.S. jurisdictions have laws designed to protect national security or to restrict foreign direct investment. In the United States, the Committee on Foreign Investment in the United States, or CFIUS, has the authority to review transactions that afford foreign investors the ability to “control” a U.S. business, as well as certain non-controlling investments. If CFIUS identifies a national security risk arising from a particular transaction, it can impose mitigation measures and can also intervene to prohibit the transaction or order a divestment if the transaction has already closed. Many non-U.S. jurisdictions restrict foreign investment in assets important to national security by taking steps including, but not limited to, placing limitations, restrictions or conditions on foreign equity investment, implementing investment screening or approval mechanisms and restricting the employment of foreigners as key personnel. These U.S. and foreign laws could limit our ability to invest in certain businesses or joint ventures or impose burdensome notification requirements, operational restrictions or delays in pursuing and consummating transactions.

Certain of our acquisitions or investments may be subject to review and approval by CFIUS or any non-U.S. equivalents thereof based on our ownership structure and scope of operations. This may have outsized impacts on transaction certainty, timing, feasibility and cost, and could prevent us from maintaining or pursuing acquisition or investment opportunities that we otherwise would have maintained or pursued. CFIUS or any non-U.S. equivalents thereof may seek to impose limitations, conditions or restrictions on or prohibit one or more of our acquisitions or investments, which may adversely affect our flexibility in structuring or financing certain acquisition transactions. In addition, CFIUS is actively pursuing transactions that were not notified to it voluntarily and may ask questions regarding, or impose restrictions, conditions or limitations on, transactions post-closing. Although CFIUS reviews (and in some cases mitigates) foreign investment originating from various countries, it has placed significant focus on reviews involving investors either directly or indirectly controlled by individuals or entities based in the PRC. As a result, acquisitions or investments undertaken by us could be subject to heightened CFIUS scrutiny compared to acquisitions or investments made by other foreign investors. These risks have increased and may continue to increase due to geopolitical, policy or regulatory developments, particularly with regard to U.S.-PRC relations. On February 21, 2025, President Trump issued a National Security Memorandum on America First Investment Policy directing CFIUS to impose greater scrutiny on acquisitions or investments by PRC-affiliated persons, including a call to “restrict PRC-affiliated persons from investing in U.S. technology, critical infrastructure, healthcare, agriculture, energy, raw materials or other strategic sectors.”

In addition, the U.S. Department of Justice Antitrust Division and the Federal Trade Commission, the two agencies responsible for enforcing federal antitrust and competition laws, issued new Merger Guidelines in December 2023, designed to invigorate enforcement of the antitrust and competition laws. These initiatives are expected to increase scrutiny of mergers and acquisitions subject to premerger review and those already consummated. As a result, the review process from U.S. antitrust agencies and other non-U.S. antitrust authorities for mergers and acquisitions undertaken by us is expected to become more challenging, more time consuming and more expensive. We may even be required to undergo investigations concerning previously closed transactions. If certain proposed acquisitions are delayed or rejected by antitrust enforcers, or if previously closed transactions are investigated, it could have an adverse impact on our business, as well as limit our opportunities for future strategic growth through acquisitions. In addition, competition rules from other U.S. federal agencies, including the USDA, as well as state competition laws could create additional hurdles.

Furthermore, complying with these laws imposes potentially significant costs and complex additional burdens, and any failure by us to comply with them could expose us to significant penalties, sanctions, loss of future investment opportunities, additional regulatory scrutiny and reputational harm.

Environmental regulation and related litigation and commitments could have a material adverse effect on us.

Our past and present business operations and properties are subject to extensive and increasingly stringent federal, state, local and foreign laws and regulations pertaining to protection of the environment, including:

•        the treatment of hazardous materials and the discharge of such materials into the environment;

•        the handling and disposition of manure and liquid and solid wastes; and

•        air emissions.

We have incurred and expect to continue to incur significant costs complying with environmental laws and regulations. Failure to comply with, and liabilities under, these laws and regulations in the future may result in significant additional consequences to us, including administrative, civil and criminal penalties, cleanup and other environmental damages, negative publicity and increased compliance costs. Some requirements applicable to us, including the Clean Water Act and the Clean Air Act, may also be enforced by citizen groups or other third parties. Natural disasters, such as flooding and hurricanes, can cause the discharge of effluents or other waste into the environment, which have in the past and may in the future result in litigation and governmental enforcement actions against us or new or additional governmental regulations applicable to our operations. See “Item 1. Business — Quality Assurance and Food Safety — Regulation” in our 2024 Annual Report incorporated by reference in this prospectus for further discussion of regulatory compliance as it relates to environmental risk. We have incurred, and will continue to incur, significant capital and operating expenditures to comply with these laws and regulations.

We also face the risk of lawsuits even if we are operating in compliance with applicable regulations. For example, in recent years various nuisance suits were filed against us and our subsidiary Murphy-Brown LLC in North Carolina. Several of these lawsuits resulted in unfavorable outcomes to us. We resolved all then-existing filed cases in July 2019 pursuant to a settlement agreement, however we have since been involved in other pending and threatened nuisance suits and claims related to both farms and other facilities. We cannot assure you that additional or similar claims relating to our farming operations (whether sounding in nuisance or other torts or causes of action) will not arise in the future.

In addition, new environmental issues could arise that would cause currently unanticipated investigations, assessments or expenditures. U.S. federal, international, state and local authorities may, from time to time, adopt revisions to environmental rules and regulations with which we must comply. New or more stringent laws or regulations that impose additional requirements on our operations or on us could increase the cost of doing business for us. For example, in January 2024, the EPA published draft revised Effluent Limitations Guidelines, or ELGs, for wastewater discharges of meat and poultry facilities. The draft proposal includes a number of options for revised ELGs that the EPA is evaluating. For existing direct dischargers of wastewater, including meat processors such as us, the EPA’s preferred option is the imposition of more stringent effluent limitations for nitrogen and ammonia and, for the first time, limitations for phosphorus. This option would also establish, for the first time, pretreatment standards for oil and grease, total suspended solids and biochemical oxygen demand for these dischargers. In addition, the EPA is proposing an amendment to add E. coli bacteria limitations for direct dischargers. Another option the EPA is considering would extend the nitrogen and phosphorus limitations to indirect dischargers, which would also cover many of our facilities.

The EPA conducted a number of public hearings on the proposed ELGs in January and March 2024. It is unclear when the EPA will issue final ELGs or to what extent they will differ from what the EPA has proposed. In addition, the new U.S. administration may elect to change, or abandon, the ELGs. Significant upgrades related to our direct and indirect wastewater discharge streams, including to treatment systems at our Sioux City and Denison, Iowa, Sioux Falls, South Dakota and Tar Heel, North Carolina facilities, would be required to meet the standards as proposed, which we estimate would require material capital expenditures in the aggregate.

Additionally, increased public interest in farm animal welfare could result in additional government regulation and additional or unplanned capital expenditures. Further, the regulation or taxation of carbon or other greenhouse gas, or GHG, emissions to address climate change concerns could result in increased compliance costs and capital expenditures and may also affect the prices of commodities, energy and other inputs to our business. It is not possible at this time to predict the complete structure or outcome of any future legislative or regulatory efforts to address GHG emissions and climate change or whether costs of compliance with such efforts will have a material adverse effect on our financial position or results of operations.

Climate change, or legal, regulatory, voluntary or market measures to address climate change, may negatively affect our business, operations or reputation.

There is growing concern that carbon dioxide and other GHGs in the atmosphere have an adverse impact on global temperatures, weather patterns, and the frequency and severity of extreme weather and natural disasters. In the event that climate change has a negative effect on agricultural productivity, we may be subject to decreased availability or less favorable pricing for certain commodities that are necessary for our products, such as grains. We may also be subject to decreased availability or less favorable pricing for water as a result of climate change, which could impact our farming, manufacturing and distribution operations. In addition, natural disasters and extreme weather conditions may disrupt the productivity of our facilities or the operation of our supply chain.

The increasing concern over climate change also has resulted and may continue to result in more state, regional, federal, and/or global legal and regulatory requirements including changes to energy policies, increased mandatory climate-related disclosure, carbon pricing regulations or carbon taxes. For example, in March 2024 the SEC published its final rules to enhance and standardize climate-related disclosures, requiring covered entities, including us, to disclose certain climate-related metrics and GHG emissions data, information about climate-related targets and goals and climate-related risks and obtain attestation requirements. The rules are currently stayed pending the resolution of litigation challenging the rules, although the new administration has stated that it will deliberate and determine appropriate next steps in light of the new administration’s position. At this time, we cannot predict the costs of implementation or any potential adverse impacts resulting from the new rules, should they become effective. However, we may incur increased costs relating to the assessment and disclosure of climate-related risks and targets. We may also be subject to increased litigation risks related to disclosures made pursuant to any federal or state reporting requirements or voluntary climate-related reporting, which could materially and adversely affect our future results of operations and financial condition.

Collecting, measuring and analyzing information relating to our GHG emissions or impacts of climate change on our business is costly, time-consuming, and dependent on third-party cooperation and such information may ultimately be unreliable. Furthermore, methodologies for measuring, tracking and reporting on such matters are evolving, and may be ambiguous and subject to rapid change, which may require our processes, benchmarks, baselines and controls for such data to evolve as well. Organizational changes may result in data recalculations. Quantifying GHG emissions within the boundaries of a business is a relatively nascent exercise, and we, like other companies in our industry, have refined and updated our methodologies following prior publication of data. For example, there have been inconsistent practices across many U.S. pork/poultry and dairy producers in quantifying our GHG emissions where biogas eligible for carbon reduction credits is also produced on farms. We have revised baselines and previously reported GHG emissions for our U.S. operations, as well as our carbon reduction goals, as a result of guidance clarifying the accounting for biogas credits in this context. Our GHG footprint has also changed as a result of closure or sale of plants, acquisition of new plants and reduction of farm operations. Furthermore, like many peer companies, our data collection, analysis and reporting capabilities have developed from a starting point with very limited established guidance or methodology. See “Item 1. Business — Sustainability” in our 2024 Annual Report incorporated by reference in this prospectus. We have engaged a third-party consultant to conduct a review of the GHG emissions attributable to our worldwide businesses, our energy use and our value chain, and that analysis is ongoing. We expect additional changes to the methodologies to quantify our GHG emissions and possibly our climate-related goals as a result of this work.

Like many companies, our quantification of GHG emissions attributable to our business and our carbon reduction goals have been voluntary to date. The process of quantifying our GHG emissions and setting carbon reduction goals, as well as a perceived or actual lack of progress in these endeavors, can subject companies such as ours to criticism, investigations, regulatory enforcement, litigation and other risks. In addition, failure to achieve our GHG emissions reduction goals could harm our reputation, which could have a material adverse effect on our results of operations, financial condition and liquidity. We may also face increased pressure from customers, consumers, investors, activists and other stakeholders to modify our products or operations to exclude ingredients or activities that are considered to have a greater impact on climate change.

Our ability to achieve any of our climate-related strategies, expectations, goals and targets is also subject to factors and conditions that are outside of our control. Examples of such factors include, but are not limited to, evolving regulatory and other standards, processes and assumptions, the pace of scientific and technological developments, increased costs and the availability of requisite financing, market trends that may alter business opportunities, the conduct of third-party manufacturers and suppliers, constraints or disruptions to our supply chain and changes in carbon markets or carbon taxes. We may be required to expend significant resources in the near or long-term future to achieve these strategies and expectations, which could significantly increase our operational costs and, despite such efforts, may be unable to achieve such strategies or meet customer or investor expectations.

Risks Relating to our Capital Structure

We may require additional financing to achieve our goals, and the failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product manufacturing and development, and other operations.

We have funded our operations primarily through equity financing, long-term senior unsecured notes, committed revolving credit facilities, commercial paper and sales of our products. We have incurred and expect to continue to incur significant capital expenditures related to the expansion and automation of our processing capacity and maintenance of our facilities. We believe that we will continue to expend substantial resources for the foreseeable future as we consider additional markets to pursue and other growth opportunities. In addition, our operating performance and cash flow may not be sufficient to meet all our debt service requirements, return value to shareholders such as through payment of dividends or repurchase of shares of our common stock, and achieve our target Ratio of Net Debt to Adjusted EBITDA or our target minimum liquidity.

Our operating plan may change because of factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financing or other sources. We may also seek financing in connection with potential new product introductions or acquisitions or investments in businesses or technologies that we believe could offer growth opportunities. Such financing may result in dilution to shareholders, imposition of affirmative and negative covenants and debt repayment obligations, or other restrictions, any of which may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Our affiliation with WH Group has historically provided us with higher credit ratings. The terms of additional financing we incur in the future may not be as favorable as those previously obtained. Our ability to access additional capital may further be affected by adverse or uncertain economic conditions. Weakness and volatility in the capital markets and the economy in general could make it more difficult to access the capital markets and could increase our cost of borrowing.

Our level of indebtedness and the terms of our indebtedness could adversely affect our business and liquidity position.

As of June 29, 2025, we had, on a consolidated basis, $2,003 million of outstanding total debt and finance lease obligations and $2,297 million of undrawn capacity including $2,100 million under our senior unsecured revolving credit facility, or the Senior Revolving Credit Facility, and $197 million under our accounts receivable securitization facility, or the Securitization Facility (after giving effect to $28 million of issued but undrawn letters of credit).

Because the borrowing capacity under the Securitization Facility depends, in part, on accounts receivable levels, which fluctuate from time to time, such amounts may not reflect actual borrowing capacity. The Senior Revolving Credit Facility is a fixed commitment facility and is not dependent on a borrowing base. In addition, on or before the maturity date of the Senior Revolving Credit Facility, we have the right, but not the obligation, to request an increase in the amount of commitments under the Senior Revolving Credit Facility in an aggregate amount not to exceed $500 million under customary terms and conditions.

Our indebtedness may increase from time to time for various reasons, including fluctuations in operating results, working capital needs, capital expenditures and potential acquisitions or joint ventures. In addition, due to the volatile nature of the commodities markets, we may need to borrow significant amounts to cover any margin calls under our risk management and hedging programs. During fiscal year 2024, margin deposits posted by us ranged from $(11) million to $97 million (negative amounts representing margin deposits we have received from our brokers). The average daily amount on deposit with our brokers during fiscal year 2024 was $27 million. As of June 29, 2025, our net amount of margin held on deposit was $102 million.

Our consolidated indebtedness level could significantly affect our business and the value of our common stock because:

•        it may, together with the financial and other affirmative and negative covenants in the agreements governing our indebtedness, limit or impair our ability in the future to obtain financing, refinance any of our indebtedness, sell assets or raise equity or debt on commercially reasonable terms or at all, which could cause us to default on our obligations, materially impair our liquidity or otherwise adversely affect our business and the value of our common stock;

•        a downgrade in our credit rating (including the loss of our investment grade credit ratings) could restrict or impede our ability to access capital markets at attractive rates and increase the cost of future borrowings;

•        it may, through event of default provisions, limit our ability to enter into change of control transactions, which may impede our ability to enter into certain transactions;

•        it may reduce our flexibility to respond to changing business and economic conditions or to take advantage of business opportunities that may arise;

•        it may place us at a competitive disadvantage relative to some of our competitors that have less indebtedness than we do;

•        a portion of our cash flow from operations must be dedicated to interest payments on our indebtedness and is not available for other purposes, which amount could increase if prevailing interest rates rise or if we incur additional indebtedness;

•        substantially all of our accounts receivable in the United States secure the Securitization Facility, all of which could limit our ability to dispose of such assets or utilize the proceeds of such dispositions and, upon an event of default under any such secured indebtedness, the lender thereunder could foreclose upon our pledged assets; and

•        it could make us more vulnerable to downturns in general economic or industry conditions or in our business.

Further, our debt agreements, under certain circumstances, either currently or in the future, may require us to maintain investment grade credit ratings and certain financial ratio covenants, and may limit additional borrowings, investments, the payment of dividends and other restricted payments, the acquisition or disposition of assets, mergers and consolidations, transactions with affiliates, the creation of liens, entrance into swap agreements, sale/leaseback transactions and the repayment of certain debt. We cannot assure you that any of these limitations will not hinder our ability to finance operations and capital needs and our ability to pursue business opportunities and activities that may be in our interest.

In addition, should market conditions deteriorate, or should our operating results otherwise be depressed in the future, we may have to request amendments or waivers to our covenants and restrictions under our debt agreements. There can be no assurance that we will be able to obtain such relief should it be needed in the future. A breach of any of these covenants or restrictions could result in a default that would permit our senior lenders, including lenders under the Senior Revolving Credit Facility and the Securitization Facility and the holders of our other debt financing facilities, as the case may be, to declare all amounts outstanding under the Senior Revolving Credit Facility, the Securitization Facility and our other debt financing facilities, as applicable, to be due and payable, together with accrued and unpaid interest, and the commitments of the relevant lenders to make further extensions of credit under the Senior Revolving Credit Facility and the Securitization Facility could be terminated. If we were unable to repay our secured indebtedness to our lenders, these lenders could proceed against the collateral securing that indebtedness, which could include substantially all of our accounts receivable assets in the United States.

Our future ability to comply with financial covenants and other conditions, make scheduled payments of principal and interest, or refinance existing borrowings depends on our future business performance which is subject to economic, financial, competitive and other factors, including the other risks set forth in this section, and may be affected by events beyond our control. Any failure to comply with the covenants of our debt agreements could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, the repayment obligations under our outstanding debt may have the effect of discouraging, delaying or preventing a takeover of our company.

We may not be able to generate sufficient cash to service all of our indebtedness.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and other strategic investments will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient cash flow from operations, and we cannot assure you that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

If we do not generate cash flow from operations sufficient to pay our debt service obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to refinance our debt will depend on the condition of the capital markets and our financial condition at that time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

In addition, we conduct our operations through our subsidiaries, certain of which are not, and in the future may not be, guarantors of our indebtedness. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, intercompany transfer, debt repayment or otherwise. Due to the restrictive covenants under certain debt agreements, our subsidiaries may be restricted from distributing dividends to enable us to make payments in respect of our indebtedness. In addition, unless they are guarantors of our indebtedness, our subsidiaries do not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose.

If drawn upon, our current variable rate indebtedness would subject us to interest rate risk, which could cause our debt service obligations to increase.

Our Senior Revolving Credit Facility and Securitization Facility have variable interest rates. Market interest rates have increased over the past several years and may increase in the future as a result of action by the U.S. Federal Reserve and other factors, and as a result, variable-rate debt may create higher debt service requirements, which would adversely affect our cash flow. If we draw upon our variable rate indebtedness and interest rates increase, our debt service obligations on our variable rate indebtedness would increase even though the amount borrowed would remain the same.

In particular, our borrowings under the Senior Revolving Credit Facility bear interest at the Secured Overnight Financing Rate, or SOFR, or the Eurocurrency Rate (as defined in the Senior Revolving Credit Facility), plus a margin ranging from 0.875% to 1.50% per annum, or, at our election, at a base rate plus a margin ranging from 0.00% to 0.50% per annum, in each case depending on our senior unsecured debt rating. To the extent we draw from our Senior Revolving Credit Facility, we may subject to interest rate risk which could cause our debt service obligations to increase. We may also enter into additional variable rate indebtedness in the future. There can also be no assurance that SOFR or the Eurocurrency Rate will perform in the same way as the Senior Revolving Credit Facility’s original benchmark London Interbank Offered Rates, or LIBOR, would have at any time, including as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.

Despite current indebtedness levels and restrictive covenants, we may incur additional indebtedness. This could further exacerbate the risks associated with our financial leverage.

Despite current indebtedness levels and restrictive covenants, we expect to incur additional indebtedness and may incur other indebtedness to finance our operations and other capital needs. Although the agreements governing our indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of thresholds, qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If additional debt is incurred, the related risks that we now face as a result of our leverage would intensify.

Risks Relating to our Relationship with WH Group

WH Group controls us, and their interests may conflict with ours or yours in the future.

For so long as WH Group owns, in the aggregate, a majority of our then outstanding shares of our common stock, WH Group has the right to designate, for inclusion in the slate of directors nominated by our board for election to our board, a majority of the directors on our board and control the composition of our board and the approval of actions requiring shareholder approval through its voting power. Even when WH Group ceases to own a majority of our then outstanding shares of common stock, for so long as WH Group continues to own, in the aggregate, at least 10% of our then outstanding shares of common stock, WH Group is entitled to designate, for inclusion in the slate of directors nominated by the board for election to our board, a number of the total number of directors entitled to serve on the board proportionate to the percentage of our outstanding common stock owned by WH Group, rounded up to the nearest whole number. In addition, our amended and restated articles of incorporation provide that at any time that WH Group owns at least a majority of our then outstanding shares of common stock, shareholders are permitted to take action by written consent. For the purpose of determining ownership of our common stock for these purposes, references to WH Group include WH Group, its successors by way of merger or transfer of all or substantially all of its assets, any entity that is 50% beneficially owned by WH Group, and any entity that acquires a majority of our then outstanding shares of common stock directly from any of the foregoing that is a shareholder of our company.

As a result, WH Group is generally able to control, whether directly or indirectly through its ability to remove and elect directors, and subject to applicable law, substantially all matters affecting us, including:

•        any determination with respect to our business direction and policies, including the election and removal or directors and the appointment and removal of officers;

•        any determinations with respect to mergers, amalgamations, business combinations or disposition of assets;

•        our financing and dividend policy, and the payment of dividends on our common stock, if any;

•        compensation and benefit programs and other human resources policy decisions;

•        changes to any other agreements that may adversely affect us; and

•        determinations with respect to our tax returns and other tax matters.

In particular, for so long as WH Group continues to own a significant percentage of our common stock, WH Group will be able to cause or prevent a change of control of our company or a change in the composition of our board, and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your common stock as part of a sale of our company and ultimately might affect the market price of our common stock.

Following this offering, we will continue to be a “controlled company” within the meaning of the rules of Nasdaq and, as a result, will continue to qualify for, and intend to continue to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of other companies that are subject to such requirements.

Prior to the completion of this offering, WH Group beneficially owned approximately 92.7% of our outstanding shares of common stock. After the completion of this offering, WH Group will beneficially own approximately 88.7% of our outstanding shares of common stock (or 88.0% if the underwriters exercise in full their option to purchase additional shares). As a result, we are and will continue to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including requirements that:

•        a majority of our board consist of “independent directors” as defined under the rules of Nasdaq;

•        our director nominees be selected, or recommended for our board’s selection, by a nominating and governance committee comprised solely of independent directors; and

•        the compensation of our executive officers be determined, or recommended to our board for determination, by a compensation committee comprised solely of independent directors.

We currently utilize and following this offering, will continue to utilize these exemptions. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. These exemptions do not modify the independence requirements for our audit committee. There is no single shareholder or group of shareholders which owns 50% or more of the voting power of WH Group as of the date of this prospectus. As a result, WH Group is not considered a controlled company within the meaning of the corporate governance standards of Nasdaq.

If WH Group sells a controlling interest in our company to a third party in a private transaction, you may not realize any change of control premium on shares of our common stock and we may become subject to the control of a presently unknown third party.

Following the completion of this offering, WH Group will continue to own a controlling equity interest in our company and therefore has and will have the ability, should it choose to do so, to sell some or all of its shares of our common stock in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of our company.

The ability of WH Group to privately sell its shares of our common stock, with no requirement for a concurrent offer to be made to acquire all of the shares of our common stock that will be publicly traded hereafter, could prevent you from realizing any change of control premium on your shares of our common stock that may otherwise accrue to WH Group on its private sale of our common stock. Additionally, if WH Group privately sells its controlling interest in our company, we may become subject to the control of a presently unknown third party. Such third party may have interests that conflict with those of other shareholders.

Certain of our directors may have actual or potential conflicts of interest because of their equity interest in WH Group. Also, certain of WH Group’s current executive officers also serve as directors of our company, which may create conflicts of interest, or the appearance of conflicts of interest.

Because of their positions with WH Group, certain of our directors own equity interests in WH Group. Continuing ownership of shares of WH Group’s common stock and equity awards could create, or appear to create, potential conflicts of interest if we and WH Group face decisions that could have implications for both WH Group and us. In addition, certain of WH Group’s current executive officers also serve as directors of our company, and this could create, or appear to create, potential conflicts of interest when we and WH Group encounter opportunities or face decisions that could have implications for both companies or in connection with the allocation of such directors’ time between WH Group and us. These potential conflicts could arise, for example, over matters such as the desirability of changes in our business and operations, funding and capital matters, regulatory matters and other agreements with WH Group relating to the commercial arrangements in the future, employee retention or recruiting or our dividend policy. While our board believes that, given its size and structure, such actual or potential conflicts of interest can be managed adequately, including that the independent members of our board may meet in the absence of senior executive officers or non-independent directors in respect of the relevant matter, the actual or perceived conflicts of interest that may arise could cause reputational or other harm.

In addition, we have, and expect to continue to be, engaged in related party transactions with WH Group and its affiliates. In all related party transactions, there is a risk that a related party’s influence may be such that the transaction terms could be viewed as favorable to that related party, even if we strive to reach arms-length transaction terms. The appearance of conflicts of interest created by related party transactions could impair the confidence of our investors. Furthermore, WH Group has certain non-compete arrangements with Henan Shuanghui Investment & Development Co., Ltd., or Shuanghui Development, which provide that there will be no competition between Shuanghui Development on the one hand, and WH Group and entities controlled by WH Group, on the other hand, regarding the operation of meat business in the PRC. Such undertaking by WH Group may restrict us from engaging in certain activities that would compete with Shuanghui Development and may limit our ability to pursue business opportunities in the manner that we desire, which could adversely affect our business, financial condition and results of operations.

WH Group indemnifies us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that WH Group’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the shareholders agreement and certain other agreements with WH Group, WH Group has agreed to indemnify us, our affiliates and subsidiaries and each of our officers, directors, employees and agents for any losses arising out of or due to liabilities or alleged liabilities for the operation of WH Group’s business or any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC, or any omission or alleged omission to state a material fact required to be stated in any document filed with the SEC and to the extent such statement or omission was made based on information provided by WH Group. See “Certain Relationships and Related Party Transactions — Commercial Relationship with WH Group.” However, third parties could also seek to hold us responsible for any of the liabilities that WH Group has agreed to retain, and there can be no assurance that the indemnity from WH Group will be sufficient to protect us against the full amount of such liabilities, or that WH Group will be able to fully satisfy its indemnification obligations. In addition, WH Group’s insurance will not necessarily be available to us for liabilities associated with occurrences of indemnified liabilities prior to the closing of our IPO, and in any event WH Group’s insurers may deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the closing of our IPO. Moreover, even if we ultimately succeed in recovering from WH Group or such insurance providers any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could negatively affect our business, financial condition or results of operations.

Changes in relations between the United States and the PRC, or in U.S. regulations concerning the PRC, may adversely impact our business, financial condition, results of operations, our ability to raise capital or the market price of our common stock.

The U.S. government, including its agencies such as the SEC, and state and local governments have made statements and taken certain actions that have led to, and may in the future make statements or take actions that would lead to, changes in relations between the United States and the PRC, which statements and actions could impact companies, including us, with connections to the PRC. In particular, the United States may in the future impose policies on or increase scrutiny of companies having operations in the PRC, such as WH Group, or companies in the United States with significant PRC ownership. These could restrict or negatively impact our business or our ability to access the U.S. capital markets. More broadly, changes in political conditions in the PRC and changes in the state of U.S.-PRC relations, including any tensions relating to potential military conflict between the PRC and Taiwan, are difficult to predict and could lead to policies or regulations that adversely affect our business, financial condition or results of operations on account of our controlling shareholder’s ties to the PRC. Furthermore, continued or increased tension in U.S.-PRC relations or any deterioration in political or trade relations between the United States and the PRC may lead to negative investor sentiment towards companies controlled by shareholders with significant ties to the PRC, which could make our common stock less attractive to U.S. investors and affect the market price of our common stock.

Our controlling shareholder is required by the stock exchange on which its shares are listed to disclose and obtain approval from its board of directors or shareholders for certain corporate actions that we undertake.

WH Group is listed on The Stock Exchange of Hong Kong Limited and is therefore subject to the applicable Hong Kong laws and regulations, including but not limited to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, or the “HKEx Listing Rules. Under the HKEx Listing Rules, WH Group is obligated to obtain approval from its board of directors and/or shareholders for certain transactions in which we, as a subsidiary of WH Group, engage, such as the purchase or sale of assets, mergers and acquisitions, lending, leasing of assets, donation or acceptance of assets, debt restructuring, license agreements, research and development joint ventures, and transactions with connected persons (as defined under the HKEx Listing Rules) of WH Group, the value of which exceeds certain financial thresholds established by the applicable listing rules and/or otherwise not exempted under the applicable listing rules. In addition, the HKEx Listing Rules require our controlling shareholder to obtain shareholders’ approval for certain corporate actions that we undertake, including but not limited to (i) any issuance of shares by us that results in a reduction of WH Group’s equity interest in us in excess of certain dilution thresholds and (ii) the implementation of a share option and/or award scheme involving the issuance of new shares by us.

There can be no assurance that WH Group will obtain the requisite approvals if we desire to enter into any of the transactions as required under the applicable listing rules, and a failure to do so would restrict our ability to engage in such transactions. Furthermore, regulators including The Stock Exchange of Hong Kong Limited and/or the Securities and Futures Commission of Hong Kong could impose additional restrictions or approval requirements that could impact our ability to undertake certain corporate actions. We cannot guarantee that our controlling shareholder will be able to successfully or timely obtain any of the approvals needed to permit us to undertake any of the corporate actions as required under the applicable listing rules, and the failure to do so may have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to this Offering and Ownership of Our Common Stock

The obligations associated with being an independent, publicly traded company require significant resources and management attention.

As a public company, we incur significant legal, regulatory, finance, accounting, investor relations, insurance and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These rules and regulations have increased our compliance costs and made some activities more time-consuming and costly. Our management must devote a substantial amount of time to related compliance requirements, diverting the attention of management away from revenue-producing activities. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action, and civil litigation.

Failure to comply with requirements to design, implement, and maintain effective internal controls could have a material adverse effect on our business and stock price.

As a public company, we have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environment, and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements, and harm our results of operations. In addition, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning with our second annual report. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by us or our independent registered public accounting firm in connection with the issuance of their attestation report.

We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404, or our independent registered public accounting firm may not issue an unqualified opinion. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.

In addition, the preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in our combined financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, net sales and expenses that are not readily apparent from other sources. If our assumptions change or if actual circumstances differ from our assumptions, our results of operations could be adversely affected.

We cannot be certain that an active trading market for our common stock will be sustained.

We cannot assure you that an active trading market for our common stock will be sustained. If an active and liquid trading market is not sustained, you may have difficulty selling your shares of our common stock at an attractive price or at all. An inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to acquire other companies by using our shares of common stock as consideration.

Our stock price may fluctuate significantly, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

We cannot predict the prices at which shares of our common stock may trade. The market price of our common stock may be highly volatile and could be subject to wide fluctuations. You may not be able to resell your shares at or above the public offering price due to a number of factors such as those listed elsewhere in this section and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of our competitors;

•        changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        changes in market valuations of, or earnings and other announcements by, companies in our industries;

•        declines in the market prices of stocks generally, particularly those of companies in our industry;

•        additions or departures of key management personnel;

•        strategic actions by us or our competitors;

•        announcements by us or our competitors of significant contracts, price reductions, new services, acquisitions, dispositions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;

•        changes in our market share;

•        an increase in our indebtedness or the interest rates applicable to our indebtedness;

•        changes in general economic or market conditions or trends in our industries or the economy as a whole;

•        changes in business or regulatory conditions;

•        future sales of our common stock or other securities;

•        actions by WH Group or other institutional shareholders;

•        investor perceptions of or the investment opportunity associated with our common stock relative to other investment alternatives;

•        changes in the way we are perceived in the marketplace, including due to negative publicity or campaigns on social media to boycott certain of our products, our business or our industries;

•        the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•        changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business;

•        announcements relating to litigation or governmental investigations;

•        guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•        the development and sustainability of an active trading market for our common stock;

•        changes in accounting principles; and

•        other events or factors, including those resulting from informational technology system failures and disruptions, epidemics, pandemics, natural disasters, war, acts of terrorism, civil unrest, or responses to these events.

Further, the global equity markets in general have recently experienced extreme price and volume fluctuations, including as a result of the COVID-19 pandemic, economic uncertainty and changes or anticipated changes in interest rates, inflation, liquidity concerns at financial institutions and trade tensions among the United States and other countries. These fluctuations have been and in the future may be unrelated to our operating performance. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation against various issuers. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation, which may adversely affect the market price of our common stock.

We expect to continue paying regular dividends to our shareholders, but our ability to do so is subject to the discretion of our board and may be limited by our financial condition, our credit facilities, the indentures governing the notes we previously issued and applicable law.

We have historically paid dividends to WH Group annually, along with special dividends in some years. We intend to continue to pay annual cash dividends in an amount equal to $1.00 per share of common stock, subject to the discretion of the board. However, the payment of dividends and other distributions is at the discretion of our board and our board may, in its discretion, increase, decrease or eliminate the payment of dividends. Our ability to pay dividends on our common stock depends on many factors, including financial condition, earnings, liquidity and capital requirements, regulatory constraints, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions in our debt agreements and in any preferred stock, general business conditions and any other factors that our board may deem relevant in making such a determination. In particular, our ability to pay dividends on our common stock is limited by covenants in our credit facilities and the indentures governing the notes and may be further restricted by the terms of any future debt or preferred securities. Furthermore, Virginia law prohibits us from paying dividends or other distributions if, after giving effect to the dividend or other distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights of any then outstanding shares of our preferred stock. While we do not currently believe that these restrictions will impair our ability to continue to pay regular quarterly cash dividends, there can be no assurance that we will not need to reduce or eliminate the payment of dividends on our common stock in the future.

Any shareholder whose principal currency is not the U.S. dollar will be subject to exchange rate fluctuations.

Our common stock is traded in, and any cash dividends or other distributions to be declared in respect of them, if any, will be denominated in U.S. dollars. Shareholders whose principal currency is not the U.S. dollar are thus exposed to foreign currency exchange rate risk. Any depreciation of the U.S. dollar in relation to such foreign currency would reduce the value of our common stock held by such shareholders, whereas any appreciation of the U.S. dollar would increase their value in foreign currency terms. In addition, we have not offered to our shareholders, and we do not intend to offer to our shareholders, the option to elect to receive dividends, if any, in any other currency. Consequently, our shareholders may be required to arrange their own foreign currency exchange, either through a brokerage house or otherwise, which could incur additional commissions or expenses.

Future sales or issuances, or the perception of future sales or issuances, by us or our existing shareholders in the public market could cause the market price for our common stock to decline.

The sale or issuance of substantial amounts of shares of our common stock or other securities convertible or exchangeable into shares of our common stock in the public market, or the perception that such sales or issuances could occur, including sales by our existing shareholders, could harm the prevailing market price of shares of our common stock. These sales or issuances, or the possibility that these sales or issuances may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon completion of this offering, we will have a total of 393,112,711 shares of our common stock outstanding. All of the shares of our common stock sold in this offering will be, and the 28,593,894 shares of our common stock sold in our IPO are, freely tradable without restriction or further registration under the Securities Act, except for any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, or Rule 144, including our directors, executive officers and other affiliates (including WH Group) or purchased by our directors and officers in this offering (including through our directed share program described under “Underwriting — Directed Share Program”), which, in each case, may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.” The 348,497,521 shares of common stock beneficially owned by WH Group after this offering, representing approximately 88.7% of the total outstanding shares of our common stock following this offering (or 346,097,521 shares representing 88.0% if the underwriters exercise in full their option to purchase additional shares), will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in “Shares Eligible for Future Sale.”

We, our directors and our officers and WH Group have signed lock-up agreements with the underwriters in this offering that, subject to certain customary exceptions, restrict the sale of the shares of our common stock and certain other securities held by them for 90 days following the date of this prospectus. The representatives of the underwriters may, in their sole discretion and at any time without notice, release all or any portion of the shares or securities subject to any such lock-up agreements. See “Underwriting” for a description of these lock-up agreements.

Upon the expiration of the lock-up agreements described above, all of such shares will be eligible for resale in a public market pursuant to Rule 144, subject to our compliance with the public information requirement and, in the case of shares held by WH Group, subject to volume, manner of sale and other limitations under Rule 144.

In addition, pursuant to the registration rights agreement entered into between us and the selling shareholder, the selling shareholder has the right, subject to certain conditions, to require us to register the sale of its shares of our common stock under the Securities Act. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement.” By exercising its registration rights and selling a large number of shares, the selling shareholder could cause the prevailing market price of our common stock to decline. Following completion of this offering, the shares covered by registration rights would represent approximately 88.7% of our common stock outstanding (or 88.0% if the underwriters exercise in full their option to purchase additional shares). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale — Registration Rights.”

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our common stock or by offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may have a material adverse effect on the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their stockholdings in us.

As restrictions on resale end, or if the existing shareholders exercise their registration rights, or we register additional shares of our common stock or securities convertible into or exchangeable for shares of our common stock, or if the market anticipates any of the foregoing, the market price of our shares of common stock could drop significantly. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

Our quarterly results of operations may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly results of operations may fluctuate due to seasonal or other factors. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. In addition, if we increase our marketing or promotional activity in certain periods, the seasonality of our business may be amplified. Typically, our third and fourth quarters have higher revenue due to weather and holidays. Fluctuations or changes in these seasonal patterns may adversely affect our business, financial condition and results of operations. As a result, it may be difficult to accurately forecast our results of operations and, if our forecasts are not accurate, we may fail to meet the expectations of investors and securities analysts, which could cause the trading price of our common stock to fall substantially and potentially subject us to costly lawsuits, including securities class action suits.

Participation in this offering by our chairman would not increase the available public float of our shares.

Long Wan, the chairman of our board of directors and the chairman of WH Group, has indicated an interest in purchasing up to 1.8 million shares of our common stock offered in this offering at the public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, Mr. Wan may determine to purchase more, fewer, or no shares in this offering, or the underwriters may determine to sell more, fewer, or no shares to him. The underwriters will receive the same underwriting discounts and commissions on any shares of our common stock purchased by Mr. Wan as they will from the other shares of our common stock sold in this offering.

To the extent Mr. Wan purchases any shares in this offering, such purchase may not increase the available public float of our shares because Mr. Wan may be restricted from selling the shares by restrictions under applicable securities laws. As a result, any purchase of shares by such shareholder in this offering may not improve, or may reduce or have no effect on, the liquidity of our common stock relative to what it would have been had these shares been purchased by investors that were not existing shareholders.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industries, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, or if our operating results do not meet their expectations, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions in our organizational documents and provisions in existing and future debt agreements could delay or prevent a change of control.

Certain provisions of our amended and restated articles of incorporation and our amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders.

These provisions provide for, among other things:

•        a classified board of directors, as a result of which our board will be divided into three classes, with each class serving for staggered three-year terms;

•        the ability of our board to issue one or more classes or series of preferred stock and to determine the preferences, rights and limitations of those shares without shareholder approval;

•        advance notice requirements for nominations of directors and proposals of other business by shareholders to be considered at our annual or special meetings;

•        at any time after WH Group ceases to own directly or indirectly a majority of the combined voting power of our then-outstanding shares of common stock entitled to vote generally in director elections, or the WHG Trigger Event, our shareholders will not be able to act by less-than-unanimous written consent without a duly called annual or special meeting of our shareholders;

•        at any time after the WHG Trigger Event, special meetings may only be called by the Chair of the board, the President or the board;

•        from and after the WHG Trigger Event, our directors may only be removed for cause, by the affirmative vote of holders of a majority of the voting power of the shares of common stock outstanding and entitled to vote on the election of directors;

•        restrictions on engaging in mergers, share exchanges, certain dispositions of corporate assets and other transactions with an interested shareholder (generally defined as any person, other than any member of WH Group or any entity that acquires a majority of our then outstanding shares of common stock directly from any member of WH Group that is a shareholder of our company, that acquires more than 10% of any class of our outstanding voting shares without the approval of a majority of our disinterested directors) unless the transaction is approved by a majority of our disinterested directors and holders of two-thirds of our voting shares (excluding shares owned by the interested shareholder); and

•        that our amended and restated articles of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of common stock entitled to vote.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our shareholders. These provisions also may have the effect of preventing changes in our board and may make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests. As a result, our shareholders may be limited in their ability to obtain a premium for their shares.

Our board is authorized to issue and designate shares of our preferred stock in additional classes and series without shareholder approval.

Our amended and restated articles of incorporation authorize our board, without the approval of our shareholders, to issue up to 100,000,000 shares of our preferred stock, subject to limitations prescribed by applicable law and the provisions of our amended and restated articles of incorporation, in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series and to fix the preferences, rights and limitations of the shares of each such class or series. The preferences, rights and limitations of these classes or series of preferred stock may be senior to or on parity with our common stock, which may reduce the value of our common stock.

Our amended and restated bylaws designate the U.S. District Court for the Eastern District of Virginia, Richmond Division (or if it does not have jurisdiction over certain action, the Circuit Court of Henrico County, Virginia) as the sole and exclusive forum for certain litigation that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our amended and restated bylaws, unless we consent in writing to the selection of an alternative forum, the U.S. District Court for the Eastern District of Virginia, Richmond Division (or, if the U.S. District Court for the Eastern District of Virginia does not have jurisdiction over certain action, the Circuit Court of Henrico County) is the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a duty owed by any of our directors, officers or shareholders to us or our shareholders, (3) any action asserting a claim arising pursuant to the Virginia Stock Corporation Act, our amended and restated articles of incorporation or our amended and restated bylaws or (4) any action asserting a claim governed by the internal affairs doctrine. Our amended and restated bylaws provide that the foregoing provision will not apply to claims arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is no guarantee that a court will enforce such provisions. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. For the avoidance of doubt, our shareholders cannot waive compliance with U.S. federal securities laws and the rules and regulations thereunder. The forum selection clause in our amended and restated bylaws may have the effect of discouraging lawsuits against us or our directors, officers or shareholders.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our amended and restated bylaws, except our shareholders will not be deemed to have waived (and cannot waive) compliance with the federal securities laws and the rules and regulations thereunder. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our current or former directors, officers or shareholders. There is also a risk that this exclusive forum provision may result in increased costs for a shareholder to bring a claim. Alternatively, if a court were to find the exclusive forum provision contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained or incorporated by reference in this prospectus, including statements regarding our strategy, future financial condition, future operations, projected costs, prospects, plans, objectives of management, and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words, such as “may,” “might,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “goal,” “objective,” “seeks,” “likely” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions.

Forward-looking statements contained or incorporated by reference in this prospectus include, but are not limited to, statements about:

•        our ability to capture synergies between our Packaged Meats and Fresh Pork segments;

•        our ability to execute on our strategy to optimize the size of our hog production operations;

•        our ability to anticipate and meet consumer trends and interests through product innovation;

•        the size of our addressable markets, market share and market trends, including our ability to drive organic growth in our business through our Packaged Meats and Fresh Pork segments;

•        anticipated trends, developments and challenges in our industry, business and the highly competitive markets in which we operate;

•        our ability to mitigate higher input costs through productivity improvements in our operations (including analytics and task automation), various procurement strategies and the use of derivative instruments;

•        our dependence on third-party suppliers and our ability to mitigate any disruption or inefficiency in our supply chain and/or operations;

•        our expectations regarding our hog production transformation strategy and our ability to achieve segment production targets;

•        fluctuations in our quarterly results of operations due to the seasonal nature of our business;

•        our ability to attract and retain employees and maintain our corporate culture;

•        our ability to prevent cyberattacks, other cyber-incidents, security breaches or other disruptions of our information technology systems;

•        our ability to defend litigation brought against us successfully and the sufficiency of our accruals for related contingent losses;

•        compliance with laws and regulations, including environmental, cybersecurity and tax laws and regulations, that currently apply or may become applicable to our business both in the United States and Mexico and our expectations regarding various laws and restrictions that relate to our business;

•        risks arising from the Company’s global operations, including geopolitical risk, exchange rate risk, legal, tax, and regulatory risk, and risks associated with trade policies, export and import controls, and tariffs;

•        our ability to execute on acquisitions, joint ventures and divestitures;

•        legal, regulatory, or market measures to address climate change and our ability to achieve our climate-related goals and strategies;

•        future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements;

•        the sufficiency of our cash and cash equivalents and the availability of our committed credit facilities to meet our liquidity needs;

•        our ability to achieve our financial and operational targets;

•        our ability to maintain our investment grade ratings;

•        our expectations regarding expenses, such as stock-based compensation expenses;

•        fluctuations in the values of our open derivative contracts and pension obligations and related assets;

•        impairment in the carrying value of our goodwill or intangible assets;

•        our ability to achieve or maintain our targeted Ratio of Net Debt to Adjusted EBITDA and minimum liquidity levels; and

•        our dividend policy and our ability to pay dividends.

We caution you that the foregoing list does not contain all of the forward-looking statements made or incorporated by reference in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained or incorporated by reference in this prospectus primarily on our current expectations, estimates, forecasts and projections about future events and trends that we believe may affect our business, results of operations, financial condition and prospects. Although we believe that we have a reasonable basis for each forward-looking statement contained or incorporated by reference in this prospectus, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” herein and in the documents incorporated by reference herein, and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained or incorporated by reference in this prospectus. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made or incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made or incorporated by reference in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

You should read this prospectus, the documents incorporated by reference herein and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

USE OF PROCEEDS

All shares being sold in this offering are being sold by the selling shareholder and we will not receive any proceeds from the sale of the shares of our common stock in this offering, including from any exercise by the underwriters of their option to purchase additional shares from the selling shareholder.

DIVIDEND POLICY

Following our IPO, we paid quarterly cash dividends of $0.25 per share on our common stock on April 22, 2025 and May 29, 2025. On July 31, 2025, we declared a quarterly dividend of $0.25 per share of common stock, payable on August 28, 2025 to stockholders of record at the close of business on August 14, 2025.

We intend to continue to pay annual cash dividends in an amount equal to $1.00 per share of our common stock, subject to discretion of our Board and depending on our financial condition, earnings, liquidity and capital requirements, regulatory constraints, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by Virginia law, general business conditions and any other factors that our Board deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends.

MANAGEMENT

Executive Officers

The following table sets forth the name, age and position of our current executive officers, followed by a biography of each executive officer.

Name	Age	Position
C. Shane Smith	52	President, Chief Executive Officer and Director
Mark L. Hall	56	Chief Financial Officer
Keller D. Watts	54	Chief Business Officer
Doug Sutton	55	Chief Manufacturing Officer
Steven France	58	President, Packaged Meats
Donovan Owens	54	President, U.S. Fresh Pork
Kraig A. Westerbeek	54	President, Hog Production
I. Jay Bennett	56	Chief Human Resources Officer
Tennille J. Checkovich	49	Chief Legal Officer

C. Shane Smith has served as President and Chief Executive Officer of Smithfield and as a member of our board of directors since July 2021. He joined our company in 2003 and has served in a variety of leadership roles for our U.S. and international operations since then. Mr. Smith also served as an executive director at WH Group from August 2021 and as a member of the board of directors of WH Group from July 2021, in each case, until our IPO in January 2025. He served as our Chief Strategy Officer from January 2021 to July 2021. In that role, Mr. Smith was also responsible for our hog production operations, Smithfield Renewables and our European and Mexican operations. Prior to that, Mr. Smith served as Executive Vice President of our European operations from April 2019 to January 2021, President of our Romanian operations from November 2017 to April 2019 and Chief Financial Officer of our European operations from September 2012 to April 2019. Mr. Smith holds a Bachelor of Science in Accounting from Mount Olive College and a Master of Business Administration (MBA) from the College of William and Mary in Virginia.

Mark L. Hall has served as our Chief Financial Officer since January 2023. Mr. Hall joined our company in 2014 as the Vice President, Finance for the John Morrell Food Group. He served as Executive Vice President of Finance from December 2020 to January 2023, overseeing financial planning and analysis, mergers and acquisitions, operations, logistics, trade spend finance, data analytics and project and capital management in support of the U.S. business. He served as Senior Vice President, Finance, from 2019 to late 2020, where he oversaw financial operations for our fresh pork and packaged meats businesses. He served as the Vice President, Finance for our combined packaged meats businesses from 2015 to 2019. Mr. Hall has over 25 years of industry experience, serving in roles of increasing responsibility at The Quaker Oats Company and McCain Foods USA prior to joining our company in 2014. He began his career in public accounting at Arthur Andersen LLP and worked in Equity Research for Legg Mason Wood Walker, Inc. Mr. Hall holds a Bachelor of Business Administration from the University of Iowa and a Master of Business Administration (MBA) from the University of Maryland. Mr. Hall is a certified public accountant registered in the State of Illinois.

Keller D. Watts has served as our Chief Business Officer since January 2023. He has been with our company since 1994. He served as Smithfield Foods Executive Vice President, Packaged Business Management and Supply Planning from August 2021 to January 2023, Senior Vice President of Business Management Retail from May 2016 to August 2021, Senior Vice President, Packaged Business Development for Smithfield Farmland subsidiary from September 2014 to May 2016, Senior Vice President, Packaged Business Development for Smithfield Farmland from December 2008 to September 2014, Vice President, Packaged Meats from June 2006 to December 2008 and Vice President, Product Management for subsidiary Smithfield Packing from May 2001 to December 2008. Over the course of his career, Mr. Watts has held roles in sales, marketing, revenue management, supply chain, strategic sourcing, and R&D. Mr. Watts holds a Bachelor of Science in Marketing Management from Virginia Polytechnic Institute and State University and a Master of Business Administration (MBA) from Western Governors University.

Doug Sutton, Ph.D. has served as our Chief Manufacturing Officer since January 2023. He joined our company in 2001. He served as Executive Vice President, Manufacturing from August 2021 to January 2023, Vice President, Research and Development from January 2012 to August 2021 and Director, Research Development from January 2001 to January 2012. Dr. Sutton holds a Bachelor of Animal Science and a Master of Animal Science, each from Oklahoma State University, and a Ph.D. in Animal Science from University of Illinois Urbana-Champaign.

Steven France has served as our President of Packaged Meats since January 2023. Mr. France joined our company in 2002. He has experience spanning manufacturing, business management, transportation and warehousing, sales and marketing and customer service. He served as Executive Vice President, Packaged Meats from December 2020 to January 2023, Senior Vice President of Sales, Packaged Meats from December 2018 to December 2020 and Vice President, Deli Sales from February 2018 to December 2018. Mr. France began his career at Conagra Brands, Inc. and spent several years in various management roles at Michael Foods, Inc. Mr. France holds a Bachelor of Science from The Ohio State University.

Donovan Owens has served as our President of Fresh Pork since May 2023. He joined our company in 1993. He has experience in industrial engineering, fresh pork business management and fresh pork operations. Mr. Owens served as Executive Director of Support Operations for Smithfield Hog Production from May 2022 to April 2023. He led our Tar Heel, North Carolina facility for 12 years initially as Director of Operations from July 2010 to December 2017 and then as Complex Plant Manager from December 2017 to June 2022. He served in various other roles at our company between 1993 and 2010. Mr. Owens holds a Bachelor of Business Administration in Finance from Virginia Polytechnic Institute and State University.

Kraig A. Westerbeek has served as the President of Hog Production since February 2024. He joined our company in 1993. In July 2022, Mr. Westerbeek was named as the Chief Development Officer of Monarch. He served as Vice President, Smithfield Renewables and Hog Production Environmental Compliance from July 2017 to June 2022 and Vice President, Environment and Support Operations from June 2014 to June 2017. Mr. Westerbeek is a past member of the board of directors of the North Carolina Pork Council and NPPC and has served as Chair of NPPC’s environmental committee. Mr. Westerbeek holds a Bachelor of Science in Biological and Agricultural Engineering, Agriculture Systems from North Carolina State University.

I. Jay Bennett has served as our Chief Human Resources Officer since March 2023. Mr. Bennett was previously at Lockheed Martin Corporation where he served as Vice President, Human Resources RMS Lines of Business from February 2022 to March 2023. Prior to that, he was at Sikorsky Aircraft (acquired by Lockheed Martin in 2015) where he served as Vice President, Human Resources from October 2017 to February 2022 and Vice President Human Resources, Operations from July 2014 to October 2017. Prior to that, Mr. Bennett served in various managerial human resources roles at Rolls Royce plc from April 2009 to July 2014. Mr. Bennett previously served in various human resources roles at United Technologies Corporation and General Motors Company. Mr. Bennett holds a Bachelor of Arts in Political Science from DePauw University and a Juris Doctor (JD) from Indiana University Robert H. McKinney School of Law.

Tennille J. Checkovich has served as our Chief Legal Officer since December 2024. She joined our company in 2020 and served as General Counsel from March 2023 to December 2024 and Deputy General Counsel from October 2020 to March 2023. Prior to joining Smithfield, from September 2004 to October 2020, Ms. Checkovich worked at McGuireWoods LLP, where she was a partner in the business and securities litigation department, served on the firm’s Finance Committee and advised corporate clients, including our company, on a range of matters. She previously worked as an associate at Cravath, Swaine & Moore LLP. Early in her career, Ms. Checkovich was a law clerk to the Honorable Barbara S. Jones of the United States District Court for the Southern District of New York. She is the Vice Chair of the Board of the Alliance for the Chesapeake Bay, where she has served on the Governance Committee. Ms. Checkovich holds a Bachelor of Arts in economics from the University of Virginia and a Juris Doctor from Yale Law School.

Directors

The following table sets forth the name, age and position of our current directors, followed by a biography of each director.

Name	Age	Position
Long Wan(3)(4)(5)	84	Chairman
C. Shane Smith(5)	52	Chief Executive Officer and Director
Hank Shenghua He(3)(4)(5)	57	Director
Lijun Guo(3)(5)	54	Director
Hongwei Wan	51	Director
Xiaoming Zhou(3)(4)(5)	39	Director
Marie T. Gallagher(1)(2)	65	Director
John A. Quelch(1)(2)(3)	74	Director
Raymond A. Starling(1)(2)(4)	49	Director

____________

(1)      Independent director under the rules of Nasdaq.

(2)      Member of our Audit Committee.

(3)      Member of our Compensation Committee.

(4)      Member of our Nominating and Governance Committee.

(5)      Member of our Executive Committee.

The biography of C. Shane Smith is set forth above in “— Executive Officers.” In addition, we believe Mr. Smith is qualified to serve as our director because of his extensive experience in the meat processing industry and his leadership and in-depth knowledge of our company.

Long Wan has served as a member of our board of directors since September 2013. Mr. Long Wan has served as a director of WH Group since October 2007, as the Chairman of the board of directors since November 2010 and as an Executive Director since December 2013. Mr. Long Wan has also served as a director of Shuanghui Development since August 2012. Mr. Long Wan also holds directorships in various subsidiaries of WH Group. He served as the Chief Executive Officer of WH Group from October 2013 to August 2021. He served as the Chairman of the board of directors of Shuanghui Development from August 2012 to August 2024. Mr. Long Wan has over 50 years of experience in the meat processing industry, and under his leadership, the business under WH Group has grown from a local state-owned enterprise in Henan Province, China into an international company with operations spanning various continents. He was appointed as an Executive Director of the China Meat Association from December 2006 to December 2011 and a senior consultant of the China Meat Association in 2001. Mr. Long Wan received his professional certificate in Business Management from the Henan University of Animal Husbandry and Economy (previously named the Henan Business College) and was awarded the senior economist professional qualification issued by the Henan Province Advanced Professional Titles Adjudication Committee (Economic Disciplines).

We believe Mr. Long Wan is qualified to serve as our director because of his extensive experience in the meat processing industry, outstanding accomplishments in the meat industry and his in-depth knowledge of our Company. Mr. Long Wan is the father of Mr. Hongwei Wan.

Hank Shenghua He has served as a member of our board of directors since January 2016. He has served as our Vice President and Chief Operating Coordinate Officer, among other roles, since January 2014. Mr. He has extensive experience in mechanical engineering and food industry operations. After our Company was acquired by WH Group in 2013, Mr. He played an important role in the post-acquisition transition. Prior to joining our Company, Mr. He served in various positions with Shuanghui Development for more than a decade, including as the assistant to the Chairman of Shuanghui Development from September 2012 to January 2014 and as the Vice President from June 2005 to August 2012. He also served as the manager of Shuanghui Group’s Commerce and Logistic Division from August 2008 to June 2011. Mr. He obtained his Bachelor’s Degree in Engineering from University of Chongqing in China and a Master of Business Administration (MBA) from the College of William and Mary in Virginia.

We believe Mr. He is qualified to serve as our director because of his exceptional expertise in corporate strategy, communication and leadership.

Lijun Guo has served as a member of our board of directors since May 2015. Mr. Guo has served as an Executive Director of WH Group since December 2013 and as the Chief Executive Officer of WH Group since August 2021. Mr. Guo has also served as a director of Shuanghui Development since August 2021. He also holds directorships in various subsidiaries of WH Group. He also served as an Executive Vice President and the Chief Financial Officer of WH Group from April 2016 to August 2021. Prior to this, Mr. Guo was WH Group’s Vice President and Chief Financial Officer from January 2014 to March 2016 and served as the Deputy Chief Executive Officer from October 2013 to January 2014. Mr. Guo was the Executive Vice President of Shuanghui Development from August 2012 to October 2013. Prior to that, he held various positions in Shuanghui Group, including serving as deputy director, director of the finance department and Chief Financial Officer. Mr. Guo has over 30 years of experience overseeing the financial operations of various companies.

Mr. Guo obtained his adult higher education diploma in financial accounting from Henan Radio and Television University in July 1994 and obtained the completion certificate for the master of business administration program of the Graduate School of Renmin University of China in December 2004. Mr. Guo received his assistant accountant certificate awarded by the Ministry of Personnel of the People’s Republic of China in October 1994.

We believe Mr. Guo is qualified to serve as our director because of his substantial experience in business management, accounting and financial operations and comprehensive knowledge of the industry.

Hongwei Wan has served as a member of our board of directors since January 2025. Mr. Hongwei Wan has served as an Executive Director and the Deputy Chairman of the board of directors of WH Group since August 2021. He has also served as a director of Shuanghui Development since August 2018 and the Chairman of the board of directors of Shuanghui Development since August 2024. He also holds directorships in various subsidiaries of the Group. Mr. Hongwei Wan served as an assistant to the Chief Executive Officer of WH Group from January 2014 to August 2021 and was in charge of WH Group’s public relations department. He served as the Vice Chairman of the board of directors of Shuanghui Development from August 2018 to August 2024. Prior to that, he served as the secretary to the Chairman of Shuanghui Group. Mr. Hongwei Wan holds a Bachelor of Arts from York University in Toronto, Ontario.

We believe Mr. Hongwei Wan is qualified to serve as our director because of his exceptional expertise in the industry we operate in and comprehensive understanding of our company. Mr. Hongwei Wan is the son of Mr. Long Wan.

Xiaoming Zhou has served as a member of our board of directors since January 2025. Mr. Zhou has served as the Vice President of WH Group since May 2023, responsible for investment management of WH Group. Mr. Zhou has more than 15 years of experience in investment banking and corporate finance. Prior to joining WH Group, Mr. Zhou worked in BofA Securities, Inc. from May 2015 to May 2023 and most recently served as Managing Director of Global Investment Banking, advising corporate clients on capital raising and merger and acquisition transactions. Prior to that, he served as Vice President of Morgan Stanley’s investment banking division. Mr. Zhou holds a Bachelor in Economics (major in finance) and Bachelor of Science (major in statistics), both from Peking University.

We believe Mr. Zhou is qualified to serve as our director because of his significant knowledge in corporate finance and capital raising, combined with his broad experience in investments in the industry in which we operate.

Marie T. Gallagher has served as a member of our board of directors since January 2025. Ms. Gallagher spent nearly two decades at PepsiCo, Inc., where she served as Senior Vice President and Controller from May 2011 until her retirement in May 2025, after serving in various other roles at PepsiCo since 2005. As PepsiCo’s Chief Accounting Officer, Ms. Gallagher was responsible for PepsiCo’s global financial reporting and Sarbanes-Oxley processes and provided guidance on accounting and business issues, including strategic M&A activity in emerging markets and cybersecurity matters. Prior to joining PepsiCo, Ms. Gallagher served in various control roles of increasing responsibility at Altria Corporate Services, Inc. from 1992 to 2005, ending as Assistant Controller. Ms. Gallagher served as a director of Glatfelter Corporation (NYSE: GLT) from February 2020 to November 2024, where she served as a member of the Audit Committee from February 2020 to February 2021 and the Audit Committee chair and a member of the Nominating and Governance Committee from February 2021 to November 2024. She currently serves on the boards of various not-for-profit companies. Ms. Gallagher is a Certified Public Accountant and holds a Bachelor’s Degree in Business Administration in Accounting from Pace University.

We believe Ms. Gallagher is qualified to serve as our director because of her significant knowledge in corporate finance, financial reporting and accounting, as well as her broad experience in the food and beverage industry.

John A. Quelch has served as a member of our board of directors since January 2025. Mr. Quelch has served as the Executive Vice Chancellor of Duke Kunshan University since January 2024. Mr. Quelch has also held professorship positions at Duke Kunshnan University and Duke University Fuqua School of Business since January 2024. He also has served as Chairman of the consulting firm Globalpraxis since January 2023. Mr. Quelch served as Dean and Vice Provost for Executive Education and the Leonard M. Miller University Chair at the University of Miami from July 2017 to December 2023. Between 2013 and 2017, he served as a professor at both Harvard Business School and Harvard T.H. Chan School of Public Health. Mr. Quelch was a Harvard Business School professor between 1979 and 2013, except for serving as Dean, Vice President and Distinguished Professor of International Management of the China Europe International Business School from 2011 to 2013 and Dean of the London Business School from 1998 to 2001. Mr. Quelch has served as an independent director of several publicly traded and private companies in the United States and the United Kingdom, as well as in nonprofit and public agency boards, including as chairman of the Massachusetts Port Authority. Mr. Quelch holds a Bachelor of Arts in Modern History and a Master of Arts from Exeter College, Oxford University and a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania. He also holds a Master of Science in Nutrition Science from T.H. Chan School of Public Health at Harvard University and a Doctor of Business Administration from Harvard Business School.

We believe Mr. Quelch is qualified to serve as our director due to his extensive experience as a director of various public reporting companies, as well as his academic and management expertise.

Raymond A. Starling has served as a member of our board of directors since January 2025. Mr. Starling has served as General Counsel to the North Carolina Chamber of Commerce and President of the North Carolina Chamber Legal Institute since July 2019. He has also served as Executive Advisor for Aimpoint Research since July 2022. Prior to these roles, Mr. Starling served as Chief of Staff to the U.S. Secretary of Agriculture from June 2018 to June 2019. Mr. Starling also previously served as a principal agriculture advisor to the President of the United States at the White House from February 2017 to June 2018. Mr. Starling served in various roles for North Carolina Speaker of the House and later U.S. Senator Thom Tillis from November 2012 to February 2017, and Mr. Starling served as General Counsel for the North Carolina Department of Agriculture & Consumer Services from February 2007 to November 2012. Prior to his career in public service, Mr. Starling worked as an Associate for Hunton & Williams LLP from August 2003 to February 2007. Mr. Starling has taught several agricultural and food law courses at the University of North Carolina at Chapel Hill and Campbell University, taught a public lawyering course at Regent University and is currently a member of the extended faculty of High Point University School of Law. Mr. Starling holds a Bachelor of Science in Agricultural and Extension Education from North Carolina State University and a Juris Doctor (JD) from the University of North Carolina School of Law.

We believe Mr. Starling is qualified to serve as our director due to his substantial knowledge of the agriculture industry, as well as his broad government and private sector experience

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes transactions, or series of related transactions, since January 1, 2022, or as currently proposed, to which we were a party or will be a party, in which:

•        the amount involved exceeded or will exceed $120,000; and

•        any of our directors, executive officers or beneficial owners of more than 5% of any class of our capital stock, or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.

Commercial Relationship with WH Group

Prior to the completion of our IPO, we were a wholly owned subsidiary of WH Group, and all of our outstanding shares of common stock were owned by WH Group. WH Group holds, and will continue to hold following this offering, a majority of our outstanding common stock. We expect that WH Group will continue to consolidate our financial results in its consolidated financial statements at least until such time as WH Group ceases to own a majority of the combined voting power of our then-outstanding shares of common stock.

Summary of Commercial Transactions

The table below sets forth our sales to and purchases from WH Group for the periods indicated:

	Six Months Ended June 29, 2025	Fiscal Year
		2024	2023	2022
	(in millions)
Sales to WH Group(1)	$164	$388	$463	$442
Purchases from WH Group(2)	23	15	33	62

____________

(1)      Sales to WH Group reflects our sale of pork products to subsidiaries of WH Group (other than our company and our company’s subsidiaries). Amounts for the periods presented exclude pre-European Carve-out sales by our European operations to subsidiaries of WH Group in the amount of $15 million, $24 million and $29 million during fiscal years 2024, 2023 and 2022, respectively. These amounts have been excluded because, as a result of the European Carve-out, our results of operations do not reflect such sales subsequent to August 26, 2024. The European Carve-out was completed on August 26, 2024 and, therefore, there were no pre-European Carve-out sales by our European operations to subsidiaries of WH Group in the six months ended June 29, 2025.

(2)      As a result of the European Carve-out, our results of operations do not reflect transactions by our pre-European Carve-out European operations subsequent to August 26, 2024. However, we continue to purchase Krakus-branded ham and deli meat products from the European operations of WH Group. As a result, Purchases from WH Group reflects purchases by us from our European operations prior to the European Carve-out, but excludes purchases by our European operations from subsidiaries of WH Group (other than our company and our company’s subsidiaries) prior to the European Carve-out in the amount of $2 million, $5 million, and $1 million during fiscal years 2024, 2023 and 2022, respectively. We have included purchases by us from our European operations prior to the European Carve-out because, subsequent to August 26, 2024, our results of operations reflect purchases by us from our pre-European Carve-out European operations that are now the European operations of WH Group. We have excluded purchases by our pre-European Carve-out European operations from subsidiaries of WH Group (other than our company and our company’s subsidiaries) because, subsequent to August 26, 2024, our results of operations do not reflect such transactions. The European Carve-out was completed on August 26, 2024 and, therefore, there were no pre-European Carve-out purchases by our European operations from subsidiaries of WH Group in the six months ended June 29, 2025.

Distribution Agreement

On August 15, 2024, we entered into a long-term distribution framework agreement, or the Distribution Agreement, with WH Group in relation to the exclusive rights for us to distribute Krakus-branded ham and deli meat products in North America and South America. Pursuant to the terms of the distribution agreement, WH Group is required to make available and sell products to us in accordance with specified non-binding annual amounts mutually agreed upon. We are not restricted from selling similar or competing products. The pricing terms are set on an arm’s length basis based on a formula price that takes into account an index price for cooked ham and the prevailing exchange rates between the United States and Poland. Any price increases requested by WH Group must be validated by market information provided to us by WH Group. We expect the pricing under the Distribution Agreement to result in prices comparable to prevailing market prices for Polish ham sold by other manufacturers. We are required to purchase a minimum quantity of products annually to retain our exclusive distributor status. In addition, we are granted a non-transferable and non-exclusive license to use the trademark of “Krakus” and associated trade dress and logos. The distribution agreement will terminate on August 31, 2034 and will thereafter renew automatically for additional successive three-year terms unless either party provides a timely notice of its intent not to renew.

Vortex Master Sale and Purchase Agreement

On January 1, 2025, Smithfield Fresh Meats Sales Corp, our wholly owned U.S. subsidiary, and Rotary Vortex Limited, or Vortex, a wholly owned Hong Kong subsidiary of WH Group, entered into a master sale and purchase agreement, or the Vortex Master Sale and Purchase Agreement, in relation to the sale by us of pork products to WH Group for a term of one year. Under the Vortex Master Sale and Purchase Agreement, WH Group is not required to procure, and we are not obliged to sell, any specific quantity of products at any specified price levels to one another, and WH Group could source from other suppliers and we could sell to other customers in China, at comparable prices. The relevant transaction prices for the pork products sold by us to WH Group are set on an arm’s length basis.

We may also periodically procure raw materials, such as bellies, ribs and other items from the European operations of WH Group to supplement the raw material supply for our downstream operations as and when needed. In addition, we also anticipate that the China operations of WH Group will purchase hog casing raw materials from us from time to time.

Transitional Services Agreement

We transferred our operations in Europe to WH Group on August 26, 2024, which we refer to as the European Carve-out. Pursuant to a transitional services agreement entered into at the time of the European Carve-out, we continue to provide the Europe business of WH Group, on a cost-plus basis, certain administrative services, including tax advisory services through August 2025. The transitional services are intended to facilitate the organized transition of WH Group’s Europe business to WH Group following the European Carve-out.

Trademark License Agreements and Related Agreements

On July 10, 2014, SF Investments, Inc., or SFII, a wholly owned U.S. subsidiary of our company, and Vortex entered into a trademark license agreement, or the 2014 Vortex Trademark License Agreement, pursuant to which SFII granted Vortex a perpetual, non-exclusive, royalty bearing right and license, in China, Hong Kong and Macau, to use Smithfield trademarks to import, manufacture, promote, distribute and sell meats, including pork and poultry. Pursuant to the terms of the 2014 Vortex Trademark License Agreement, Vortex (as the licensee) has the right to sublicense the foregoing rights solely to Shuanghui Development, a non-wholly owned subsidiary of WH Group, for a term beginning in July 2014 and not ending until the 2014 Vortex Trademark License Agreement is terminated in accordance with the terms and conditions therein. On September 4, 2023, SFII and Vortex entered into a trademark license agreement, as amended on January 1, 2024, which we refer to as the 2023 Vortex Trademark License Agreement and, together with the 2014 Vortex Trademark License Agreement, the China Trademark License Agreements, in relation to the license of Smithfield trademarks, for an initial term from September 4, 2023 to December 31, 2028.

Pursuant to the terms of the China Trademark License Agreements, Vortex sublicensed the use of Smithfield trademarks to Shuanghui Development, which allows Shuanghui Development the use of Smithfield trademarks for the production and sales of Smithfield brand products in China. Shuanghui Development would pay royalty fees to Vortex in return.

Shareholders Agreement

We entered into a shareholders agreement with WH Group, as further described below.

WH Group Rights with Respect to Board and Committee Representation

The shareholders agreement entitles WH Group, as provided in our amended and restated articles of incorporation, to designate, for inclusion in the slate of directors nominated by the board for election to our board, a majority of the directors on the board until WH Group ceases to own, in the aggregate, a majority of our then outstanding common stock.

For the purpose of determining ownership of our common stock, references to WH Group include WH Group, its successors by way of merger or transfer of all or substantially all of its assets, any entity that is 50% beneficially owned by WH Group, and any entity that acquires a majority of our then outstanding shares of common stock directly from any of the foregoing that is a shareholder of our company.

In connection with the foregoing, WH Group shall take the necessary actions to ensure that the composition of our board complies with the rules of Nasdaq with respect to the number of independent directors serving.

The shareholders agreement provides that, until WH Group ceases to own, in the aggregate, a majority of our then outstanding common stock, (i) we shall use reasonable best efforts to cause the board to appoint a Chair of the board who is a director designated by WH Group and (ii) WH Group’s consent will be required for (A) the election, appointment, designation or removal (other than for cause) of the Chair of the board and (B) any change to the number of directors on the board.

The shareholders agreement also provides that:

•        at any time during which the board includes a director designated by WH Group who is also an independent director, at least one member of the audit committee of the board will, at the option of WH Group, be a director designated by WH Group, so long as the director meets certain standards for membership on the committee;

•        until WH Group ceases to own, in the aggregate, at least 10% of our then outstanding shares of common stock, WH Group will have the right to designate, for inclusion in the slate of directors nominated by the board for election to our board, a number of the total number of directors entitled to serve on the Board proportionate to the percentage of our outstanding common stock owned, in the aggregate, by WH Group, rounded up to the nearest whole number;

•        until WH Group ceases to own, in the aggregate, at least 25% of our then outstanding shares of common stock, WH Group will be entitled to designate a number of the total number of directors entitled to serve on the compensation committee proportionate to the percentage of our then outstanding shares of common stock owned, in the aggregate, by WH Group, rounded up to the nearest whole number, provided that following the date on which WH Group ceases to own, in the aggregate, a majority of our then outstanding common stock, such directors must be independent directors; and

•        until WH Group ceases to own, in the aggregate, at least 25% of our then outstanding shares of common stock, WH Group will be entitled to designate a number of the total number of directors entitled to serve on the nominating and governance committee proportionate to the percentage of our then outstanding common stock owned, in the aggregate, by WH Group, rounded up to the nearest whole number, provided that following the date on which WH Group ceases to own, in the aggregate, a majority of our then outstanding common stock, such directors must be independent directors.

Information Rights; Accounting and Financial Disclosure Matters

In addition, pursuant to the shareholders agreement, we are required to comply with certain covenants relating to our financial reporting to account for WH Group’s investment in us under the principles of consolidation and the equity method of accounting, as applicable, or to complete a financial statement audit for any such period. These include covenants regarding:

•        delivery or supply of monthly, quarterly and annual financial information, as applicable, and periodic budgets and financial projections to WH Group;

•        provision to WH Group of reasonable access to our auditors and other professional advisors retained by us as well as certain books and records related to internal accounting controls or our company’s operations; and

•        cooperation with WH Group to the extent reasonably requested by WH Group in the preparation of its public filings, tax filings and press releases.

The shareholders agreement also requires that we and WH Group provide each other with information reasonably necessary to comply with our respective reporting, disclosure, filing, notification or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings or to satisfy audit, accounting, regulatory, litigation and other similar requirements.

Releases; Indemnification

We and WH Group each released the other party and its affiliates, successors, permitted transferees and assigns and all persons that, at or prior to the completion of our IPO, were the other party’s shareholders, directors, officers, agents or employees, and their respective heirs, executors, administrators, successors and assigns, from any and all claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the completion of our IPO. These releases are subject to certain exceptions, including for any right to enforce the shareholders agreement or certain other agreements between the parties, in each case in accordance with their terms.

The shareholders agreement also provides for cross-indemnities that, except as otherwise provided in the shareholders agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the shareholders agreement with us and financial responsibility for the obligations and liabilities allocated to WH Group under the shareholders agreement with WH Group. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or due to:

•        the liabilities or alleged liabilities for the operation of the indemnifying party’s business; or

•        any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC, or any omission or alleged omission to state a material fact required to be stated in any document filed with the SEC and to the extent such statement or omission was made based on information provided by the indemnifying party.

Each party’s aforementioned indemnification obligations are subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The shareholders agreement also specifies procedures with respect to claims subject to indemnification and related matters. Generally speaking, except as otherwise set forth in any other transaction agreement, absent fraud or willful misconduct by an indemnifying party, these indemnification provisions are the sole and exclusive remedy of an indemnitee for any monetary or compensatory damages or losses resulting from any breach of the shareholders agreement or any transaction agreement.

Dispute Resolution

The shareholders agreement contains provisions that govern the resolution of disputes or claims arising out of, relating to or in connection with the shareholders agreement. These provisions contemplate that if a dispute or claim cannot be resolved by senior officers of the parties, either party may submit the dispute or claim to non-binding mediation or, at any time before, during or following such non-binding mediation, binding arbitration, subject to the provisions of the shareholders agreement.

Registration Rights Agreement

We entered into a registration rights agreement with SFDS UK Holdings Limited, the selling shareholder and an indirect wholly owned subsidiary of WH Group. Pursuant to that agreement, we have agreed to effect the registration under applicable federal securities laws of shares of our common stock held by the selling shareholder, as set forth below.

Demand Registration

Pursuant to the registration rights agreement, the selling shareholder and its permitted transferees may request that we register their shares and effect underwritten offerings. Such registrations may be effected pursuant to a shelf registration statement on Form S-3 once we are permitted to file such a registration statement, which will be no earlier than February 1, 2026, which is the date that is 12 full calendar months after the pricing of our IPO. The registration rights agreement sets forth customary registration procedures, including an agreement by us to make our management reasonably available to participate in customary road show presentations in connection with any underwritten offerings.

Piggyback Registration

The selling shareholder and its permitted transferees also have “piggyback” registration rights, such that the selling shareholder and its permitted transferees may include their respective shares in any future registrations of our equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our shareholders.

Registration Expenses

We are responsible for all expenses incurred in connection with the performance of our obligations under the registration rights provisions under the registration rights agreement, as well as the fees and expenses of one counsel to the selling shareholder. The selling shareholder will be responsible for other expenses that it incurs and for any applicable underwriting discounts or commissions and any stock transfer taxes.

Indemnification

We have also agreed to indemnify the selling shareholder and its affiliates and their officers, directors and managers with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, including in connection with this offering, other than untrue statements or omissions resulting from information furnished to us for use in a registration statement by the selling shareholder.

Policies and Procedures for Related Person Transactions

Our board has adopted a written related person transaction policy that sets forth policies and procedures with respect to our review and approval of certain transactions between us and a “related person,” or a “related person transaction.” Pursuant to the terms of our related person transaction policy, our board, acting through our audit committee, reviews and decides whether to approve or ratify any related person transaction. Any related person transaction is required to be reported to our legal department, which then determines whether it should be submitted to our audit committee for consideration. Our audit committee must then review and decide whether to approve any related person transaction.

For the purposes of our related person transaction policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect interest.

A “related person,” as defined in our related person transaction policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of our company or a nominee to become a director of our company; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10% or more.

Such policy was not in effect at the time that we entered into the shareholders agreement and registration rights agreement described above with WH Group and SFDS UK Holdings Limited, respectively. Each such agreement that was entered into prior to the completion of our IPO, and any transactions contemplated thereby, were deemed to be pre-approved upon the adoption of our related person transactions policy. See “— Shareholders Agreement” and “— Registration Rights Agreement” above for further information on these agreements.

Director Related Person Transactions

We purchase grain at spot market prices from each of the father and brother of our director, Raymond Starling. In 2022, we purchased approximately $150,000 of grain from Mr. Starling’s father. Our purchases of grain from each of Mr. Starling’s father and brother did not otherwise exceed $120,000 in any other fiscal year during the last three fiscal years or the sixth months ended June 29, 2025.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth the number and percentage of shares of our common stock beneficially owned (1) as of August 15, 2025 and (2) upon completion of this offering, by:

•        each person known to us to beneficially own more than 5% of our shares of common stock (including the selling shareholder);

•        each of our directors;

•        each of our named executive officers; and

•        all of our directors and executive officers, collectively as a group.

Percentage of beneficial ownership in the following table is based on 393,112,711 shares of our common stock outstanding as of August 15, 2025. In addition, the following table does not reflect any shares of our common stock that may be purchased pursuant to our directed share program described under “Underwriting — Directed Share Program.”

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (1) the exercise of any option or warrant, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Shares issuable pursuant to options are deemed to be outstanding for computing the beneficial ownership percentage of the person holding those options but are not deemed to be outstanding for computing the beneficial ownership percentage of any other person.

Unless otherwise indicated in the footnotes to the following table, to our knowledge all persons listed below have sole voting and investment power with respect to the shares of our common stock beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated in the footnotes to the following table, the address for each shareholder listed below is c/o Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

Name of Beneficial Owner	Common stock beneficially owned prior to this offering		Common stock to be sold in this offering	Common stock beneficially owned after this offering (assuming the underwriters do not exercise their option to purchase additional shares)		Common stock beneficially owned after this offering (assuming the underwriters exercise in full their option to purchase additional shares)
	Shares	%	Shares	Shares	%	Shares	%
5% or Greater Shareholder:
SFDS UK Holdings Limited(1)	364,497,521	92.7	16,000,000	348,497,521	88.7	346,097,521	88.0
Named Executive Officers:
C. Shane Smith	30,000	*	—	30,000	*	30,000	*
Mark L. Hall	10,000	*	—	10,000	*	10,000	*
Steven J. France	7,500	*	—	7,500	*	7,500	*
Keller D. Watts	11,024	*	—	11,024	*	11,024	*
Doug Sutton	5,000	*	—	5,000	*	5,000	*
Directors:
Long Wan(2)	3,200,000	*	—	3,200,000	*	3,200,000	*
Lijun Guo	—	—	—	—	—	—	—
Hongwei Wan	—	—	—	—	—	—	—
Hank Shenghua He	17,000	*	—	17,000	*	17,000	*
Xiaoming Zhou	—	—	—	—	—	—	—
Marie T. Gallagher	—	—	—	—	—	—	—
John A. Quelch	—	—	—	—	—	—	—
Raymond A. Starling	—	—	—	—	—	—	—
Executive officers and directors as a group (17 persons)	3,288,524	*	—	3,288,524	*	3,288,524	*

____________

*        Represents beneficial ownership or outstanding total voting power, as applicable of less than 1 percent.

(1)      The address of SFDS UK Holdings Limited is Fifth Floor, 5 New Street Square, London, United Kingdom, EC4A 3BF.

(2)      Does not include up to 1,800,000 shares of our common stock that Mr. Long Wan has indicated an interest to purchase in this offering.

DESCRIPTION OF CAPITAL STOCK

Smithfield Foods, Inc. has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended: common stock. The following description summarizes the material terms of our amended and restated articles of incorporation and our amended and restated bylaws, as well as the relevant sections of the Virginia Stock Corporation Act, or the VSCA. The following description is not complete and is qualified in its entirety by reference to the full text of our amended and restated articles of incorporation and our amended and restated bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the VSCA.

General

Our authorized capital stock consists of 5,000,000,000 shares of common stock, no par value, and 100,000,000 shares of preferred stock, no par value. As of August 15, 2025, there were 393,112,711 shares of our common stock outstanding, and no shares of our preferred stock outstanding.

Common Stock

Holders of shares of our common stock are entitled to the rights set forth below.

Voting Rights

Each holder of shares of our common stock is entitled to one vote per share of our common stock on all matters which may be submitted to the holders of shares of our common stock. At any meeting of our shareholders, the holders of a majority in voting power of the outstanding shares entitled to vote at such meeting must be present in person or represented by proxy in order to constitute a quorum.

At any meeting of our shareholders, action on a matter, except as otherwise expressly provided by statute, our amended and restated articles of incorporation or our amended and restated bylaws, will be determined by a majority of the votes properly cast for and against such matter. Except as otherwise required by law, a nominee for election as a director will be elected to the board by a plurality of the votes cast with respect to that director’s election.

Dividend Rights

Subject to any preferential rights of any outstanding shares of our preferred stock, each holder of shares of our common stock are entitled to receive ratably dividends or other distributions, if any, as may be declared and paid or set apart for payment from time to time by our board out of any assets legally available for the payment of the dividends or other distributions, but only when and as declared by our board or any authorized committee thereof.

Liquidation, Dissolution and Winding-Up Rights

In the event of a liquidation, dissolution or winding-up of our company, each holder of shares of our common stock are entitled to ratable distribution of our net assets that remain after the payment in full of all liabilities and the liquidation preferences of any outstanding shares of our preferred stock.

Other Rights

Holders of shares of our common stock have no preemptive rights or conversion rights to purchase, subscribe for or otherwise acquire any shares of our common stock or preferred stock or any other securities. There are no redemption or sinking fund provisions applicable to the shares of our common stock. All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

We do not currently have any preferred stock outstanding. However, our amended and restated articles of incorporation authorize our board to classify or reclassify one or more classes, or series within a class of preferred stock (including convertible preferred stock), without shareholder action. Our board may determine, with respect to any class or series of preferred stock, the number of shares and the terms, including the preferences, rights and limitations, of that class or series, including, without limitation, voting rights, preferences and the relative, participating, optional or other special rights of the shares of any such class or series and any qualifications, limitations and restrictions thereof.

We may issue a class or series of preferred stock that could, depending on the terms of the class or series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of our common stock. In addition, the issuance of preferred stock may adversely affect the holders of our common stock by restricting the payment of dividends or other distributions on our common stock, diluting the voting power of our common stock or subordinating the rights of our common stock to any payment upon a liquidation, dissolution or winding up of our company or other event. The issuance of preferred stock could have the effect of delaying, deferring, impeding or preventing a change of control or other corporate action. As a result of these or other factors, the issuance of shares of one or more classes or series of our preferred stock may have an adverse impact on the market price of our common stock.

Election and Removal of Directors; Vacancies

Our amended and restated articles of incorporation provide that our board is divided into three classes of directors, with staggered three-year terms. As a result, approximately one-third of our board will be elected each year. Our amended and restated articles of incorporation provide that any director may be removed for cause or without cause by the affirmative vote of holders of a majority of the voting power of the shares of common stock outstanding and entitled to vote on the election of directors. However, from and after such time when WH Group ceases to own, in the aggregate, a majority of our then outstanding shares of common stock, our directors may only be removed for cause, by the affirmative vote of holders of a majority of the voting power of the shares of common stock outstanding and entitled to vote on the election of directors. For the purpose of determining ownership of our common stock, references to WH Group include WH Group, its successors by way of merger or transfer of all or substantially all of its assets, any entity that is 50% beneficially owned by WH Group, and any entity that acquires a majority of our then outstanding shares of common stock directly from any of the foregoing that is a shareholder of our company.

Our amended and restated articles of incorporation provide our controlling shareholder, WH Group Limited, certain rights with respect to the composition of our board. For so long as WH Group owns, in the aggregate, a majority of our then outstanding common stock, WH Group will have the right to designate, for inclusion in the slate of directors nominated by the board for election to our board, a majority of the directors on our board. For the purpose of determining ownership of our common stock, references to WH Group include WH Group, its successors by way of merger or transfer of all or substantially all of its assets, any entity that is 50% beneficially owned by WH Group, and any entity that acquires a majority of our then outstanding shares of common stock directly from any of the foregoing that is a shareholder of our company. If WH Group ceases to own, in the aggregate, a majority of our common stock, for so long as WH Group continues to own, in the aggregate, at least 10% of our then outstanding common stock, WH Group will have the right to designate, for inclusion in the slate of directors nominated by the board for election to our board, a number of the total number of directors entitled to serve on the board proportionate to the percentage of our outstanding common stock owned, in the aggregate, by WH Group, rounded up to the nearest whole number. Once WH Group ceases to own, in the aggregate, at least 10% of our then outstanding shares of common stock, WH Group will no longer have any right under our amended and restated articles of incorporation to designate, for inclusion in the slate of directors nominated by our board for election to our board, directors to serve on the board.

Our amended and restated articles of incorporation provide that any vacancies in our board, however created, will be filled by appointment made solely and exclusively by the affirmative vote of a majority of the directors remaining in office, even if less than a quorum of our board, and not by the shareholders. In addition, our amended and restated articles of incorporation provide that any directorship to be filled by reason of an increase in the number of directors on our board may be filled by election by a majority of the directors then in office. In the event that any director designated by WH Group serving on our board ceases to serve as a director, our amended and restated articles of incorporation provide that the resulting vacancy will be filled by our board with a director designated by WH Group. In the event that as a result of any increase in the size of our board, WH Group is entitled to have one or more additional designees elected to our board, our board will appoint the appropriate number of additional directors designated by WH Group. Pursuant to the VSCA, any director appointed by our board to fill a vacancy must stand for election at the next meeting of our shareholders at which directors are elected.

For so long as WH Group continues to own, in the aggregate, a majority of our then outstanding common stock, we may not, without the prior written consent of WH Group, (i) change the number of directors on our board or (ii) remove (other than for cause) the Chair of our board.

At any time during which our board includes a director designated by WH Group who is also an independent director, at least one member of the audit committee of our board will, at the option of WH Group, be a director designated by WH Group, so long as the director meets certain standards for membership on the committee.

Until WH Group ceases to own, in the aggregate, at least 25% of our then outstanding common stock, WH Group will be entitled to designate a number of the total number of directors entitled to serve on each of our compensation committee and nominating and governance committee proportionate to the percentage of our then outstanding common stock owned, in the aggregate, by WH Group, rounded up to the nearest whole number, provided that following the date on which WH Group ceases to own, in the aggregate, a majority of our then outstanding common stock, such directors must be independent directors.

Special Shareholder Meetings

Our amended and restated articles of incorporation provide that a special meeting of our shareholders may be called at any time by (1) the Chair of our board, (2) the President, (3) our board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office or (4) WH Group, up to and until such time when WH Group ceases to own, in the aggregate, a majority of our then outstanding shares of common stock entitled to vote generally in director elections. Our amended and restated articles of incorporation provide that our shareholders will otherwise not have the ability to call a special meeting.

Shareholder Action by Written Consent

Our amended and restated articles of incorporation provide that (1) up to and until such time when WH Group ceases to own, in the aggregate, a majority of our then outstanding shares of common stock entitled to vote generally in director elections, any action required or permitted to be taken at any annual or special meeting of our shareholders may be taken by written consent by holders of the requisite number of voting shares without a duly called annual or special meeting of our shareholders, and (2) from and after such time when WH Group ceases to own, in the aggregate, a majority of our then outstanding shares of common stock entitled to vote generally in director elections, holders of shares of our common stock will not be able to act by less-than-unanimous written consent without a duly called annual or special meeting of our shareholders.

Requirements for Advance Notification of Shareholder Proposals

Our amended and restated bylaws establish advance notice procedures for business (including any nominations for director) to be properly brought by a shareholder before an annual or special meeting of our shareholders. In general, any such notice must be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting, or in the event that no annual meeting was held in the previous year, or the date of the annual meeting has been changed by more than 30 days from the first anniversary of the preceding year’s annual meeting, notice by the proposing shareholder to be timely must be received not later than the 10th day following the day on which public announcement of such meeting is first made.

In addition, our amended and restated bylaws require that, in order to submit a nomination for director, a shareholder must also submit all information relating to such person that is required to be disclosed in solicitations of proxies, as well as comply with requirements regarding the form and content of a shareholder’s notice and provide other information that we require in connection with shareholder proposals, director nominations and solicitations of proxies.

No Cumulative Voting

The VSCA provides that shareholders of a company do not have the right to cumulate votes in the election of directors unless the articles of incorporation of the company provide otherwise. Our amended and restated articles of incorporation do not provide for cumulative voting.

Anti-Takeover Provisions

Our amended and restated articles of incorporation, our amended and restated bylaws and the VSCA contain provisions that may have the effect of impeding the acquisition of control of us by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by our board. These provisions may reduce, or have the effect of reducing, our vulnerability to coercive takeover practices and inadequate takeover bids.

The existence of these provisions could limit the price that investors might otherwise pay in the future for shares of common stock. In addition, these provisions may make it more difficult for our shareholders to remove our board or management, should they choose to do so.

Undesignated Preferred Stock

The authority that our board possesses to issue preferred stock, as described under “Preferred Stock,” could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly. Our board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of shares of our common stock.

Virginia Anti-takeover Statutes

Affiliated Transactions Statute

The VSCA contains provisions governing affiliated transactions. An affiliated transaction generally is defined as any of the following transactions:

•        a merger, a share exchange, certain dispositions of corporate assets not in the ordinary course of business to or with an interested shareholder (defined as any holder of more than 10% of any class of outstanding voting shares), or any material guarantee of any indebtedness of any interested shareholder;

•        certain sales or other dispositions of the corporation’s voting shares or any of the corporation’s subsidiaries having an aggregate fair market value greater than 5% of the aggregate fair market value of all outstanding voting shares;

•        any dissolution, domestication or conversion of the corporation proposed by or on behalf of an interested shareholder; or

•        any reclassification, including reverse stock splits, recapitalization, merger of the corporation with any of its subsidiaries, distribution or other transaction that increases the percentage of outstanding voting shares owned beneficially by any interested shareholder by more than 5%.

In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with an interested shareholder for a period of three years following the date that such person became an interested shareholder unless:

•        a majority of (but not fewer than two) disinterested directors of the corporation and the holders of two thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•        before the date the person became an interested shareholder, a majority of disinterested directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

After three years, any such transaction must be at a “fair price,” as statutorily defined, or must be approved by the holders of two thirds of the voting shares, other than the shares beneficially owned by the interested shareholder or approved by a majority of the disinterested directors. For purposes of the affiliated transactions provisions, a “disinterested director” means (i) any member of the board who was a director before the applicable person became an interested shareholder and (ii) any member of the board who was recommended for election, or who was elected to fill a vacancy, by a majority of the disinterested directors then on the board.

The shareholders of a Virginia corporation may include a provision in the corporation’s articles of incorporation or bylaws opting out of the affiliated transactions provisions. Our amended and restated articles of incorporation contain a provision opting out of the affiliated transactions provisions; however, our amended and restated articles of incorporation also include a provision containing substantially similar restrictions as the affiliated transactions provisions, except that (i) any member of WH Group and (ii) any “group,” as contemplated under Rule 13d-5 of the Exchange Act (or any successor provision), and any member of any such group, to which any member of WH Group is a party will not be “interested shareholders.”

Control Share Acquisitions Statute

The VSCA also contains provisions relating to control share acquisitions, which are transactions causing the voting power of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20 percent, 331/3 percent or more than 50 percent) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•        the voting rights are granted by a majority of all the votes which could be cast on the election of directors, other than those held by the acquiring person or any officer or employee director of the corporation; or

•        the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

If requested by the acquiring person, the corporation shall call a special meeting of the shareholders to be held within 50 days of the corporation’s receipt of the acquiring person’s request to consider the grant of voting rights to the shares acquired in the control share acquisition. If authorized by the corporation’s articles of incorporation or bylaws and voting rights are not granted, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. The VSCA law grants dissenters’ rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares.

Our amended and restated articles of incorporation contain a provision opting out of the control share acquisition provisions.

Classified Board

Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Amendment of the Articles of Incorporation

Our amended and restated articles of incorporation provide that, subject to the rights of any preferred shares then outstanding or as otherwise required by applicable law, the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of common stock of our company entitled to vote thereon shall be required to amend or alter our amended and restated articles of incorporation.

Amendment of Bylaws

Our amended and restated articles of incorporation provide that our amended and restated bylaws may be amended or repealed by (1) the affirmative vote of a majority of our board, subject to certain limits set forth in the VSCA, or (2) the affirmative vote of the holders of a majority of the outstanding shares of capital stock.

Conflicts of Interest; Business Opportunities

In order to address potential conflicts of interest between us and WH Group, our amended and restated articles of incorporation include provisions eliminating, to the fullest extent permitted by Virginia law, any duty of WH Group or its affiliates or any of our directors, officers and employees who are also directors, officers or employees of WH Group or its affiliates to offer us the right to have or participate in any business opportunities before they may pursue or take such business opportunity, in each case so long as such business opportunity was not expressly offered to such person solely in his or her capacity as our director, officer or employee. These provisions generally recognize that we and

WH Group may engage in the same or similar business activities and lines of business or have an interest in the same areas of business opportunities and that we and WH Group will continue to have contractual and business relations with each other.

Limitation of Liability, Indemnification of Directors and Officers and Insurance

The VSCA authorizes corporations to include provisions in the articles of incorporation or a shareholder-approved bylaw that limit or eliminate the personal liability of directors or officers to corporations and their shareholders for monetary damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or federal or state securities law. Our amended and restated articles of incorporation eliminate director and officer liability to the fullest extent permitted by Virginia law. Our amended and restated articles of incorporation include provisions that require us to indemnify our directors and officers who are or become a party to any threatened, pending or completed proceeding (including a derivative proceeding by or in the right of the company) due to their status as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be, except to the extent they engaged in willful misconduct or a knowing violation of the criminal law. Our amended and restated articles of incorporation also provide that we must advance reasonable expenses to our directors and officers in connection with any threatened or pending proceeding, subject to certain exceptions and subject to our receipt of an undertaking from the indemnified party as may be required under the VSCA. Our amended and restated articles of incorporation expressly authorize us to carry directors’ and officers’ insurance to protect us and our directors, officers and certain employees against some liabilities.

The limitation of liability, indemnification and expense advancement provisions set forth in our amended and restated articles of incorporation may discourage shareholders from bringing lawsuits against our directors and officers. These provisions may also have the effect of discouraging or reducing the likelihood of a derivative proceeding against our directors and officers, even though such a proceeding, if successful, might otherwise benefit us and our shareholders. However, the limitation of liability provisions do not limit or eliminate our rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission. The limitation of liability, indemnification and expense advancement provisions in our amended and restated articles of incorporation do not alter the liability of directors and officers under the federal securities laws. Furthermore, we are party to separate indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify such directors and executive officers to the fullest extent permitted by Virginia law.

There is currently no pending material litigation or proceeding against us or any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

Our amended and restated bylaws provide, in all cases to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Virginia, Richmond Division, will be the sole and exclusive forum for:

•        any derivative action or proceeding brought on our behalf;

•        any action asserting a claim of breach of a duty owed by any of our directors, officers or shareholders to us or our shareholders;

•        any action asserting a claim arising pursuant to the VSCA, our amended and restated articles of incorporation or our amended and restated bylaws; or

•        any action asserting a claim governed by the internal affairs doctrine.

However, if the United States District Court for the Eastern District of Virginia, Richmond Division, does not have jurisdiction over any such action, the action shall be brought instead in the Circuit Court of Henrico County, Virginia.

In addition, our amended and restated bylaws provide that the foregoing provision will not apply to claims arising under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act. There is uncertainty as to whether a court will enforce such provisions. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our shareholders cannot waive compliance with U.S. federal securities laws and the rules and regulations thereunder as a result of these exclusive forum provisions.

These exclusive forum provisions may impose additional costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the Commonwealth of Virginia, or limit a shareholder’s ability to bring a claim in a judicial forum that such shareholder finds favorable for disputes with us or our current or former directors, officers or shareholders, which in each case may discourage such lawsuits with respect to such claims.

Shareholders Agreement

We have entered into a shareholders agreement with WH Group. Under the shareholders agreement, WH Group is entitled to nominate WH Group designees and have them serve on various committees of our board as provided in the amended and restated articles of incorporation and is entitled to various other rights. For a more complete description of the shareholders agreement, see “Certain Relationships and Related Party Transactions — Commercial Relationship with WH Group.”

Listing

Our shares of common stock are listed on the Nasdaq Global Select Market under the symbol “SFD.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, Massachusetts 02021.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict with certainty the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of shares of our common stock prevailing from time to time. The sale or other availability of substantial amounts of shares of our common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of our common stock and our ability to raise additional capital through a future sale of securities.

Prior to this offering we have and, upon completion of this offering we will have, 393,112,711 shares of common stock outstanding. Of these shares, the 16,000,000 shares of common stock sold in this offering (or 18,400,000 shares if the underwriters exercise in full their option to purchase additional shares of our common stock) will be, and the 28,593,894 shares sold in our IPO are, freely tradable without restriction or further registration under the Securities Act, subject to the provisions of Rule 144 described below under “— Rule 144” and any contractual restrictions, including under the lock-up agreements described below under “— Lock-Up Agreements.”

The remaining shares of our outstanding common stock are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, each of which is summarized below. We expect that substantially all of these shares will be subject to the 90-day lock-up period under the lock-up agreements described below.

Sale of Restricted Shares

Subject to any contractual restrictions, including under the lock-up agreements described below under “— Lock-Up Agreements,” all of the shares of our common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by or owned by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may generally only be sold publicly in compliance with the limitations of Rule 144 described below under “— Rule 144.” As defined in Rule 144, an affiliate of an issuer is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer.

Upon completion of this offering, WH Group will own indirectly approximately 88.7% of our outstanding shares of common stock (or 88.0% if the underwriters exercise in full their option to purchase additional shares of our common stock). These shares will be “restricted securities” as that term is defined in Rule 144. Subject to any contractual restrictions, including under the lock-up agreements described below under “— Lock-Up Agreements,” WH Group will be entitled to sell these shares in the public market only if the sale of such shares is registered with the SEC or if the sale of such shares qualifies for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act.

In addition, the selling shareholder has, subject to certain conditions, registration rights with respect to all of the shares of our common stock that the selling shareholder will own following the completion of this offering. See “— Registration Rights.” At such time as these restricted shares become unrestricted and available for sale, the sale of these restricted shares, whether pursuant to Rule 144 or otherwise, may have a negative effect on the prevailing market price of shares of our common stock.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and has not been one of our affiliates at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of shares of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year. Our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

•        1% of the number of shares of our common stock then outstanding; and

•        the average weekly trading volume of shares of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Stock Plans

We have registered the 19,655,635 shares of common stock issuable under our Omnibus Incentive Plan and the 1,965,563 shares of common stock issuable under our Employee Stock Purchase Plan on a registration statement on Form S-8 under the Securities Act that automatically became effective upon filing. Accordingly, upon issuance, such shares are eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to shares held by affiliates and to restrictions under the lock-up agreements described below for individuals that have entered into lock-up agreements.

Lock-Up Agreements

We, our officers, directors and WH Group, have agreed with the underwriters that for a period of 90 days, after the date of this prospectus, among other things and subject to certain exceptions, we or they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise dispose of or transfer, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, request or demand that we file a registration statement related to our common stock or enter into any swap or other agreement that transfers to another, in whole or in part, directly or indirectly, the economic consequences of ownership of the common stock, or publicly declare an intention to do any of the foregoing. Upon expiration of the lock-up period, certain of our shareholders will have the right to require us to register their shares under the Securities Act. See the subsection titled “— Registration Rights” below and the section titled “Certain Relationships and Related Party Transactions — Registration Rights Agreement.”

Morgan Stanley & Co. LLC and BofA Securities, Inc. may, in their sole discretion and at any time or from time to time before the termination of the lock-up period, in certain cases without public notice, release all or any portion of the securities subject to lock-up agreements. See “Underwriting.” There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

Upon the expiration of the lock-up period, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Registration Rights

Pursuant to a registration rights agreement that we entered into with WH Group, WH Group may require us to effect the registration under the Securities Act of shares of our common stock that WH Group holds. If the offer and sale of these shares is registered, these shares will become freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by our affiliates. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement.”

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who received shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of our IPO are entitled to resell such shares 90 days after such effective date in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation, or notice filing requirements of Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax consequences to a non-U.S. holder (as defined below) of the ownership and disposition of our common stock as of the date hereof. This summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and the Treasury regulations promulgated thereunder, rulings, and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the U.S. federal tax on net investment income, U.S. federal estate and gift taxes, or the effects of any state, local or non-U.S. tax laws. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company,” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that such a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

We paid dividends on our stock in 2024 and 2025. If we make distributions of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is described below under described below under “— Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively-connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•        the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a taxable U.S. person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the Internal Revenue Service. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement for the exchange of information.

A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code, regardless of whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code, regardless of whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our common stock, proposed U.S. Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock. We will not pay additional amounts to a holder in circumstances in which FATCA withholding has applied.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, BofA Securities, Inc. and Barclays Capital Inc. are acting as representatives, have severally agreed to purchase, and the selling shareholder has agreed to sell to them, severally, the number of shares of common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Barclays Capital Inc.
Total:	16,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling shareholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares of common stock as described below. The underwriters may offer and sell the shares of common stock through certain of their respective affiliates or other registered broker-dealers or selling agents.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $            per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

The selling shareholder has granted the underwriters a 30-day option from the date of this prospectus, to purchase up to 2,400,000 additional shares of our common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions and subject to adjustment in the event we declare dividends payable on the firm shares but not the additional shares. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling shareholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,400,000 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions
Proceeds, before expenses, to the selling shareholder	$	$	$

The estimated offering expenses payable by us or the selling shareholder, exclusive of the underwriting discounts and commissions, are approximately $1,000,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, or FINRA, in an amount up to $50,000.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our shares of common stock are listed on the Nasdaq Global Select Market under the symbol “SFD.”

We and all of our directors and officers and our selling shareholder, have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, BofA Securities, Inc. and Barclays Capital Inc., on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 90 days after the date of this prospectus, or the restricted period:

1.      offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

2.      enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any such transaction described in clauses (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise;

3.      in the case of us, file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

4.      in the case of our directors and officers and our selling shareholder, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

With respect to us the restrictions described in the immediately preceding paragraph to do not apply to:

1.      the sale of our common stock to the underwriters pursuant to the underwriting agreement;

2.      the issuance by our company of shares of our common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus as described in this prospectus;

3.      the grant of stock options, stock awards, restricted stock, restricted stock units or other equity awards and the issuance of securities to employees, officers, directors, advisors or consultants of our company pursuant to the terms of an equity compensation plan in effect as of the completion of this offering and described in this prospectus, provided that it is a condition of any such grant that any such grantee executes a lock-up agreement substantially in the form required by the underwriting agreement with respect to the remaining portion of the restricted period before receiving any shares of our common stock;

4.the sale or issuance of or entry into an agreement to sell or issue our common stock or any securities convertible into or exercisable or exchangeable for our common stock in connection with one or more mergers, acquisitions of securities, businesses, property or other assets, products or technologies, joint ventures, commercial relationships or other strategic corporate transactions or alliances; provided, that the aggregate amounts of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (on an as-converted, as-exercised or as-exchanged basis) that we may sell or issue or agree to sell or issue pursuant to this clause (4) does not exceed 5% of the total number of shares of our common stock issued and outstanding immediately following the completion of this offering determined on a fully-diluted basis and all recipients of any such securities execute a lock-up agreement substantially in the form required by the underwriting agreement with respect to the remaining portion of the restricted period;

5.      the filing of any registration statement on Form S-8 (including any resale registration statement on Form S-8) relating to securities granted, issued or to be granted or issued pursuant to any plan in effect as of the completion of this offering and described in this prospectus; or

6.      the confidential submission to the SEC or FINRA of any registration statement under the Securities Act, provided, however, that such confidential submission may only be made seven days or more following written notice to Morgan Stanley & Co. LLC, BofA Securities, Inc. and Barclays Capital Inc. of the intention to make such submission.

With respect to our directors, our officers and our selling shareholder, the restrictions described above do not apply to:

1.      the sale of our common stock by the selling shareholder to the underwriters pursuant to the underwriting agreement;

2.      transactions relating to shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock acquired in open market transactions after the completion of this offering; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the restricted period in connection with subsequent sales of our common stock or any securities convertible into or exercisable or exchangeable for our common stock acquired in such open market transactions;

3.      transfers of shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (i) as a bona fide gift or charitable contribution, or for bona fide estate planning purposes, (ii) upon death or by will, other testamentary document or intestate succession, (iii) to an immediate family member of the holder or to any trust for the direct or indirect benefit of the holder or the holder’s immediate family (“immediate family” means any spouse or domestic partner and relationship by blood, current or former marriage or adoption, not more remote than first cousin), (iv) if the holder is a trust, to a trustee or any beneficiary of the holder or the estate of any such beneficiary, (v) to a partnership, limited liability company, corporation or other entity of which the holder and the immediate family of the holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests or (vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v) above;

4.      in the case of a corporation, partnership, limited liability company, trust, or other business entity, distributions, transfers or dispositions of shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (i) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the holder, or to any investment fund or other entity controlled or managed by the undersigned or affiliates of the undersigned, (ii) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the holder or its affiliates, (iii) as part of a distribution, transfer or disposition without consideration by the holder to its stockholders, current or former partners (general or limited), members, beneficiaries or other equity holders, or to the estates of any such stockholders, partners, beneficiaries or other equity holders, (iv) to any wholly owned subsidiary of the holder or (v) any director or indirect partner, member, stockholder or equityholder of a holder referenced in clauses (i) to (iv) that is not a natural person;

5.       (i) the receipt by the holder from our company of our common stock or any securities convertible into or exercisable or exchangeable for our common stock upon the exercise of options, settlement of restricted stock units or other equity awards or the exercise of warrants which are outstanding as of the date of this prospectus and are disclosed in this prospectus, or (ii) the transfer of shares of our common stock or any securities convertible into our common stock upon a vesting or settlement event of our restricted stock units, deferred stock units, restricted stock, or performance shares, or in connection with the “cashless” or “net exercise” of options or warrants or settlement of restricted stock units, deferred stock units, restricted stock, performance shares, or warrants to cover tax withholding to the extent permitted by the applicable instrument; provided (x) our common stock received upon such exercise or settlement is subject to the restrictions described herein, and (y) any public announcement or filing under Section 16(a) of the Exchange Act or any other public filing or disclosure clearly indicates that (A) the filing relates to the circumstances described in (i) or (ii), as the case may be, (B) no shares were sold by the reporting person and (C) our common stock or any securities convertible into or exercisable or exchangeable for our common stock retained by the holder after such “cashless” or “net exercise” are subject to a lock-up agreement with the underwriters;

6.      the transfer of our common stock or any securities convertible into or exercisable or exchangeable for our common stock that occurs by operation of law pursuant to a qualified domestic order in connection with a divorce settlement, divorce decree, separation agreement or other order of a court or regulatory agency, provided that such transfer does not involve a disposition for value and that such transferee execute a lock-up agreement substantially in the form required by the underwriting agreement;

7.      the transfer of our common stock or any securities convertible into or exercisable or exchangeable for our common stock in connection with a bona fide third-party tender offer, merger, consolidation or other similar transaction, that is approved by our board of directors, provided that if such transaction is not completed, all such securities would remain subject to the restrictions described herein; or

8.      the transfer of our common stock or any securities convertible into or exercisable or exchangeable for our common stock pursuant to arrangements under which we have the option to repurchase such securities or a right of first refusal with respect to such securities;

provided that, in the case of any transfer pursuant to clauses (3) or (4), such transfer does not involve a disposition for value, and (A) each transferee, donee or distributee signs and delivers a lock-up agreement to the underwriters substantially in the form of the lock-up signed and delivered by the donor or distributor and (B) any public announcement or filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure reporting a reduction in beneficial ownership of shares of our common stock, clearly indicates that the shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock retained by the transferee, donee or distributee are subject to a lock-up agreement with the underwriters; provided further, in the case of any transfer pursuant to clauses (6) or (8), that no public announcement of filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure is made during the restricted period, unless such filing is required and clearly indicates that the transfer is by operation of law, court order, or in connection with a divorce settlement, or a repurchase by our company, as the case may be.

Morgan Stanley & Co. LLC and BofA Securities, Inc., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares of common stock. The underwriters can close out a covered short sale by exercising the option to purchase additional shares of common stock or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares of common stock. The underwriters may also sell shares in excess of the option to purchase additional shares of common stock, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

We, the selling shareholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments we, the selling shareholder or the underwriters may be required to make in respect of those liabilities.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and the selling shareholder, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of ours, our affiliates or the selling shareholder. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Certain affiliates of Morgan Stanley & Co. LLC, BofA Securities, Inc. and Barclays Capital Inc. have preexisting lending relationships with us, including as agents, arrangers, bookrunners and/or lenders under our Senior Revolving Credit Facility.

Directed Share Program

At our request, the underwriters have reserved up to 1% of the shares of our common stock offered by this prospectus for sale, at the public offering price, to directors, officers and certain employees of our company. If purchased by our directors or officers, these shares will be subject to the lock-up agreement described above. The number of shares of our common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of our common stock sold pursuant to the directed share program. Morgan Stanley & Co. LLC will administer our directed share program. We will agree to indemnify Morgan Stanley & Co. LLC and its affiliates against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the shares reserved for the directed share program.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares of our common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of our common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)     to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)     in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of our common stock shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any shares of our common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” within the meaning of Article 2(e) in the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged, and agreed that the shares of our common stock acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our common stock to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No shares of our common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom, or the UK, prior to the publication of a prospectus in relation to the shares of common stock which (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that shares of our common stock may be offered to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation:

(a)     to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)     in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, or FSMA,

provided that no such offer of shares of our common stock shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union, or Withdrawal Agreement, Act 2020.

In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of our common stock in the UK within the meaning of the FSMA.

Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as a basis for taking any action. In the UK, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors, or QII

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock, or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, our company or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, or FINMA, and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Notice to Prospective Investors in Australia

This prospectus:

(a)     does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

(b)    has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

(c)     may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act, or the Exempt Investors.

The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of common stock, offer, transfer, assign or otherwise alienate those shares of common stock to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or SFO, of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong), or CO, or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

Each joint book-running manager has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each joint book-running manager has represented and agreed that it has not offered or sold any shares of common stock or caused the shares of common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of common stock or cause the shares of common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, whether directly or indirectly, to any person in Singapore other than:

(a)     to an institutional investor, (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA;

(b)    to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)     otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(i)     to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)    where no consideration is or will be given for the transfer;

(iii)   where the transfer is by operation of law;

(iv)   as specified in Section 276(7) of the SFA; or

(v)    as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Products Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares of common stock, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares of common stock are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in the United Arab Emirates

The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in China

This prospectus will not be circulated or distributed in the PRC and the shares of common stock will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Notice to Prospective Investors in Korea

The shares of common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the shares of common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. Furthermore, the purchaser of the shares of common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of common stock. By the purchase of the shares of common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares of common stock pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or the CMA, pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended, or the CMA Regulations. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the shares of common stock offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to Prospective Investors in the Dubai International Financial Centre, or the DIFC

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or the DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The shares of common stock to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the securities. If you do not understand the contents of this document, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Bermuda

Shares of common stock may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to Prospective Investors in the British Virgin Islands

The shares of common stock are not being and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of us. The shares of common stock may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (BVI Companies), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to Prospective Investors in Taiwan

The shares of common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of common stock in Taiwan.

Notice to Prospective Investors in South Africa

Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the South African Companies Act), is being made in connection with the issue of the shares of common stock in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares of common stock are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96(1)(a) the offer, transfer, sale renunciation or delivery is to:

(i)     persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii)    the South African Public Investment Corporation;

(iii)   persons or entities regulated by the Reserve Bank of South Africa;

(iv)   authorized financial service providers under South African law;

(v)    financial institutions recognized as such under South African law;

(vi)   a wholly owned subsidiary of any person or entity contemplated in (iii), (iv) or (v), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii)  any combination of the person in (i) to (vi); or

Section 96(1)(b) the total contemplated acquisition cost of the shares of common stock, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

Notice to Prospective Investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares of common stock has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares of common stock, as principal, if the offer is on terms that the shares of common stock may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares of common stock is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in Qatar

The shares of common stock described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728—1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions, or the “Qualified Investors.” The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require us to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our shares of common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered shares of common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued shares of common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968 (A) for its own account, (B) for investment purposes only, and (C) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Notice to Prospective Investors in Brazil

The offer and sale of the shares of common stock have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or CVM) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM resolution No. 160, dated 13 July 2022, as amended, or the CVM Resolution 160, or unauthorized distribution under Brazilian laws and regulations. The shares of common stock may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the shares of common stock through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these shares of common stock on regulated securities markets in Brazil is prohibited.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Hunton Andrews Kurth LLP, Richmond, Virginia. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Smithfield Foods, Inc. appearing in the Company’s Annual Report (Form 10-K) for the year ended December 29, 2024, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Following Smithfield Foods, Inc.’s acquisition of Argal Alimentacion, S.A., or Argal, on March 28, 2024, a member firm of Ernst & Young Global Limited in Spain, or EY Spain, continued to provide ongoing tax credit advisory services under a contingent fee arrangement to Argal and its wholly owned subsidiary related to the years ended December 31, 2023 and 2022. A related contingent-based fee of approximately $8,500 was collected by EY Spain in June 2024. While the service was permissible under the independence rules of the SEC and PCAOB (United States), the provision of such service under a contingent fee arrangement and collection of the contingent-based fee after Argal became an affiliate of Smithfield Foods, Inc. is inconsistent with the aforementioned independence rules. The contingent fee arrangement, which was not material to the respective parties, was terminated on August 1, 2024.

After careful consideration of the facts and circumstances and the applicable independence rules, EY, management and the board have concluded that (i) the aforementioned matter does not impair EY’s ability to exercise objective and impartial judgment in connection with EY’s audits of Smithfield Foods, Inc.’s consolidated financial statements and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted from this prospectus as permitted by the rules and regulations of the SEC. For further information about us and the shares of our common stock offered hereby, you should refer to the registration statement and its exhibits.

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http : // www . sec . gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www . smithfieldfoods . com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference into, and does not otherwise form a part of this prospectus or the registration statement of which this prospectus is a part, except as expressly stated below under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus. To the extent there are inconsistencies between the information contained in this prospectus and the information contained in the documents filed with the SEC prior to the date of this prospectus and incorporated by reference, the information in this prospectus shall be deemed to supersede the information in such incorporated documents. We incorporate by reference the documents and information listed below that we have filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•        our Annual Report on Form 10-K for the fiscal year ended December 29, 2024, filed with the SEC on March 25, 2025;

•        our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2025, filed with the SEC on April 29, 2025;

•        our Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2025, filed with the SEC on August 12, 2025;

•        the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2025;

•        our Current Reports on Form 8-K and 8-K/A filed with the SEC on January 29, 2025, February 12, 2025, March 7, 2025, April 18, 2025 (amendment), June 5, 2025 and July 24, 2025; and

•        the description of our common stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on January 23, 2025, as supplemented by Exhibit 4.7 of our Annual Report on Form 10-K for the fiscal year ended December 29, 2024, filed with the SEC on March 25, 2025, including any amendment or reports filed for the purpose of updating such.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner. We will provide without charge to each person to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing to us at:

Smithfield Foods, Inc.
Attn: Corporate Secretary
200 Commerce Street
Smithfield, Virginia 23430
Telephone: 757-365-3000
Email: CorporateSecretary@smithfield.com

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

16,000,000 Shares

Smithfield Foods, Inc.

Common Stock

_____________________________________

PROSPECTUS

_____________________________________

Morgan Stanley	BofA Securities	Barclays

          , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of our common stock being registered hereby. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

($ in thousands)
SEC registration fee	$72,285
FINRA filing fee	71,322
Printing fees and expenses	10,000
Legal fees and expenses	700,000
Accounting fees and expenses	120,000
Transfer agent and registrar fees and expenses	5,500
Miscellaneous	31,893
Total	$1,000,000

Item 14. Indemnification of Directors and Officers

Our amended and restated articles of incorporation contain provisions authorized by the VSCA. The VSCA permits indemnification of a corporation’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Sections 13.1-696 through 13.1-704 of the VSCA generally authorize a Virginia corporation to indemnify its directors and officers in civil, criminal, administrative and investigative actions if they acted in good faith and believed their conduct to be in the best interests of the corporation if acting in their official capacity with the corporation or, in all other cases, at least not opposed to its best interests, and, in the case of any criminal action, had no reasonable cause to believe that the conduct was unlawful. Additionally, Section 13.1-704 of the VSCA provides that a Virginia corporation has the power to make any further indemnity to any director or officer, including in a proceeding brought by or in the right of the corporation, if authorized by its articles of incorporation or any bylaw or resolution adopted by the shareholders, except an indemnity against their willful misconduct or a knowing violation of the criminal law. Our amended and restated articles of incorporation require us to indemnify our directors and officers to the full extent permitted by the VSCA.

Our amended and restated articles of incorporation also provide that, to the full extent that the VSCA permits the limitation or elimination of the liability of directors and officers, no director or officer of our company shall be liable in any proceeding brought by or in the right of our company or by or on behalf of our shareholders for monetary damages arising out of any transaction, occurrence or course of conduct. Section 13.1-692.1 of the VSCA permits the elimination of liability of directors and officers in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, except for liability resulting from such persons having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security.

We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we agree to indemnify, including advancing expenses to, each of them against any liabilities that they may incur as a result of their service as a director or executive officer of our company to the fullest extent permitted by Virginia law and our amended and restated articles of incorporation.

We carry insurance on behalf of our directors, officers, employees or agents that may cover liabilities under the Securities Act.

The form of underwriting agreement, the form of which will be filed as an exhibit to this registration statement, will provide for indemnification by the underwriters named in this registration statement of our executive officers, directors and us, and by us of the underwriters named in the registration statement, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing for inclusion in this registration statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules

(a)     Exhibits. See the Exhibit Index immediately preceding the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b)    Financial Statement Schedules. Schedules are omitted because they are not required or because the information is provided elsewhere in the financial statements included in this registration statement.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(A)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

In reviewing the agreements included as exhibits to this registration statement, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about our company, subsidiaries or affiliates or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and (i) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to investors; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about our company, subsidiaries and affiliates may be found elsewhere in this registration statement.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1

Amended and Restated Articles of Incorporation of the Registrant, dated as of January 29, 2025 (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on January 29, 2025).

3.2	Amended and Restated Bylaws of the Registrant, dated as of January 29, 2025 (incorporated herein by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the SEC on January 29, 2025).
4.1

Indenture, dated as of February 1, 2017, among the Registrant, certain subsidiary guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

4.2

Indenture, dated as of April 1, 2019, among the Registrant, certain subsidiary guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

4.3

Indenture, dated as of September 15, 2020, among the Registrant, certain subsidiary guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

4.4

Indenture, dated as of September 13, 2021, among the Registrant, certain subsidiary guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

4.5

Registration Rights Agreement, dated as of January 21, 2025, by and between the Registrant and SFDS UK Holdings Limited (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

4.6

Shareholders Agreement, dated as of January 21, 2025, by and between the Registrant and WH Group Limited (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

5.1*	Opinion of Hunton Andrews Kurth LLP.
10.1

Credit Agreement, dated as of February 12, 2025, among Smithfield Foods, Inc. and certain subsidiaries, as Borrowers, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, the other lenders party hereto, and the arrangers, bookrunners and other agents party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on February 12, 2025).

10.2

Fifth Amended and Restated Credit and Security Agreement, dated as of December 22, 2022, among Smithfield Receivables Funding LLC, the Registrant, certain lender parties thereto, Coöperatieve Rabobank U.A., New York Branch, PNC Bank, National Association, and PNC Capital Markets LLC (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

Exhibit Number	Description of Exhibit
10.3

Omnibus Amendment to the Fifth Amended and Restated Credit and Security Agreement, the Fifth Amended and Restated Receivables Sale Agreement and the Master Receivables Purchase Agreement, dated as of November 22, 2024, among the Registrant, Smithfield Receivables Funding LLC, certain lender parties thereto, Coöperatieve Rabobank U.A., New York Branch, PNC Bank, National Association, and PNC Capital Markets LLC, SFFC, Inc., Smithfield Support Services Corp., Smithfield Fresh Meats Sales Corp., Smithfield Fresh Meats Corp., Smithfield Direct, LLC, Smithfield Bioscience, Inc., Smithfield Packaged Meats Sales Corp., certain buyers from time to time party thereto and PNC Bank, National Association (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

10.4

Fifth Amended and Restated Receivables Sale Agreement, dated as of December 22, 2022, among the Registrant, SFFC, Inc., Smithfield Support Services Corp., Smithfield Fresh Meats Sales Corp., Smithfield Fresh Meats Corp., Smithfield Direct, LLC, Smithfield Bioscience, Inc., Smithfield Packaged Meats Sales Corp. and Smithfield Receivables Funding LLC (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

10.5

Omnibus Amendment, dated as of July 22, 2025, to (i) the Fifth Amended and Restated Credit and Security Agreement, dated as of December 22, 2022, among Smithfield Receivables Funding LLC, the Registrant, certain lender parties thereto, Coöperatieve Rabobank U.A., New York Branch, PNC Bank, National Association, and PNC Capital Markets LLC, and (ii) the Fifth Amended and Restated Receivables Sale Agreement, dated as of December 22, 2022, among the Registrant, SFFC, Inc., Smithfield Support Services Corp., Smithfield Fresh Meats Sales Corp., Smithfield Fresh Meats Corp., Smithfield Direct, LLC, Smithfield Bioscience, Inc., Smithfield Packaged Meats Sales Corp. and Smithfield Receivables Funding LLC (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on July 24, 2025).

10.6

Master Receivables Purchase Agreement, dated as of December 22, 2022, among Smithfield Receivables Fundings LLC, the Registrant, certain buyers from time to time party thereto and PNC Bank, National Association (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

10.7

Form of Indemnification Agreement among the Registrant and its directors and executive officers (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

10.8†	Smithfield Foods, Inc. Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on January 29, 2025).
10.9†	Smithfield Foods, Inc. Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on January 29, 2025).
10.10†

Form of Smithfield Foods, Inc., Omnibus Incentive Plan Stock Option Award Notice and Agreement (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

10.11†

Form of Smithfield Foods, Inc., Omnibus Incentive Plan Restricted Stock Unit Award Notice and Agreement (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

10.12†

Form of Smithfield Foods, Inc., Omnibus Incentive Plan Stock Option Award Notice and Agreement for IPO awards (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

10.13†

Form of Smithfield Foods, Inc., Omnibus Incentive Plan Restricted Stock Unit Award Notice and Agreement for IPO awards (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

10.14†

Form of Smithfield Foods, Inc., Omnibus Incentive Plan Restricted Stock Unit Award Notice and Agreement for Non-Employee Directors (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

10.15†	Smithfield Foods, Inc. Executive Nonqualified Excess Plan (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).
10.16†	John Morrell & Company Amended & Restated Deferred Compensation Plan (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).

Exhibit Number	Description of Exhibit
10.17†	Smithfield Foods, Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (File No. 333-284141)).
21.1	Subsidiaries of the Registrant (incorporated by reference to Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024 filed with the SEC on March 25, 2025).
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Hunton Andrews Kurth LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included on signature pages to this Registration Statement).
107*	Filing Fee Table.

____________

*        Filed herewith.

†        Compensatory arrangements for director(s) and/or executive officer(s).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Smithfield, Virginia, on September 3, 2025.

Smithfield Foods, Inc.
By:	/s/ C. Shane Smith
Name: C. Shane Smith
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Smithfield Foods, Inc. hereby severally constitutes and appoints and C. Shane Smith, Mark L. Hall and Tennille J. Checkovich, and each of them acting alone, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ C. Shane Smith	C. Shane Smith	September 3, 2025
C. Shane Smith	(Principal Executive Officer and Director)
/s/ Mark L. Hall	Mark L. Hall	September 3, 2025
Mark L. Hall	(Principal Financial Officer)
/s/ R. Allen Brobst, Jr.	R. Allen Brobst, Jr.	September 3, 2025
R. Allen Brobst, Jr.	(Principal Accounting Officer)
/s/ Long Wan	Long Wan	September 3, 2025
Long Wan	(Chairman)
/s/ Hank Shenghua He	Hank Shenghua He	September 3, 2025
Hank Shenghua He	(Director)
/s/ Lijun Guo	Lijun Guo	September 3, 2025
Lijun Guo	(Director)
/s/ Hongwei Wan	Hongwei Wan	September 3, 2025
Hongwei Wan	(Director)
/s/ Xiaoming Zhou	Xiaoming Zhou	September 3, 2025
Xiaoming Zhou	(Director)

Signature	Title	Date
/s/ Marie T. Gallagher	Marie T. Gallagher	September 3, 2025
Marie T. Gallagher	(Director)
/s/ John A. Quelch	John A. Quelch	September 3, 2025
John A. Quelch	(Director)
/s/ Raymond A. Starling	Raymond A. Starling	September 3, 2025
Raymond A. Starling	(Director)